Exhibit 10(c)

EXECUTION VERSION

PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER

by and among

OVATION ACQUISITION I, L.L.C.,

OVATION ACQUISITION II, L.L.C.,

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC,

and

ENERGY FUTURE HOLDINGS CORP.

Dated as of August 9, 2015

i

Exhibits

Exhibit A	Plan of Reorganization
Exhibit B	IPO Conversion Plan
Exhibit C	Form of Offer
Exhibit D	Plan Support Agreement
Exhibit E	Equity Commitment Parties
Exhibit F	Key Regulatory Terms
Exhibit G	Amended and Restated Split Participant Agreement
Exhibit H	Private Letter Ruling
Exhibit I	Form of Tax Matters Agreement

Schedules

Schedule 6.4	Requests for Information

Annexes

Annex 1	Backstop Purchasers

TABLE OF DEFINED TERMS

Term	Provision
Acceptable Regulatory Condition	Section 6.3(e)
Actions	Section 5.1(g)(i)
Advisory Opinion	Section 6.6(c)
Affiliate	Section 5.1(a)(i)
Agreement	Preamble
Alternative Debt Financing	Section 6.17(c)
Alternative Proposal	Section 6.2(c)
Alternative Transaction Agreement	Section 6.2(a)
Amended and Restated Split Participant Agreement	Section 6.6(b)
Applicable Date	Section 5.1(e)(i)
Applications	Section 6.3(a)(v)
Approval Motion	Section 8.4(i)(i)
Assumed Plan	Section 5.1(h)(i)
Backstop Agreement	Recitals
Backstop Purchasers	Recitals
Backup Restructuring Proposal	Section 6.2(c)
Bankruptcy and Equity Exception	Section 5.1(r)
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Benefit Plans	Section 5.1(h)(i)
Bond Financing	Recitals
Book-Entry Shares	Section 4.1(a)
Burdensome Condition(s)	Section 6.3(e)
Business Day	Section 1.8
Certificate	Section 4.1(a)
Certificates of Merger	Section 1.9
Change of Recommendation	Section 7.2(i)
Chapter 11 Cases	Recitals
Closing	Section 1.8
Code	Recitals
Commitment Documents	Section 5.2(f)(iii)
Common Stock	Recitals
Company	Preamble
Company Approvals	Section 5.1(d)(i)
Company Audit Date	Section 5.1(f)(i)
Company Board	Section 5.1(c)(ii)
Company Disclosure Letter	Section 5.1
Company Material Adverse Effect	Section 5.1(a)(i)
Company Material Contract	Section 5.1(r)
Company Reports	Section 5.1(e)(i)
Company Stock Plan	Section 5.1(b)(i)
Competition Law	Section 5.1(d)(i)
Compliant	Section 6.17(i)

TABLE OF DEFINED TERMS (CONT’D)

Confidentiality Agreements	Section 9.7
Confirmation Order	Section 7.1(b)
Contract	Section 5.1(d)(ii)
Contributed Plan	Section 5.1(h)(i)
control	Section 5.1(a)(i)
controlling	Section 5.1(a)(i)
controlled by	Section 5.1(a)(i)
Costs	Section 6.9(a) and Section 6.17(g)
Debt Commitment Letter	Section 5.2(f)(i) and Section 6.17(d)
Debt Financing	Section 5.2(f)(i)
Debt Financing Provisions	Section 9.8
Debtors	Recitals
Definitive Agreements	Section 6.17(a)
Designated Officer	Section 5.1(h)
DGCL	Recitals
Disclosure Statement	Section 7.1(b)
Disclosure Statement Order	Section 7.1(b)
Drag-Along Rights	Recitals
Drop-Dead Date	Section 8.2
EFCH	Section 5.1(a)(i)
Effective Time	Section 1.9
EFH Contribution	Recitals
EFH Corporate Services	Recitals
EFH Issuance	Recitals
EFH Oncor Consent	Recitals
EFH Subject Transactions	Section 1.8
EFIH	Preamble
EFIH Board	Section 5.1(c)(ii)
EFIH First Lien DIP	Section 1.3
EFIH Issuances	Section 1.7
EFIH OV2 Issuance	Section 1.7
EFIH Parent Issuance	Section 1.6
Eligible Claim	Section 6.9(b)
Employees	Section 5.1(h)(i)
Enforcement Action	Section 6.22
Environment	Section 5.1(j)
Environmental Claim	Section 5.1(j)
Environmental Law	Section 5.1(j)
Environmental Permits	Section 5.1(j)(ii)
Equity Commitment Letter	Recitals
Equity Commitment Parties	Recitals
Equity Draw-Down	Recitals
Equity Financing	Recitals
ERCOT	Section 5.1(a)(i)(2)
ERCOT Protocols	Section 5.1(o)
ERISA	Section 5.1(h)(i)

v

TABLE OF DEFINED TERMS (CONT’D)

ERISA Affiliate	Section 5.1(h)(v)
ERISA Plan	Section 5.1(h)(iii)
Escrow Closing Date	Section 6.17(f)
Exchange Act	Section 5.1(d)(i)
Exchange Agent	Section 4.2(a)
Excluded Share	Section 4.1(b)
Existing Equity Cancellation	Recitals
FCC	Section 5.1(d)(i)
FCC Approval	Section 5.1(d)(i)
FCC/FERC Applications	Section 6.3(a)(v)
Federal Power Act	Section 5.1(d)(i)
Fee Letter	Section 5.2(f)(i) and Section 6.17(d)
FERC	Section 5.1(d)(i)
FERC Approval	Section 5.1(d)(i)
Filing Subsidiaries	Section 5.1
Financing	Section 5.2(f)(iii)
Financing Sources	Section 5.2(f)(i) and Section 6.17(d)
First Closing	Section 1.8
First Closing Date	Section 1.8
First Closing Date Transactions	Section 1.2
Franchise Approvals	Section 5.1(d)(i)
GAAP	Section 5.1(a)(i)(7)
Governmental Entity	Section 5.1(d)(i)
Guarantee	Recitals
Hazardous Substance	Section 5.1(j)
HSR Act	Section 5.1(d)(i)
Hunt	Section 5.2(g)
Hunt Confidentiality Agreements	Section 9.7
Indemnified Parties	Section 6.9(a)
Initial Drop-Dead Date	Section 8.2
Insurance Policies	Section 5.1(n)
Insured Retiree Plan	Section 6.6(c)
Intellectual Property	Section 5.1(m)(iii)
Interim Financing	Section 1.3
Interim Financing Facility	Recitals
Investor Rights Agreement	Recitals
IPO Conversion Plan	Recitals and Exhibit B
IPO Conversion Plan Notice	Section 6.19(a)
IRS	Section 5.1(h)(iii)
IRS Submissions	Section 6.18(a)
IT Assets	Section 5.1(m)(iii)
Key Regulatory Terms	Section 6.3(a)(vi)
Knowledge	Section 5.1(g)
Laws	Section 5.1(i)
Lenders	Section 5.2(f)(i)
Licenses	Section 5.1(i)

TABLE OF DEFINED TERMS (CONT’D)

Lien	Section 5.1(b)(iii)
Marketing Period	Section 6.17(i)
Merger	Recitals
MEWA	Section 6.6(c)
MGCL	Recitals
Minority Interest	Recitals
Minority Interest Contribution	Section 1.6
Money Laundering Laws	Section 5.1(t)(ii)
NERC	Section 5.1(a)(i)(2)
New GP	Exhibit B
New Holdco	Recitals
Non-Oncor Employee	Section 6.6(a)
NRC	Section 5.1(d)(i)
NRC Approval	Section 5.1(d)(i)
OEDC	Exhibit B
Offer	Recitals
Oncor	Recitals
Oncor AssetCo.	Exhibit B
Oncor Employee	Section 6.6(a)
Oncor Entities	Section 5.1(a)(i)
Oncor Holdings	Section 5.1(a)(i)
Oncor Letter Agreement	Recitals
Oncor Management	Recitals
Oncor Restructuring	Exhibit B
Oncor Retiree Welfare Plan	Section 6.6(a)
Order	Section 7.1(d)
Other Subsidiaries	Section 5.1(b)(iii)
OV2	Preamble
OV2 Contribution	Section 1.7
Parent	Preamble
Parent Approvals	Section 5.2(d)(i)
Parent Common Shares	Recitals
Parent Disclosure Letter	Section 5.2
Parent Parties	Section 6.14
Parent Subject Transactions	Section 1.8
Pension Plan	Section 5.1(h)(iii)
Per Share Merger Consideration	Section 4.2(a)
Permanent Financing	Section 1.3
Permanent Financing Arrangements	Recitals
Person	Section 1.8
Plan Effective Date	Section 1.4
Plan of Reorganization	Recitals
Plan Support Agreement	Recitals
Private Letter Ruling	Section 6.18(a)
Preferred Stock Sale	Recitals
Proceeding	Section 6.9(a)

TABLE OF DEFINED TERMS (CONT’D)

PUCT	Section 5.1(d)(i)
PUCT Approval	Section 5.1(d)(i)
PUCT Filing	Section 6.3(a)(iv)
Purchasers	Preamble
Purchaser Transaction Parties	Recitals
Regulatory Filings	Exhibit F
Reimbursement Party	Section 6.25(a)
Related Party	Section 9.9(c)
Released Claims	Section 6.14
Released Persons	Section 6.14
Release	Section 5.1(j)
Remedial Action	Section 5.1(j)
Reorganization	Section 7.1(e)
Reorganized Company	Recitals
Reorganized EFIH	Recitals
Reorganized TCEH	Recitals
Reorganized TCEH Contributions	Recitals
Reorganized TCEH Spin-Off	Recitals
Repayment Amount	Section 1.4
Repayment of Claims	Section 1.4
Representatives	Section 6.2(a)
Required Financial Information	Section 6.17(e)
Required Regulatory Approval	Section 8.2
Required Rulings	Exhibit H
Retained Subsidiaries	Section 5.1(g)(ii)
Right	Recitals
Rights Offering	Recitals
Ruling Request	Section 6.18(a)
Sarbanes-Oxley Act	Section 5.1(e)(i)
SEC	Recitals
Second Closing	Section 1.8
Second Closing Date	Section 1.8
Second Closing Date Transactions	Section 1.8
Securities Act	Recitals
Share	Section 4.1(a)
Shares	Section 4.1(a)
Signing Date Agreements	Section 5.1(c)(i)
Split Participant Service	Section 6.6(a)
Spin-Off Entities	Recitals
Spin-Off Date	Recitals
Subsidiary	Section 5.1(a)(i)
Superior Proposal	Section 6.2(c)
Surviving Company	Section 1.5
Tax	Section 5.1(k)
Tax Matters Agreement	Section 7.2(d)
Tax Return	Section 5.1(k)

TABLE OF DEFINED TERMS (CONT’D)

Taxes	Section 5.1(k)
TBOC	Recitals
TCEH	Recitals
TCEH Contribution	Recitals
TCEH Entities	Section 5.1(s)(iii)
Termination Date	Section 8.2
Transaction Agreements	Section 5.1(c)(i)
Transaction Expenses	Section 6.25(a)
Transactions	Section 1.8
Transition Period	Section 6.6(c)
Transition Services Agreement	Section 6.21
under common control with	Section 5.1(a)(i)
Unreimbursed Transaction Expenses	Section 6.25(f)
TRE	Section 5.1(a)(i)(2)
TTI	Recitals
WARN Act	Section 5.1(l)
wholly owned Subsidiary	Section 5.1(b)(iv)

PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER

This PURCHASE AGREEMENT AND AGREEMENT AND PLAN OF MERGER (as hereinafter amended, modified or changed from time to time in accordance with the terms hereof, this “Agreement”), dated as of August 9, 2015, is by and among Energy Future Holdings Corp., a Texas corporation (the “Company”), Energy Future Intermediate Holding Company LLC, a Delaware limited liability company (“EFIH”), Ovation Acquisition I, L.L.C., a Delaware limited liability company (“Parent”), and Ovation Acquisition II, L.L.C., a Delaware limited liability company (“OV2” and, together with Parent, the “Purchasers”).

RECITALS

WHEREAS, on April 29, 2014, the Company and certain entities in which it, directly or indirectly, holds an equity interest, including TCEH and EFCH (each as defined below) and their respective Subsidiaries (as defined below) (collectively, the “Debtors”) commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are currently pending before the Honorable Christopher S. Sontchi and jointly administered for procedural purposes only under Case No. 14-10979 (collectively, with any proceedings relating thereto, the “Chapter 11 Cases”);

WHEREAS, the Debtors continue to operate their respective businesses as debtors-in-possession under Sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, subject to approval of this Agreement by the Bankruptcy Court, the Company, EFIH and the Purchasers have determined to engage in a strategic business combination as more fully set forth below;

WHEREAS, the Debtors will submit to the Bankruptcy Court a proposed order confirming a Chapter 11 plan of reorganization (as may be amended, modified or changed from time to time, provided that such amendments, modifications and changes shall not be inconsistent, in any substantive legal or economic respect material to any Purchaser or any Equity Commitment Party (as defined below) (including with respect to the rights and obligations of the Purchasers herein), with this Agreement or the plan of reorganization attached hereto as Exhibit A, the “Plan of Reorganization”);

WHEREAS, pursuant to the Plan of Reorganization (a) Texas Competitive Electric Holdings Company LLC (“TCEH”), a Delaware limited liability company and a wholly owned, indirect subsidiary of the Company, will form a new subsidiary of TCEH (“Reorganized TCEH”) on or before the date (the “Spin-Off Date”) for the consummation of the Plan of Reorganization with respect to TCEH and its subsidiaries that are Debtors (it being understood that the Spin-Off Date shall occur on the First Closing Date (as defined below)); (b) on the Spin-Off Date, TCEH will transfer all of the TCEH Assets (as defined in the Plan of Reorganization) in exchange for (i) 100% of the newly-issued equity interests of Reorganized TCEH and (ii) the cash proceeds of new Reorganized TCEH debt (such transfer, the “TCEH Contribution”), as well as the assumption by Reorganized TCEH of the TCEH Liabilities (as defined in the Plan of Reorganization); (c) immediately thereafter, Reorganized TCEH will transfer certain of its assets to a newly formed Delaware entity (“New Holdco”), in exchange for 100% of New Holdco’s equity; (d) immediately thereafter, Reorganized TCEH will sell preferred stock of New Holdco to third parties in exchange for cash consideration and distribute the cash consideration to TCEH (together with the actions described in clause (c), the “Preferred Stock Sale”); and (e) immediately following the TCEH Contribution and the Preferred Stock Sale, Reorganized TCEH will convert into a Delaware corporation pursuant to applicable Law (as defined below);

WHEREAS, pursuant to the Plan of Reorganization and prior to the conversion of Reorganized TCEH to a Delaware corporation, the Company will contribute the equity securities of (a) EFH Corporate Services Company, a Texas corporation (“EFH Corporate Services”), (b) Dallas Power and Light Company, Inc.; (c) EFH CG Holdings Company LP; (d) EFH CG Management Company LLC; (e) Lone Star Energy Company, Inc.; (f) Lone Star Pipeline Company, Inc.; (g) Southwestern Electric Service Company, Inc.; (h) Texas Electric Service Company, Inc.; (i) Texas Energy Industries Company, Inc.; (j) Texas Power and Light Company, Inc.; (k) Texas Utilities Company, Inc.; (l) Texas Utilities Electric Company, Inc.; and (m) TXU Electric Company, Inc., as well as certain other assets, liabilities, and equity interests related to the TCEH Debtors’ operations, all as provided in the Plan of Reorganization (together with TCEH and Reorganized TCEH and their respective Subsidiaries, the “Spin-Off Entities”), to Reorganized TCEH (the “EFH Contribution” and, together with the TCEH Contribution, the “Reorganized TCEH Contributions”);

WHEREAS, pursuant to the Plan of Reorganization and as a result of the EFH Contribution, the employees of EFH Corporate Services and its Subsidiaries shall become the employees of Reorganized TCEH or one or more of its Subsidiaries;

WHEREAS, pursuant to the Plan of Reorganization, on the First Closing Date, TCEH will distribute, or cause to be distributed, all of the outstanding equity interests in Reorganized TCEH in a manner consistent with the Private Letter Ruling (as defined below) and as set forth in the Plan of Reorganization (the “Reorganized TCEH Spin-Off”);

WHEREAS, each of EFCH, TCEH, TCEH Finance, Inc. and each other Subsidiary of EFH (excluding only (i) EFIH and the Oncor Entities (as defined below), (ii) the Spin-Off Entities and (iii) the other entities agreed upon by Parent and the Company) will be dissolved and liquidated or abandoned in accordance with the Plan of Reorganization and applicable Law (as defined below) and the Company’s direct and indirect equity interests in each such Subsidiary will be either (as mutually agreed by the Company and Parent, each acting reasonably) cancelled or abandoned pursuant to the Plan of Reorganization;

WHEREAS, it is intended that, for federal income tax purposes, the Reorganized TCEH Spin-Off in conjunction with the Plan of Reorganization qualify as a “reorganization” within the meaning of Sections 368(a)(1)(G), 355 and 356 of the Code (as defined below);

WHEREAS, the respective boards of directors (or similar governing bodies) of each of the Company and EFIH have, by resolutions duly adopted, declared that the EFH Subject Transactions, including the Merger (as defined below), are advisable, and approved and adopted this Agreement;

WHEREAS, the respective boards of directors (or similar governing bodies) of each of the Purchasers have, by resolutions duly adopted, declared that, as applicable to such Purchaser, the Rights Offering (as defined below), the Equity Draw-Down (as defined below) and the other Transactions (as defined below), including the Merger, are advisable, and approved and adopted this Agreement;

WHEREAS, prior to the First Closing Date, Parent shall be converted into a Maryland or Delaware corporation, as determined by the Parent;

WHEREAS, pursuant to the Plan of Reorganization, Parent shall, prior to the First Closing Date, conduct an initial offering of equity rights by distributing to Rights Offering Participants (as defined in the Plan of Reorganization) that number of rights (each, a “Right”) that will enable the holders thereof to purchase an aggregate of approximately $5,787,250,000 of common stock, par value $0.01 per share, of Parent (“Parent Common Shares”), all at the same purchase price to be determined by Parent in accordance with the Backstop Agreement, in a transaction pursuant to which the TCEH Unsecured Creditors set forth on Annex 1 or their permitted assignees (the “Backstop Purchasers”) will backstop approximately $5,087,250,000 of Rights offered to the Rights Offering Participants (other than holders of Allowed TCEH First Lien Claims, as such term is defined in the Plan of Reorganization), on the terms and subject to the conditions set forth in the backstop agreement, dated as of the date hereof, among the Backstop Purchasers, the Company, EFIH and Parent (the “Backstop Agreement”), all or a portion of which offering of Rights (as set forth in the Backstop Agreement), including the distribution of rights and the issuance of Parent Common Shares pursuant thereto (together with any issuance of Parent Common Shares pursuant to the Backstop Agreement, the “Rights Offering”), will be registered under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an effective registration statement to be filed with the U.S. Securities and Exchange Commission (the “SEC”) in accordance with the Backstop Agreement;

WHEREAS, in connection with, and in furtherance of, the Rights Offering and Merger, each of the Purchasers, the Company and EFIH have formulated the plan attached hereto as Exhibit B, (as may be amended, modified or supplemented from time to time by the Purchasers subject to the prior written consent of the Company and EFIH (such consent not to be unreasonably withheld, conditioned or delayed), in a manner consistent with the terms of the Investor Rights Agreement (as defined below), the “IPO Conversion Plan”) to create and implement an IPO Conversion (as such term is defined in the Investor Rights Agreement (as defined below)), pursuant to which the reorganized Company (including any successor in interest thereto, the “Reorganized Company”) would serve as the IPO Corporation;

WHEREAS, on the First Closing Date, each of the Purchasers shall obtain funds from the proceeds of the transactions contemplated by the Equity Commitment Letter (as defined below) and the Backstop Agreement (including any proceeds of the Rights Offering) (the “Equity Draw-Down”) in at least the minimum amount set forth in Annex 1;

WHEREAS, on the First Closing Date, (i) the IPO Conversion Plan shall be consummated and (ii) Parent may acquire all or a portion of the equity interests (the “Minority Interest”) in Oncor Electric Delivery Company LLC, a Delaware limited liability company (“Oncor”) held by Texas Transmission Investment LLC, a Delaware limited liability company (“TTI”), and/or Oncor Management Investment LLC, a Delaware limited liability company (“Oncor Management”), either (a) pursuant to the drag-along rights (the “Drag-Along Rights”) set forth in Section 3.3 of the Investor Rights Agreement, dated as of November 5, 2008 (the “Investor Rights Agreement”), among Oncor and certain of its direct and indirect equityholders, including the Company and TTI, or (b) in a privately negotiated transaction with TTI and/or Oncor Management;

WHEREAS, contemporaneous with the execution and delivery of this Agreement, Parent delivered to the Company an offer, in the form attached hereto as Exhibit C, to purchase substantially all outstanding IPO Units (as defined in the Investor Rights Agreement) in the IPO Corporation (as defined in the Investor Rights Agreement) and LLC Units (as defined in the Investor Rights Agreement) held by each of TTI and Oncor Management (the “Offer”);

WHEREAS, unless Parent has otherwise acquired, or entered into a definitive agreement with TTI and Oncor Management that provides for the acquisition by Parent of all of the Minority Interest prior to or on the First Closing Date, the Company may be required to exercise, or cause to be exercised, the Drag-Along Rights set forth in Section 3.3 of the Investor Rights Agreement in accordance with the terms and subject to the conditions set forth herein and therein;

WHEREAS, on the First Closing Date, immediately after (i) the cancellation and retirement of the outstanding equity interests in the Company to be carried out pursuant to the Plan of Reorganization (the “Existing Equity Cancellation”) and (ii) the Reorganized TCEH Spin-Off, the Reorganized Company will issue (the “EFH Issuance”) new shares of common stock, no par value, of the Reorganized Company (the “Common Stock”) to certain holders of Allowed TCEH Unsecured Debt Claims and Allowed General Unsecured Claims Against the TCEH Debtors Other Than EFCH (each as defined in the Plan of Reorganization) (collectively, the “TCEH Unsecured Creditors”) (or to TCEH to the extent of any Assigned C5 Equity (as such term is defined in the Plan of Reorganization)) in consideration of their claims as set forth in, and pursuant to, the Plan of Reorganization, which will result in such TCEH Unsecured Creditors (and/or TCEH to the extent of any Assigned C5 Equity) holding approximately two percent (2%) of the fully diluted shares of common stock of the Surviving Company upon completion of the Merger;

WHEREAS, on the First Closing Date, immediately following the EFH Issuance, and concurrently with the Repayment of Claims and the Merger, (i) reorganized EFIH (“Reorganized EFIH”) will borrow an amount up to the amount available under the Overnight Facility (as defined in the Debt Commitment Letter (as defined below)) (the “Interim Financing Facility”) and (ii) Reorganized EFIH will borrow or obtain debt financing in the aggregate amount determined pursuant to Section 1.1 of the Parent Disclosure Letter pursuant to one or more facilities or capital markets transactions as contemplated by the Debt Commitment Letter or an Alternative Debt Financing (as defined below) in lieu thereof or any capital markets debt financing undertaken in replacement of, or in lieu of, all or any portion of the debt financing (the “Bond Financing”) (such facilities or transactions, the “Permanent Financing Arrangements”), which in each case will be established or arranged on behalf of Reorganized EFIH by the Purchasers;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Plan of Reorganization and the applicable provisions of Chapter 10 of the Texas Business Organizations Code (the “TBOC”) and either the General Corporation Law of the State of Maryland (the “MGCL”) or the General Corporation Law of the State of Delaware (the “DGCL”), as the case may be, on the First Closing Date, immediately following the EFH Issuance and the completion of the Rights Offering, and concurrently with the Interim Financing (as defined below), the Permanent Financing (as defined below) and the Repayment of Claims, the Reorganized Company shall merge with and into Parent (the “Merger”), with Parent being the Surviving Company resulting from the Merger;

WHEREAS, it is intended that, for federal income tax purposes, the Merger pursuant to the terms and conditions of this Agreement will qualify as a “reorganization” within the meaning of Sections 368(a)(1), 354, and 356 of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute the adoption of a plan of reorganization within the meaning of Section 368 of the Code;

WHEREAS, on the First Closing Date, immediately after the Merger and borrowing or obtaining financing pursuant to the Interim Financing Facility and Permanent Financing Arrangements, EFIH shall use the proceeds of the Permanent Financing to repay the EFIH First Lien DIP (as defined below) and all expenses related thereto in full in cash in accordance with the Plan of Reorganization;

WHEREAS, on the First Closing Date, immediately following the Effective Time (as defined below), if Parent has acquired all or a portion of the Minority Interest from TTI and/or Oncor Management prior to such time, the Surviving Company shall contribute such acquired Minority Interest to Reorganized EFIH in exchange for the EFIH Parent Issuance (as defined below);

WHEREAS, on the date hereof, the Purchasers, the Equity Commitment Parties (collectively with any Person that is or becomes a party to the Equity Commitment Letter, Guarantee (as defined below), or the Backstop Agreement, and all successors and permitted assigns of each of the foregoing, the “Purchaser Transaction Parties”), the Company, EFIH and, pursuant to the consent that the parties hereby acknowledge is granted by the Company and EFIH on behalf themselves and their respective Subsidiaries in accordance with the Confidentiality Agreements (as defined below), the creditors of the Debtors named therein, entered into the Plan Support Agreement attached as Exhibit D hereto (the “Plan Support Agreement”), pursuant to which each of the parties thereto has agreed, among other things, to support the Plan of Reorganization;

WHEREAS, prior to or concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of the Company and EFIH to enter into this Agreement, each of the entities set forth on Exhibit E (collectively, together with the Backstop Purchasers and any permitted assignees of any such entity, the “Equity Commitment Parties”) is entering into (i) a commitment letter in favor of the Company (including the Reorganized Company), EFIH (including Reorganized EFIH) and the Purchasers in a form previously agreed upon by the parties (including all exhibits, schedules, annexes, supplements and amendments thereto, the “Equity Commitment Letter”), pursuant to which, among other things, each Equity Commitment Party is committing, subject to the terms and conditions thereof, to invest in one or both of the Purchasers the amounts set forth therein in order to fund a portion of the amounts payable by the Purchasers pursuant to this Agreement (together with the proceeds of the Rights Offering, the “Equity Financing”) and (ii) a Guarantee in favor of the Company (including the Reorganized Company), EFIH (including Reorganized EFIH) and the Purchasers in a form previously agreed upon by the parties (including all exhibits, schedules, annexes, supplements and amendments thereto, the “Guarantee”);

WHEREAS, the Purchasers, Oncor and Oncor Holdings (as defined below) intend to enter into a letter agreement (the “Oncor Letter Agreement”), pursuant to which, among other things, each of Oncor and Oncor Holdings will agree to take and not to take certain actions in furtherance of the Transactions;

WHEREAS, promptly after receiving a request therefor from Oncor Holdings, EFIH will deliver to Oncor Holdings a written consent (the “EFH Oncor Consent”) authorizing Oncor Holdings and Oncor to enter into and perform their respective obligations under the Oncor Letter Agreement;

WHEREAS, the Company, EFIH and the Purchasers desire to make certain representations, warranties, covenants and agreements in connection with this Agreement; and

WHEREAS, the Transactions (i) are subject to the approval by the Bankruptcy Court of this Agreement and the order confirming the Plan of Reorganization and (ii) will be consummated pursuant to the Plan of Reorganization.

NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I

Issuance; Merger and Other Transactions; Closings

Section 1.1 Draw-Down of Equity Commitment; IPO Conversion Plan. Upon the terms and subject to the conditions contained in this Agreement, on the First Closing Date, the Purchasers shall carry out the Equity Draw-Down by drawing funds under the Equity Commitment Letter in the aggregate amount set forth in Section 1.1 of the Parent Disclosure Letter. Upon the terms and subject to the conditions contained in this Agreement, on the First Closing Date, following the Reorganized TCEH Spin-Off, each of the Reorganized Company, Reorganized EFIH, Oncor (pursuant to the Oncor Letter Agreement), Parent, OEDC (as defined below) (at the direction of Parent) and an Affiliate (as defined below) of Hunt (at the direction of Parent) shall consummate the steps to be carried out by them pursuant to the IPO Conversion Plan.

Section 1.2 EFH Issuance. Upon the terms and subject to the conditions set forth herein and pursuant to the Plan of Reorganization, on the First Closing Date, immediately after the Existing Equity Cancellation and the consummation of the Reorganized TCEH Spin-Off, the Reorganized Company shall carry out the EFH Issuance by issuing Common Stock to the TCEH Unsecured Creditors as set forth in, and pursuant to, the Plan of Reorganization. The consummation of the IPO Conversion Plan, the Equity Draw-Down, the EFH Issuance, the Interim Financing, the Permanent Financing, the Merger, and, solely to the extent the Minority Interest is acquired, the Minority Interest Contribution (as defined below) and the EFIH Parent Issuance (as defined below) are referred to herein as the “First Closing Date Transactions.”

Section 1.3 Debt Financing. Upon the terms and subject to the conditions set forth herein, on the First Closing Date, immediately following the EFH Issuance, and concurrently with the Repayment of Claims and the Merger, Reorganized EFIH will borrow (i) an amount up to the amount available under the Interim Financing Facility (collectively, the “Interim Financing”), and (ii) an aggregate amount under the Permanent Financing Arrangements determined pursuant to Section 1.1 of the Parent Disclosure Letter (the “Permanent Financing”). The parties hereby covenant and agree that, immediately upon receipt of the borrowings pursuant to the Permanent Financing, Reorganized EFIH shall use all or part of the proceeds thereof to repay in full all indebtedness of Reorganized EFIH under the existing first lien debtor-in-possession financing facility of EFIH (the “EFIH First Lien DIP”) and all expenses related thereto, in accordance with the Plan of Reorganization.

Section 1.4 Repayment of Claims. Upon the terms and subject to the conditions set forth herein and pursuant to the Plan of Reorganization, on the First Closing Date, concurrently with the Interim Financing, the Permanent Financing and the Merger, the Debtors shall cause the Repayment Amount (as defined below) to be applied in accordance with the Plan of Reorganization, including to the payment of administrative claims (the “Repayment of Claims”).

The “Repayment Amount” is equal to the aggregate amount of all Allowed Claims (as defined in the Plan of Reorganization) against the EFH Debtors and EFIH Debtors (as such terms are defined in the Plan of Reorganization) to the extent such Allowed Claims are payable in cash pursuant to the terms of the Plan of Reorganization, which amount shall be funded by (i) cash on hand at the Reorganized Company and its Subsidiaries (other than the Oncor Entities and any Subsidiary (as defined below) of the Company which is not, directly or indirectly, acquired by Parent pursuant to the Merger, including any such Subsidiary which is transferred to Reorganized TCEH or the equity of which is otherwise no longer held, directly or indirectly, by the Reorganized Company immediately prior to the Closing) as of the effective date of the Plan of Reorganization with respect to the Company and EFIH (the “Plan Effective Date”), (ii) the proceeds of the Equity Draw-Down, (iii) the proceeds of the Interim Financing and (iv) the proceeds of the Permanent Financing (net of all unpaid fees and expenses payable in connection with (A) the Debt Financing (as defined below), (B) the Equity Financing or (C) otherwise pursuant to this Agreement or the Transactions). The Repayment of Claims shall be funded from the Repayment Amount and shall be made in accordance with the Plan of Reorganization in full satisfaction of the allowed claims of certain holders of claims and interests in the Debtors.

Section 1.5 Merger. Upon the terms and subject to the conditions set forth herein, in accordance with the applicable provisions of Chapter 10 of the TBOC and the MGCL or the DGCL, as the case may be, and pursuant to the Plan of Reorganization, at the Effective Time, the Reorganized Company shall merge with and into Parent, and the separate corporate existence of the Reorganized Company shall thereupon cease. Parent shall continue as the surviving company (the “Surviving Company”), and the separate corporate existence of Parent, with all of its and the Reorganized Company’s rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. Each of the Purchasers hereby covenants and agrees that, on the First Closing Date, immediately following the Merger, and subject to Section 6.25, the Surviving Company shall use the funds then available to it as a result of the Merger (which for the avoidance of doubt shall not include all or any portion of the Repayment Amount) to repay all fees and expenses incurred in connection with the Debt Financing, the Equity Financing or otherwise required to be paid by the Purchasers or the Surviving Company pursuant to this Agreement, the Plan of Reorganization or the Transactions.

Section 1.6 Contribution of Minority Interest. Upon the terms and subject to the conditions set forth herein, on the First Closing Date, immediately following the Effective Time, if Parent has acquired all or a portion of the Minority Interest from TTI and/or Oncor Management prior to the Effective Time, the Surviving Company shall contribute such acquired Minority Interest (the “Minority Interest Contribution”) to Reorganized EFIH in exchange for the issuance by Reorganized EFIH of partnership interests in Reorganized EFIH in an aggregate amount equal to the applicable percentage of the outstanding partnership interests in Reorganized EFIH determined pursuant to Section 1.6 of the Parent Disclosure Letter (the “EFIH Parent Issuance”). For the avoidance of doubt, the occurrence of the acquisition of the Minority Interest, the Minority Interest Contribution and the EFIH Parent Issuance are not requirements for, or a condition to, the consummation and closing of the First Closing Date Transactions.

Section 1.7 EFIH OV2 Issuance. Upon the terms and subject to the conditions set forth herein, on the Second Closing Date (as defined below), OV2 shall contribute to Reorganized EFIH the amount determined pursuant to Section 1.1 of the Parent Disclosure Letter, which shall be sufficient to repay the Interim Financing in full (the “OV2 Contribution”), by wire transfer, as directed by Reorganized EFIH, in immediately available funds, in exchange for the issuance by Reorganized EFIH of partnership interests in Reorganized EFIH in an aggregate amount equal to the applicable percentage of the outstanding partnership interests in Reorganized EFIH determined pursuant to Section 1.6 of the Parent Disclosure Letter (after giving effect to the EFIH Parent Issuance) (the “EFIH OV2 Issuance” and, together with the EFIH Parent Issuance, the “EFIH Issuances”). Parent hereby covenants and agrees that immediately following the EFIH OV2 Issuance, the Surviving Company and Reorganized EFIH shall use the funds available to them as a result of the OV2 Contribution to repay all remaining portions of the indebtedness outstanding under the Interim Financing Facility.

Section 1.8 Closings. On the terms and subject to the conditions set forth in this Agreement, the closing (the “First Closing”) of the applicable First Closing Date Transactions, in the order described herein, shall take place at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, New York 10022, at 10:00 a.m. (Eastern Time) on the Plan Effective Date, which shall be (a) the second (2nd) Business Day (as defined below) (or, if such Business Day is not immediately followed by another Business Day, the next subsequent Business Day that is immediately followed by another Business Day) following the day on which the last of the conditions to the obligations of the parties with respect to the First Closing set forth in Article VII is satisfied or waived in accordance with this Agreement (other than those conditions that by their nature or pursuant to the terms of this Agreement are to be satisfied at the First Closing, but subject to the satisfaction or waiver of such conditions at the First Closing) or (b) such other date and time as mutually agreed in writing between the Company, EFIH and Parent; provided, that (unless (i) Parent has received the proceeds of the Interim Financing and the Permanent Financing Arrangements as contemplated by the Debt Commitment Letter prior to the commencement of any Marketing Period (as defined below) and (ii) such proceeds shall remain in escrow as of the First Closing, in which case this proviso shall not apply), if the Marketing Period has not ended at such time, the First Closing shall not occur until the earlier to occur of (x) a date during the Marketing Period specified by Parent on not less than three (3) Business Days’ written notice to the Company and (y) the first Business Day following the final day of the Marketing Period, subject in each case to the satisfaction or waiver of all the conditions set forth in Article VII, as of the date determined pursuant to this proviso. On the terms and subject to the conditions set forth in this Agreement, the closing (the “Second Closing”) of the EFIH OV2 Issuance, OV2 Contribution, and the repayment of the Interim Financing in full (the “Second Closing Date Transactions” and, together with the First Closing Date Transactions, the “Parent Subject Transactions”) shall take place at the offices of Baker Botts L.L.P., 2001 Ross Avenue, Dallas, Texas 75201, at 10:00 a.m. (Eastern Time) on the Business Day immediately following the First Closing Date. The date on which the First Closing actually occurs is referred to herein as the “First Closing Date”, and the date on which the Second Closing actually occurs is referred to herein as the “Second Closing Date”. For purposes of this Agreement, (A) the term “EFH Subject Transactions” means the Reorganized TCEH Contributions, the Reorganized TCEH Spin-Off and the First Closing Date Transactions (other than the Equity Draw-Down, the Minority Interest Contribution and the EFIH Parent Issuance); (B) the term “Transactions” means the Reorganized TCEH Contributions, the Reorganized TCEH Spin-Off and the Parent Subject Transactions; (C) the term “Business Day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York and (D) the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined below) or other entity of any kind or nature. At the First Closing and the Second Closing (each, a “Closing”), Parent and OV2, on the one hand, and Reorganized EFIH and the Reorganized Company, on the other hand, shall execute and deliver all certificates, instruments, and documents required to be executed and/or delivered by such

Person and/or any of its Affiliates under this Agreement in order for the conditions to the other parties’ obligations to consummate each such Closing to be satisfied. The Parties acknowledge and agree that none of the First Closing Date Transactions are conditional upon the consummation of any of the Second Closing Date Transactions.

Section 1.9 Effective Time. On the terms and subject to the conditions set forth in this Agreement, on the First Closing Date, immediately following the consummation of the IPO Conversion Plan, the Equity Draw-Down, the Rights Offering and the EFH Issuance and concurrently with the Repayment of Claims, the Interim Financing, and the Permanent Financing, the Reorganized Company and Parent will cause a certificate of merger to be executed, acknowledged and filed with the Secretary of State of the State of Maryland or the Secretary of State of the State of Delaware, as required by the applicable provisions of the MGCL or the DGCL, as the case may be, and with the Secretary of State of the State of Texas as provided under Section 10.153 of the TBOC (the “Certificates of Merger”), and shall take all such further actions as may be required by applicable Law to make the Merger effective. The Merger shall become effective on the First Closing Date at such time immediately following the consummation of the transactions referred to in the first sentence of this Section 1.9 as is mutually agreed by the parties in writing and specified in each of the Certificates of Merger (such date and time, the “Effective Time”).

Section 1.10 Effects of the Merger. The effects of the Merger shall be as provided in this Agreement, the Plan of Reorganization and in the applicable provisions of the MGCL or the DGCL, as the case may be, the TBOC and other applicable Law. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, powers and franchises of the Reorganized Company and Parent shall vest in the Surviving Company, and all debts, liabilities and duties of the Reorganized Company (to the extent not assumed by Reorganized TCEH or discharged under the Plan of Reorganization) and Parent shall become the debts, liabilities and duties of the Surviving Company.

ARTICLE II

Certificate of Incorporation and Bylaws

of the Surviving Company

Section 2.1 The Certificate of Incorporation. The certificate of incorporation of Parent as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided therein or by the MGCL or the DGCL, as the case may be.

Section 2.2 Bylaws. The bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company until thereafter changed or amended as provided therein or by the MGCL or the DGCL, as the case may be.

ARTICLE III

Directors and Officers of the Surviving Company

Section 3.1 Directors. The directors of Parent at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Parent.

Section 3.2 Officers. The officers of Parent at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Company until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of Parent.

ARTICLE IV

Effect of the Merger on Capital Stock;

Exchange of Certificates

Section 4.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Reorganized Company, Parent, the holders of any Common Stock, the holders of any equity interests in Parent or any other Person:

(a) Merger Consideration. On the terms set forth in this Agreement and the Plan of Reorganization, each share of Common Stock issued and outstanding immediately prior to the Effective Time (a “Share” or, collectively, the “Shares”), other than Excluded Shares (as defined below), shall be converted into one Parent Common Share (the “Per Share Merger Consideration”), which shares shall be validly issued, fully paid and non-assessable (except to the extent that such non-assessability is limited by the MGCL or the DGCL, as the case may be). All such Shares (other than Excluded Shares), when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such Shares (other than Excluded Shares) (each a “Certificate”) and each holder of Shares (other than Excluded Shares) held in uncertificated book-entry form (the “Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Parent Common Shares.

(b) Cancellation of Excluded Shares. Each Share owned by Parent, the Company or any direct or indirect wholly owned Subsidiary of the Company (each, an “Excluded Share”) shall cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c) Parent Common Shares. Each Parent Common Share issued and outstanding immediately prior to the Effective Time shall remain outstanding.

Section 4.2 Exchange of Certificates.

(a) Exchange Agent and Exchange Procedures. Prior to the First Closing, Parent shall enter into an exchange agent agreement with an exchange agent (the “Exchange Agent”) to act as exchange agent, registrar and transfer agent for the purpose of exchanging Certificates or Book-Entry Shares, other than Excluded Shares, for the Per Share Merger Consideration applicable thereto. As soon as reasonably practicable after the Effective Time and in any event not later than the fifth (5th) Business Day following the Effective Time, Parent shall issue, or cause to be issued, to each holder of record of a Certificate or Book-Entry Share that immediately prior to the Effective Time represented outstanding Shares (other than Excluded Shares), pursuant to such documentation and procedures as Parent shall determine, that number of Parent Common Shares (which shall be in uncertificated book-entry form through a direct registration system maintained by Parent, except to the extent that a Purchaser Transaction Party requests in writing delivery of a Certificate), that such holder has the right to receive pursuant to the provisions of this Article IV, and each Certificate or Book-Entry Share (other than Excluded Shares) shall be canceled at the Effective Time. In the event of a transfer of ownership of Shares (other than Excluded Shares) that is not registered in the transfer records of the Company, the proper number of Parent Common Shares may be issued to a Person other than the Person in whose name the Certificate or Book-Entry Share so surrendered is registered if such Certificate or Book-Entry Share shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of Parent Common Shares to a Person other than the registered holder of such Certificate or Book-Entry Share or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until exchanged as contemplated by this Section 4.2(a), each Certificate and Book-Entry Share (other than Excluded Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such exchange the Per Share Merger Consideration, which the holder thereof has the right to receive in respect of such Certificate or Book-Entry Share pursuant to the provisions of this Agreement. No interest shall be paid or will accrue on the Per Share Merger Consideration.

(b) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Reorganized Company or the Surviving Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Share (other than Excluded Shares) is presented to the Surviving Company or the Exchange Agent for transfer, it shall be cancelled and exchanged for the Per Share Merger Consideration to which the holder thereof is entitled pursuant to and in accordance with this Article IV, together with any unpaid distributions thereon with a record date on or after the Effective Time payable at such time in accordance with Section 4.2(g).

(c) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, the posting by such Person of a bond in customary amount and upon such terms as may be required by the Surviving Company as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will treat such Person as having delivered his, her or its Certificate for purposes of Section 4.2(a).

(d) Withholding Rights. The Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Company or the Exchange Agent, as the case may be, such withheld amounts (i) shall be remitted to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Surviving Company or the Exchange Agent, as the case may be.

(e) No Further Ownership Rights in the Shares. The Parent Common Shares issued upon the surrender of Certificates or Book-Entry Shares (other than Excluded Shares) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Certificates or Book-Entry Shares.

(f) No Liability. None of Parent, OV2, the Equity Commitment Parties, the Company, EFIH, the Surviving Company or the Exchange Agent or any of their respective directors, officers, employees, representatives and agents shall be liable to any Person in respect of any Parent Common Shares, any unpaid distributions with respect thereto with a record date after the Effective Time, in each case delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Shares shall not have been surrendered prior to such date as the applicable Per Share Merger Consideration or any distributions payable with a record date on or after the Effective Time with respect to any Parent Common Share would escheat to or become the property of any Governmental Entity, any such Per Share Merger Consideration and distributions shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(g) Distributions with Respect to Unexchanged Shares. After the Merger, no dividends or other distributions with respect to the Parent Common Shares with a record date on or after the Effective Time shall be paid to the holder of any Certificate or Book-Entry Share that has not been properly exchanged in accordance with the applicable provisions of Section 4.1 and this Section 4.2 until such Certificate or Book-Entry Shares is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable Law, following exchange of any such Certificate or Book Entry Shares, there shall be paid to the holder of the Parent Common Shares issued in exchange therefor, without interest, at the time of such surrender, any unpaid distributions with a record date on or after the Effective Time theretofore payable with respect to such Parent Common Shares.

ARTICLE V

Representations and Warranties

Section 5.1 Representations and Warranties of the Company and EFIH. Except (i) as set forth in any of the Company’s or Oncor’s, EFIH’s and Oncor Electric Delivery Transition Bond Company LLC’s (such Subsidiaries collectively, the “Filing Subsidiaries”) Annual Report on Form 10-K for the year ended December 31, 2014, the Company’s or any of the Filing Subsidiaries’ Quarterly Reports on Form 10-Q for the quarter ended June 30, 2015, the Company’s or any of the Filing Subsidiaries’ Current Reports on Form 8-K filed since December 31, 2014, in each case, filed with the SEC prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward-Looking Statements” sections thereof or any such disclosures included in such filings that are cautionary, predictive or forward-looking in nature), (ii) as set forth in any filing made prior to the date hereof and set forth in Section 5.1 of the Company Disclosure Letter or (iii) as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company and EFIH prior to entering into this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed to have been disclosed with respect to any other section or subsection of the Company Disclosure Letter if the relevance of such item to such other section or subsection is reasonably apparent from the information disclosed, provided that no such disclosure shall be deemed to qualify Section 5.1(f), Section 5.1(g) or Section 6.1 unless expressly set forth in Section 5.1(f), Section 5.1(g) or Section 6.1, as applicable, of the Company Disclosure Letter), the Company and EFIH hereby jointly and severally represent and warrant to the Purchasers that:

(a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries (as defined below) is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease, use and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or similar entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s, EFIH’s and their respective Subsidiaries’ certificates of incorporation or formation and bylaws or operating agreement or comparable governing documents, each as amended through the date hereof.

(i) As used in this Agreement, the term “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions, is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries. Notwithstanding the foregoing sentence, the Subsidiaries of the Company and EFIH (A) shall be deemed to include Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”), and Oncor and their respective Subsidiaries (collectively, the “Oncor Entities”) and (B) shall be deemed to exclude (1) Energy Future Competitive Holdings Company LLC (“EFCH”), (2) the Spin-Off Entities and (3) TXU Europe Limited and any entity directly or indirectly owned by TXU Europe Limited. As used in this Agreement, the term “Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person; provided that, notwithstanding the foregoing, Affiliates of the Company shall be deemed to include the Oncor Entities and deemed to exclude (A) EFCH and the Spin-Off Entities; (B) TXU Europe Limited and any entity directly or indirectly owned by TXU Europe Limited; (C) Texas Energy Future Capital Holdings LLC, a Delaware limited liability company; and (D) Texas Energy Future Holdings Limited Partnership, a Delaware limited partnership. As used in this Agreement, the term “control” (including the correlative terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. As used in this Agreement, the term “Company Material Adverse Effect” means (A) any fact, event, change, effect, development, circumstance or occurrence that, individually or together with any other fact, event, change, effect, development, circumstance or occurrence, has had or would reasonably be expected to have a material and adverse effect on the financial condition, business, assets, liabilities or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) anything that prevents, materially restricts or materially impairs the Company or any of its Subsidiaries from consummating the EFH Subject Transactions or the transactions contemplated under the Plan of Reorganization; provided, however, that, none of the following that occurs after the date of this Agreement shall, with respect to clause (A), constitute or be taken into account in determining whether there has been or is a Company Material Adverse Effect:

(1) changes in general economic or political conditions or the securities, credit or financial markets globally or outside of or in the U.S. or in the State of Texas or changes that are the result of acts of war or terrorism (other than such acts that cause any physical damage or destruction to or render physically or operationally unusable any facility or property of the Company, EFIH or any of their respective Subsidiaries (other than any facility or property contributed to Reorganized TCEH pursuant to the TCEH Contribution or the EFH Contribution);

(2) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order (other than orders or approvals that give rise to a condition to the First Closing in accordance with the terms of Article VII), protocol or any other Law of or by any national, regional, state or local Governmental Entity (other than the Bankruptcy Court) or by the Electric Reliability Council of Texas, Inc. (“ERCOT”), the North American Electric Reliability Corporation (“NERC”) or the Texas Reliability Entity, Inc. (“TRE”);

(3) changes or developments generally affecting electric transmission or distribution systems in the State of Texas (other than changes or developments that cause physical damage or destruction to or render physically or operationally unusable any facility or property of the Company, EFIH or any of their respective Subsidiaries (other than any facility or property contributed to Reorganized TCEH pursuant to the TCEH Contribution or the EFH Contribution));

(4) changes that are the result of factors generally affecting any industry in which the Company or its Subsidiaries operate;

(5) any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of the Company or any of its Subsidiaries with its customers, employees, regulators, financing sources or suppliers to the extent caused by the pendency or the announcement of the Transactions and/or the Plan of Reorganization;

(6) changes, effects or developments arising from this Agreement, the performance of actions or obligations required to be taken by a party hereunder or consented to in writing by Parent, including any change in the Company’s or any of its Subsidiaries’ credit ratings to the extent resulting therefrom;

(7) changes in U.S. generally accepted accounting principles (“GAAP”) or interpretation thereof;

(8) any failure by the Company or any of its Subsidiaries to meet any internal or public projections or forecasts or estimates of revenues or earnings for any period, provided that the exception in this clause shall not prevent or otherwise affect a determination that any change, effect or development underlying such failure has resulted in, or contributed to, a Company Material Adverse Effect;

(9) changes, effects or developments to the extent such changes, effects or developments solely affect the assets contributed to Reorganized TCEH or its Subsidiaries pursuant to the TCEH Contribution or the EFH Contribution or liabilities for which the Company and its Subsidiaries will be fully and unconditionally discharged as of the First Closing pursuant to the Plan of Reorganization; and

(10) the existence of the Chapter 11 Cases.

provided, further, that facts, events, changes, effects, developments, circumstances or occurrences set forth in clauses (1) through (4) above may be taken into account in determining whether there has been or is a Company Material Adverse Effect to the extent such facts, events, changes, effects, developments, circumstances or occurrences have a disproportionate and adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other entities engaged in the relevant business in Texas or other relevant geographic area and are not otherwise excluded by clause (5) through (10) from what may be taken into account in such determination. For the avoidance of doubt, the parties hereto acknowledge and agree that, to the extent any condition or requirement imposed or reimposed on the Company or any of its Subsidiaries by any Governmental Entity (other than the Bankruptcy Court) in connection with any approval sought in connection with this Agreement is an Acceptable Regulatory Condition (as defined below), such condition or requirement shall not be deemed to have had, or contributed to, a Company Material Adverse Effect for purposes of this Agreement.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 2,000,000,000 shares of Common Stock of which 1,669,861,379 shares of Common Stock are outstanding as of the date hereof. Upon the Plan Effective Date and in accordance with the Plan of Reorganization, the authorized capital stock of the Reorganized Company will consist of such number of shares of Common Stock sufficient to effect the EFH Issuance, of which the only outstanding shares will be the shares of Common Stock issued in the EFH Issuance. All of the outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable. Upon the issuance of shares of Common Stock in connection with the EFH Issuance, such shares of Common Stock will be duly authorized, validly issued, fully paid and non-assessable. As of the date hereof, other than up to 34,864,474 shares of Common Stock issuable pursuant to the terms of outstanding awards under the 2007 Stock Incentive Plan for Key Employees of Energy Future Holdings Corp. and its Affiliates (the “Company Stock Plan”), there are no options to purchase shares of Common Stock issued and outstanding. Upon the Plan Effective Date and in accordance with the Plan of Reorganization, there will be no options to purchase shares of Common Stock issued and outstanding. Except as provided in the Plan of Reorganization, upon the issuance of shares of Common Stock in connection with the EFH Issuance, there will be no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Reorganized Company to issue or sell any shares of capital stock or other equity securities of the Reorganized Company or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of the Reorganized Company, and no securities or obligations evidencing such rights are authorized, issued or outstanding. At the time of issuance of shares of Common Stock in connection with the EFH Issuance, all shares of Common Stock issued pursuant to the Plan of Reorganization will be issued in compliance with the registration requirements under, or an applicable exemption from, the Securities Act, and any applicable “blue sky” laws or will otherwise be exempt from such registration requirements pursuant to Section 1145 of the Bankruptcy Code.

(ii) As of the date hereof, the Company holds all of the outstanding limited liability company interests in EFIH. All of the outstanding limited liability company interests in EFIH have been duly authorized and are validly issued, fully paid and non-assessable (except to the extent that such non-assessability is limited by the MGCL or the DGCL, as the case may be). Upon the Plan Effective Date, the outstanding limited liability company interests held by the Company as of the date hereof shall constitute all of the outstanding limited liability company interests in Reorganized EFIH, and such limited liability company interests are duly authorized, validly issued, fully paid and non-assessable (except to the extent such non-assessability is limited by the MGCL or the DGCL, as the case may be). As of the date hereof and upon consummation of the First Closing, there are and will be no options to purchase any limited liability company interests in EFIH. As of the Plan Effective Date, there will be no preemptive or other outstanding rights, options, warrants, conversion rights, appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate EFIH to issue or sell any limited liability company interests or other equity securities of EFIH or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of EFIH, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iii) None of the Subsidiaries of the Company own any shares of Common Stock or any limited liability company interests in EFIH. Section 5.1(b)(iii) of the Company Disclosure Letter sets forth a list, as of the date hereof, of the Company’s Subsidiaries other than EFIH (the “Other Subsidiaries”) and the Company’s direct or indirect equity interests therein. Each of the outstanding shares of capital stock or other equity securities of each of the Other Subsidiaries held by the Company or one of its Subsidiaries is duly authorized, validly issued, fully paid and non-assessable (except to the extent that such non-assessability is limited by the MGCL or the DGCL, as the case may be). Except as set forth in Section 5.1(b)(iii) of the Company Disclosure Letter, all of the outstanding shares of capital stock or other equity interests in each Other Subsidiary is owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”), other than Liens granted pursuant to the EFIH First Lien DIP and restrictions on transfer arising under applicable securities laws. There are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other equity securities of any Other Subsidiary or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of any Other Subsidiary, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(iv) Neither the Company nor any of its Subsidiaries has entered into any commitment, arrangement or agreement, or are otherwise obligated, to contribute capital, loan money or otherwise provide funds or make additional investments in any other Person, other than any such commitment, arrangement or agreement listed in Section 5.1(b)(iv) of the Company Disclosure Letter that was made or entered into in the ordinary course of business consistent with past practice, with respect to, direct or indirect, wholly owned Subsidiaries of the Company or pursuant to a Contract (as defined below) binding on the Company or any of its Subsidiaries made available to Parent. For purposes of this Agreement, a “wholly owned Subsidiary” of any Person shall include any Subsidiary of such Person of which all of the shares of capital stock or other equity interests are owned by such Person or one or more wholly owned Subsidiaries of such Person, as applicable.

(v) There are no shareholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which any of the foregoing is bound relating to the voting or registration of any equity securities of the Company or any of its Subsidiaries.

(vi) Except with respect to the right to vote on a plan of reorganization of the Debtors under the Bankruptcy Code in connection with the Chapter 11 Cases, no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote on any matters on which equity holders may vote, are issued or outstanding.

(c) Corporate Authority.

(i) The Company and EFIH have each approved this Agreement and the EFH Subject Transactions and no vote or consent of any equity holder of the Company or EFIH, or any other corporate or limited liability company action, is necessary to approve this Agreement or the EFH Subject Transactions on behalf of the Company and EFIH (other than the requisite votes for approval of the Plan of Reorganization under the Bankruptcy Code). Each of the Company and EFIH has all requisite corporate or limited liability company power and authority and has taken all corporate or limited liability company action necessary in order to execute and deliver each of this Agreement, the Equity Commitment Letter, the Backstop Agreement and the Plan Support Agreement (collectively, with this Agreement, the Backstop Agreement and the Equity Commitment Letter, the “Signing Date Agreements”) and, prior to their execution and delivery, which shall occur prior to the First Closing Date, will have taken all corporate or limited liability company action necessary in order to execute and deliver each other agreement contemplated hereby (collectively with the Signing Date Agreements, the “Transaction Agreements”) to be executed by the Company and EFIH prior to or at the First Closing, and to perform its obligations under each Transaction Agreement to be executed by the Company and EFIH and to consummate the EFH Subject Transactions. Each of the Signing Date Agreements has been duly executed and delivered by each of the Company and EFIH and, subject to the entry of an order of the Bankruptcy Court that is in form and substance reasonably satisfactory to the Company and Parent (a) approving and authorizing the Company and EFIH to enter into the Signing Date Agreements, and (b) authorizing the Company and EFIH to perform their respective obligations hereunder and thereunder; each constitutes a valid and binding agreement of each of the Company and EFIH and each is enforceable against each of the Company and EFIH in accordance with its terms.

(ii) The board of directors of the Company (the “Company Board”) has declared that the EFH Subject Transactions are advisable and in the best interests of the Company and the stakeholders of the Company, has approved and adopted each Signing Date Agreement which declaration, approval, adoption and consent are in full force and effect and have not been rescinded or modified. In addition, each of (A) the board of managers of EFIH (the “EFIH Board”) and (B) a majority of the disinterested managers on the EFIH Board has declared that the EFH Subject Transactions are advisable and in the best interests of EFIH and the stakeholders of EFIH, has approved and adopted each Signing Date Agreement which declaration, approval and adoption are in full force and effect and have not been rescinded or modified.

(iii) The Company Board has taken all action so that neither Parent nor OV2 nor any Equity Commitment Party will be an “affiliated shareholder” (as such term is defined in Section 21.602 of the TBOC) or prohibited from entering into or consummating a “business combination” (as such term is defined in Section 21.604 of the TBOC) with the Company as a result of the execution of this Agreement or the consummation of any of the Transactions. No other “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or regulation or any anti-takeover provision in the certificate of formation or bylaws of the Company is applicable to the EFH Subject Transactions.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings, reports and/or notices to, and consents, registrations, approvals, permits and authorizations required to be made or obtained (A) to or from the Secretary of State of the State of Texas or the Secretary of State of the State of Maryland or Delaware, as the case may be, in connection with the Merger, (B) as a result of facts and circumstances solely attributable to Parent or OV2 or any of their Affiliates, (C) pursuant to the Bankruptcy Code in connection with matters in the Chapter 11 Cases, (D) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including the expiration or earlier termination of applicable waiting periods thereunder, or any law that is designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, restraint of trade or lessening of competition, including the HSR Act (“Competition Law”), (E) under the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended (the “Exchange Act”), and the Securities Act, (F) to or from the Federal Energy Regulatory Commission (the “FERC”) pursuant to Section 203 of the Federal Power Act (the “Federal Power Act”) and the FERC’s regulations thereunder, and the approval of the FERC thereunder (the “FERC Approval”), (G) to or from the Public Utility Commission of Texas (“PUCT”) pursuant to authority asserted by the PUCT pursuant to the Public Utility Regulatory Act, the PUCT’s regulations thereunder and the approval of the PUCT thereunder (the “PUCT Approval”) with respect to the matters identified in the PUCT Filing (as defined below) including approval by the PUCT of the Oncor Restructuring (including the transfer of the certificates of convenience and necessity held by Oncor to OEDC), (H) for the issuance of the Private Letter Ruling in accordance with Section 7.1(e), (I) to or from the Federal Communications Commission (the “FCC”) for the transfer of radio licenses and point-to-point private microwave licenses held by the Company and its Subsidiaries and the approval of the FCC for such transfer (the “FCC Approval”), (J) with the Nuclear Regulatory Commission (the “NRC”) pursuant to Section 184 of the Atomic Energy Act and the NRC’s regulations thereunder and the approval of the NRC thereunder (the “NRC Approval”), (K) to or from any municipality or other local Governmental Entity pursuant to any franchise agreement between such municipality or other authority and any Oncor Entity, each such agreement being set forth on Section 5.1(d)(i) of the Company Disclosure Letter (the “Franchise Approvals” and, together with the other items referred to in subsections (C) through (J) of this Section 5.1(d)(i), the “Company Approvals”), (L) to the Pension Benefit Guaranty Corporation with respect to any reportable event filings, and except as set forth in Section 5.1(d)(i) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company or any of its Subsidiaries with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company or any of its Subsidiaries from, any federal, state or local, domestic or foreign governmental or regulatory authority, agency, commission, body, arbitrator, court, regional reliability entity (including the TRE), ERCOT, or any other legislative, executive or judicial governmental entity (each, a “Governmental Entity”), in connection with the execution, delivery and performance by the Company and its Subsidiaries of the Transaction Agreements to which the Company or any of its Subsidiaries is a party and the consummation by the Company and its Subsidiaries of the EFH Subject Transactions, except those which are authorized by the PUCT or ERCOT to be obtained or made after the First Closing Date in the ordinary course of business or the failure to make or obtain has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) The execution, delivery and performance by the Company and its Subsidiaries of the Transaction Agreements to which the Company or any of its Subsidiaries is a party does not or, if not a Signing Date Agreement, will not, and the consummation of the EFH Subject Transactions will not, constitute or result in (A) a breach or violation of, or a default under, or otherwise contravene or conflict with, the certificate of formation or bylaws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation (or right of termination or amendment) or a default under, the creation or acceleration of any obligations under, the requirement to obtain of any consent under, the loss of any benefit under, or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to, any agreement, lease, license, franchise, contract, note, mortgage, indenture, credit agreement, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or their respective assets or any License (as defined below) held by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries, or any of their respective assets, is subject or, (C) assuming that each of the Company Approvals is obtained, a violation of any Law to which the Company or any of its Subsidiaries or their respective assets is subject, except, in the case of clause (B) or (C) above, for any such breach, violation, termination, cancellation, default, creation, acceleration, consent, loss or change that has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) Without limiting the generality of the foregoing paragraphs (d)(i) and (ii) and except for the issuance by the IRS of the Private Letter Ruling in accordance with Section 6.18 and Section 7.1(e) and the NRC Approval, and except as otherwise set forth on Section 5.1(d)(iii) of the Company Disclosure Letter, no filing, report or notice to, or consent, registration, approval, permit or authorization of, any Governmental Entity is required in connection with the conversion of Reorganized TCEH to a corporation or the consummation by TCEH, Reorganized TCEH, the Company, EFH Corporate Services and their respective Subsidiaries of the Reorganized TCEH Contributions, the Preferred Stock Sale or the Reorganized TCEH Spin-off, except those for which the failure to make or obtain has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Company Reports; Financial Statements.

(i) Each of the Company and the Filing Subsidiaries has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and other documents (including exhibits, financial statements and schedules thereto, and other information incorporated therein) required to be filed or furnished by it with the SEC pursuant to the Exchange Act, the Securities Act or any Contract governing any indebtedness of the Company or such Filing Subsidiary requiring such filings to be made, since December 31, 2012 (the “Applicable Date”) (all such forms, statements, certifications, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date hereof, including any amendments thereto, the “Company Reports”). Each of the Company Reports, including any financial statements or schedules included therein, at the time of its filing or being furnished complied or, will comply, in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) applicable to the Company Reports. As of their respective dates (or, if amended prior to or after the date hereof, as of the date of such amendment), the Company Reports filed with or furnished to the SEC prior to the date hereof did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. As of the date of this Agreement, there are no material outstanding or unresolved comments received from the SEC staff with respect to the Company Reports. None of the Company Reports is, to the Knowledge (as defined below) of the Company, the subject of ongoing SEC review.

(ii) Each of the consolidated balance sheets included in, or incorporated by reference into, the Company Reports, as amended prior to the date hereof (including the related notes and schedules thereto) fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the financial position of the applicable entity and its consolidated Subsidiaries as of its date (if amended, as of the date of the last such amendment prior to the date hereof) and each of the statements of consolidated income, comprehensive income, cash flows and shareholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules thereto), as finally amended prior to or after the date hereof, fairly presents in all material respects, or in the case of Company Reports filed after the date hereof, will fairly present in all material respects, the financial position, results of operations and cash flows, as the case may be, of the applicable entity and its consolidated Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end adjustments), in each case in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Regulation S-X or the applicable rules or regulations under the Securities Act or the Exchange Act) applied on a consistent basis during the periods and as of the dates involved (except as may be noted therein).

(iii) The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, in each case, in all material respects. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a material effect on the nature or reliability of the information disclosed in the Company’s periodic reports filed under the Exchange Act, (A) each of the Company and the Filing Subsidiaries maintains “disclosure controls and procedures” required by Rule 13a-15 or 15d-15 under the Exchange Act that are effective to ensure that information required to be disclosed by it is recorded and reported on a timely basis to the individuals responsible for the preparation of its filings with the SEC and other public disclosure documents (including its chief executive officer and chief financial officer) and (B) neither the Company nor any of the Filing Subsidiaries has disclosed and is not required to disclose, based on its most recent evaluation prior to the date of this Agreement, to its outside auditors and the audit committee of its board of directors (or similar governing body): (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) that are reasonably likely to adversely affect its ability to record, process, summarize and report financial information and (2) any fraud, known to it, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(iv) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries is in compliance with the applicable provisions of the Sarbanes-Oxley Act. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries is a party to, or has a commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC), where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company Reports or the financial statements included therein.

(f) Absence of Certain Changes.

(i) Since the Company Audit Date (as defined below) until the First Closing Date, except for (a) actions taken after the date hereof in accordance with the Oncor Letter Agreement (including actions required pursuant to Section 6.1), the Oncor Entities have conducted their respective businesses in the ordinary course of business, and (b) actions taken after the date hereof in accordance with this Agreement, the Company and its Subsidiaries (other than the Oncor Entities) have conducted their respective businesses in all material respects in the ordinary course of business and in accordance with the Bankruptcy Code and the orders of the Bankruptcy Court. The term “Company Audit Date” means the date of the most recent audit of the financial statements of the Company and its consolidated Subsidiaries included in the Company Reports as of the date hereof.

(ii) Since the Company Audit Date, there has not occurred a Company Material Adverse Effect.

(iii) Since the Company Audit Date, without limiting the provisions of Section 5.1(f)(i) or Section 5.1(f)(ii) and except for actions taken in accordance with this Agreement (including Section 6.1), there has not been:

(1) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for (A) dividends or other distributions by any direct or indirect wholly owned Subsidiary to the Company or to any wholly owned Subsidiary of the Company or (B) Oncor’s or Oncor Holdings’ cash distributions as permitted by their respective limited liability company agreements);

(2) any material physical damage, destruction to or other casualty loss with respect to any material asset, facility or property owned, leased or otherwise used by the Company, EFIH or any of their respective Subsidiaries (other than any facility or property contributed to Reorganized TCEH pursuant to the TCEH Contribution or the EFH Contribution), whether or not covered by insurance;

(3) any material change in any financial accounting policies or methods or policies of accounting or accounting practice by the Company or any of its Subsidiaries, other than as required by GAAP;

(4) any material Tax elections or changes in Tax accounting methods by the Company or any of its Subsidiaries or any settlement or compromise by the Company or any of its Subsidiaries of any material Tax liability or refund; or

(5) any action taken that, if taken after the date of this Agreement without Parent’s consent, would constitute a breach of the covenants set forth in clauses (i) through (xix) of Section 6.1(a).

(g) Litigation and Liabilities.

(i) Except for proceedings against the Company or its Subsidiaries set forth in Section 5.1(g) of the Company Disclosure Letter, there are no civil, criminal or administrative actions, suits, complaints, enforcement actions, penalty assessments, claims, hearings, arbitrations, investigations, inquiries, audits or other proceedings (formal or informal, public or non-public) (“Actions”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries which has had or would have, individually or in the aggregate, a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is a party to or subject to the provisions of any judgment, settlement, order, writ, injunction, decree or award of any Governmental Entity imposed upon the Company, any of its Subsidiaries or any of their respective businesses, assets or properties which, individually or in the aggregate, has had or would have a Company Material Adverse Effect.

(ii) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (A) to be expressly assumed pursuant to the Plan of Reorganization, (B) reflected or reserved against in the Company’s or any of the Filing Subsidiaries’ consolidated balance sheets as of the Company Audit Date, including the notes thereto, (C) incurred in the ordinary course of business since the Company Audit Date, (D) arising as a result of the performance in the ordinary course of the terms of any Company Material Contract (as defined below) or any Transaction Agreement (but not including any liability for breach thereunder), (E) that will not be liabilities of the Company or any of its Subsidiaries after the effectiveness of the Plan of Reorganization, because they are to be discharged or contributed to Reorganized TCEH pursuant to the Plan of Reorganization or (F) that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. The Subsidiaries of the Company that are not Spin-Off Entities and are not otherwise canceled or abandoned under the Plan of Reorganization and are not EFIH or a Subsidiary of EFIH, are referred to as “Retained Subsidiaries.” None of the Retained Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations (A) that are set forth on Section 5.1(g) of the Company Disclosure Schedule or (B) that will not be liabilities of the Company or any of its Subsidiaries after the effectiveness of the Plan of Reorganization because they are to be discharged or contributed to Reorganized TCEH pursuant to the Plan of Reorganization.

The term “Knowledge” when used in this Agreement with respect to the Company shall mean the actual knowledge of those persons set forth in Section 5.1(g) of the Company Disclosure Letter, after reasonable inquiry.

(h) Employee Benefits.

(i) All material benefit and compensation plans, programs, policies or arrangements covering current or former employees, officers, consultants, managers, members and directors of the Company and its Subsidiaries (the “Employees”), including “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, change in control, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans, agreements, programs, policies or arrangements sponsored, contributed to, or entered into by the Company or its Subsidiaries and employment agreements (but only such employment agreements that would reasonably be expected to provide for annual compensation of $100,000 or more) (the “Benefit Plans”) are listed in Section 5.1(h)(i) of the Company Disclosure Letter. Each Benefit Plan that will (A) remain the responsibility of the Surviving Company or its Subsidiaries following the First Closing is listed in Section 5.1(h)(i)(A) of the Company Disclosure Letter as an “Assumed Plan” and (B) be transferred by the Company or its Subsidiaries as an active or terminated plan to Reorganized TCEH as part of the Reorganized TCEH Contributions is listed in Section 5.1(h)(i)(B) of the Company Disclosure Letter as a “Contributed Plan.”

(ii) True and complete copies of all Assumed Plans and all amendments thereto have been made available to Parent and to the extent applicable, the following have also been made available to Parent: (A) any trust agreement or other funding instrument related to an Assumed Plan now in effect or required in the future as a result of the transaction contemplated in this Agreement or otherwise; (B) the most recent determination or opinion letter related to an Assumed Plan; (C) any summary plan description; and (D) for the most recent three years or to the extent otherwise prepared during the three-year period preceding the date hereof, (x) the Form 5500 and attached schedules, (y) the audited financial statements, (z) the actuarial valuation reports related to an Assumed Plan; and (z) third-party administration and vendor Contracts related to an Assumed Plan.

(iii) All Assumed Plans are in compliance in all material respects with their respective terms and ERISA, the Code and other applicable Laws and there are no claims, actions, suits, proceedings, investigations, arbitrations, audits or hearings (other than for routine claims for benefits) pending or, to the Knowledge of the Company, threatened in writing with respect to any Assumed Plan that would reasonably be expected to result in material liability to the Surviving Company. Each

Assumed Plan that is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, has either received a favorable determination or opinion letter that is currently in effect from the Internal Revenue Service (the “IRS”) or has properly applied to the IRS for such a letter. To the Knowledge of the Company, there are no circumstances under which it could reasonably expected that any favorable determination or opinion letter that has been received would be revoked by the IRS or that any determination letter that has been applied for would not otherwise be issued by the IRS. Neither the Company nor any of its Subsidiaries has engaged in any transactions with respect to any ERISA Plan that, assuming the taxable period of such transactions expired as of the date hereof, would subject the Company or any Subsidiary to Taxes or penalties imposed by either Section 4975 of the Code or Section 502(i) of ERISA or other breach of fiduciary duty liability that, individually or in the aggregate, would be material.

(iv) Except as set forth in Section 5.1(h)(iv) of the Company Disclosure Letter, neither the execution of this Agreement, nor the consummation of the Transactions will (A) entitle any Designated Officer (as defined below) to severance pay or any material increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Assumed Plans, or (C) directly or indirectly cause the Company or its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Assumed Plan due to any directors, officers, employees or consultants of the Company or its Subsidiaries.

(v) Except as otherwise set forth in Section 5.1(h)(v) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any outstanding liability or is reasonably expected to incur (A) any liability under Subtitle C or D of Title IV of ERISA with respect to any ongoing, frozen or terminated “single employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any such single employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) or (B) any withdrawal liability with respect to any “multiemployer plan” within the meaning of Section 3(37) of ERISA under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate) that has not been satisfied.

The term “Designated Officer” when used in this Agreement shall mean those individuals set forth in Section 5.1(h) of the Company Disclosure Letter.

Except as Section 5.1(k) relates to employee benefits, the representations and warranties set forth in this Section 5.1(h) are the Company’s and is Subsidiaries’ sole and exclusive representations and warranties regarding employee benefit matters.

(i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been since the Applicable Date, and are not being, conducted in any violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, legally binding standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement or License of any Governmental Entity (collectively, “Laws”) except for violations that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Except with respect to regulatory matters that are the subject of Section 6.3 hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company, threatened in writing, nor, to the Knowledge of the Company, has any Governmental Entity indicated in writing an intention to conduct the same or alleged in writing that Company or any of its Subsidiaries is not in compliance with any applicable Law or License held by the Company or any of its Subsidiaries or which challenges or questions the validity of any rights of the holder of any such License, except for such investigations, reviews or allegations, the outcome of which would not, individually or in the aggregate, have a Company Material Adverse Effect. Each of the Company and its Subsidiaries has obtained and possesses and is in compliance with all permits, certifications, approvals, registrations, clearances, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to enable it to own, operate, lease or otherwise hold its properties and assets and to conduct its business as presently conducted, except those the absence of which have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Such Licenses are in full force and effect, and no suspension or cancellation of such Licenses is pending or, to the Knowledge of the Company, threatened in writing, except where such failure to be in full force and effect, suspension or cancellation has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(j) Environmental Matters. Except for such matters of the type referred to in clauses (i) through (iv) of this Section 5.1(j) that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below).

(ii) Each of the Company and its Subsidiaries has obtained and possesses all Licenses necessary under Environmental Laws for the ownership, operation and maintenance of its facilities and properties in existence as of the date hereof and the conduct of its business as conducted as of the date hereof (the “Environmental Permits”), and all such Environmental Permits are in full force and effect, no suspension or cancellation of such Environmental Permits is pending or, to the Knowledge of the Company, threatened in writing, and each of the Company and its Subsidiaries is in compliance with all terms and conditions of the Environmental Permits granted to it.

(iii) There is no Environmental Claim (as defined below) (A) pending or, to the Knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries or (B) to the Knowledge of the Company, pending or threatened in writing relating to any real property that the Company or any of its Subsidiaries owns, leases or operates.

(iv) To the Knowledge of the Company, there has been no Release (as defined below) of any Hazardous Substance (as defined below) at any real property that the Company or any of its Subsidiaries owns or leases that has or would reasonably be expected to result in (A) any Environmental Claim against the Company or any of its Subsidiaries or (B) any requirement on the part of the Company or any of its Subsidiaries to undertake Remedial Action (as defined below).

(v) To the Knowledge of the Company, the Company and its Subsidiaries have disclosed all current, known conditions relating to the business, operations, properties or assets of the Company or any of its Subsidiaries which, as of the date hereof, are reasonably expected to result in, individually, an obligation of the Company or any of its Subsidiaries to incur costs in excess of $5,000,000 for (A) installing pollution control equipment required under applicable Environmental Laws or (B) conducting environmental remediation required under applicable Environmental Laws.

This Section 5.1(j) contains the sole and exclusive representations and warranties of the Company and its Subsidiaries relating to the Environment, Environmental Laws, Environmental Permits, Environmental Claims, Releases, Remedial Action or Hazardous Substances.

As used herein, the term “Environment” means any and all ambient air, indoor air, surface water and groundwater (including navigable water and wetlands), the land surface or subsurface strata or sediment and flora and fauna.

As used herein, the term “Environmental Claim” means any and all actions, suits, claims, demands, demand letters, directives, liens, written notices of noncompliance or violation by any Person, hearings, arbitrations or other legal or administrative proceedings alleging potential liability under any Environmental Laws (including potential responsibility for or liability for enforcement costs, Remedial Action costs, natural resources damages, property damages, personal injury, fines or penalties) arising out of, based on or resulting from (A) the presence, or Release or threatened Release into the Environment, or alleged presence, Release or threatened Release into the Environment, of any Hazardous Substance; or (B) any violation, or alleged violation, of any Environmental Law.

As used herein, the term “Environmental Law” means any and all Laws, in effect on or prior to the First Closing Date relating to (A) pollution, the protection of the Environment or the protection of human health and safety as it relates to exposure to Hazardous Substances or (B) the use, treatment, storage, transport, handling, release or disposal of any Hazardous Substances.

As used herein, the term “Hazardous Substance” means any chemical, material or substance listed, defined, designated or classified as, or included in the definition of, “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law, including petroleum and any derivative or by-products thereof, asbestos or asbestos-containing materials, polychlorinated biphenyls, and any other substance regulated pursuant thereto, or the presence or Release of, or exposure to which could reasonably be expected to form the basis for liability under any applicable Environmental Law because of its dangerous or deleterious properties or characteristics.

As used herein, the term “Release” means any spilling, emitting, leaking, pumping, pouring, emptying, injecting, escaping, dumping, disposing, discharging, migrating or leaching into, onto or through the Environment.

As used herein, the term “Remedial Action” means all actions required by a Governmental Entity or required under any Environmental Law, to (A) clean up, remove, treat, or in any way ameliorate or address any Hazardous Substance in the Environment; (B) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Substance so it does not endanger the public health or welfare or the Environment; (C) perform pre-remedial studies and investigations or post remedial monitoring and care pertaining or relating to a Release; or (D) bring the applicable party into compliance with any Environmental Law.

(k) Taxes.

(i) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have (A) prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them, and all such filed Tax Returns are complete and accurate, (B) timely paid all Taxes that are required to be paid (whether or not shown to be due on such Tax Returns), and (C) properly withheld and paid all Taxes that the Company or any of its Subsidiaries were obligated to withhold and pay in connection with amounts owing to any shareholder, employee, creditor or third party, except with respect to matters contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(ii) There are not pending, or threatened in writing, any audits (or other similar proceedings initiated by a Governmental Entity) in respect of Taxes due from or with respect to the Company or any of its Subsidiaries or Tax matters to which the Company or any Subsidiary is a party, which (if determined adversely to the Company) could have, individually or in the aggregate, a Company Material Adverse Effect.

(iii) None of the Company or any of its Subsidiaries has participated in any listed transaction under Section 6011, 6111 or 6112 of the Code and the Treasury Regulations promulgated thereunder.

(iv) None of the Company or any of its Subsidiaries has taken or agreed to take any action that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(v) There are no Tax sharing, indemnification or allocation agreements (or similar agreements) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than (A) agreements between or among the Company and its Subsidiaries or EFCH, TCEH and their Subsidiaries and (B) agreements the primary purpose of which is not the allocation or sharing of any Tax).

(vi) Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the First Closing Date which taxable income was realized (and reflects economic income arising) prior to the First Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the First Closing Date, including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or foreign Law), (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) executed on or prior to the First Closing Date, (C) intercompany transaction or excess loss account described in any Treasury Regulation under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign income Tax Law) or (D) election under Section 108(i) of the Code.

(vii) Within the past three (3) years, except pursuant to the Reorganized TCEH Spin-Off, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in any distribution that was intended to qualify for tax-free treatment under Section 355 of the Code.

(viii) The amount of net operating losses of the Company for federal income tax purposes as of the First Closing Date that are available to and can be used to offset taxable income and gain (without limitation under Section 382 of the Code and after taking into account any reduction in such net operating losses (x) as a result of the recognition of any income that has previously been deferred under Section 108(i) of the Code and (y) under Sections 108 and 1017 of the Code) exceed the sum of (i) the amount of taxable gain that will result from the Preferred Stock Sale plus (ii) the excess, if any, of (A) the amount of liabilities deemed assumed for tax purposes by Reorganized TCEH over (B) the tax basis of the assets deemed contributed for tax purposes to Reorganized TCEH (after taking into account the Preferred Stock Sale), in each of clause (A) and (B), as a result of the Reorganized TCEH Contributions and the conversion of Reorganized TCEH to a corporation.

(ix) The facts and statements set forth the IRS Submissions (as defined below) are true, correct, and complete in all material respects; the facts and statements set forth in PLR 201326006 were true, correct and complete in all material respects as of April 15, 2013.

For purposes of this Section 5.1(k), the term “Subsidiary” shall include (in addition to any other entities otherwise included in such term) (A) EFCH, TCEH, Reorganized TCEH and each of their respective Subsidiaries and (B) EFH Corporate Services and its Subsidiaries. As used in this Agreement, (I) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes (1) all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, margin, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions and (2) any liability in respect of the items described in clause (1) payable by reason of contract, assumption, transferee or successor liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any analogous or similar provision of state, local or foreign Law) and (II) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

Except insofar as Section 5.1(f)(iii)(4) and Section 5.1(h) relate to Taxes, this Section 5.1(k) contains the sole and exclusive representations and warranties of the Company and its Subsidiaries relating to Tax matters.

(l) Labor and Employment Matters. Neither the Company nor any of its Subsidiaries (i) has agreed to recognize any labor union or labor organization, nor has any labor union or labor organization been certified, as the exclusive bargaining representative of any employees of the Company or any of its Subsidiaries; (ii) is a party to, otherwise bound by, or currently negotiating any collective bargaining agreement or other Contract with a labor union or labor organization; nor (iii) is the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice, nor, to the Knowledge of the Company as of the date hereof, is any such proceeding threatened in writing. There is not now, nor has there been since the Applicable Date any labor strike, walk-out, work stoppage, slow-down, lockout, or other material labor dispute involving the Company or any of its Subsidiaries nor, to the Knowledge of the Company, is any such dispute threatened in writing as of the date hereof. To the Knowledge of the Company, as of the date hereof, there is no campaign being conducted to solicit cards from employees of the Company or any of its Subsidiaries to authorize representation by a labor organization. Since the Applicable Date, neither the Company nor any of its Subsidiaries have closed any plant or facility or effectuated any layoffs of employees or taken any other action that constitutes a “plant closing” or “mass layoff” as those terms are defined in the United States Worker Adjustment and Retraining Notification Act or any similar Law, or the rules and regulations thereunder (collectively, the “WARN Act”), or that would reasonably be expected to give rise to any material obligation thereunder, except for any such obligation that was fully satisfied on or prior to December 31, 2014 such that the Company and its Subsidiaries have no further obligation or liability in respect thereof. Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries is, and, for the three years preceding the date of this Agreement, has been, in compliance in all material respects with all applicable Laws and Orders respecting labor, employment, fair employment practices (including equal employment opportunity laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, and wages and hours.

(m) Intellectual Property.

(i) The Company and each of its Subsidiaries own, or are licensed or otherwise possess legally enforceable rights to use, all Intellectual Property and IT Assets (as defined below) necessary to conduct their respective businesses, all of which rights shall survive unchanged the execution and delivery of this Agreement and the consummation of the Transactions, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(ii) To the Knowledge of the Company, (A) the business of the Company and its Subsidiaries, as presently conducted and conducted since the Applicable Date, have not infringed, diluted, misappropriated, or otherwise violated any Intellectual Property (as defined below) of any other Person, and (B) no Person is infringing, diluting, misappropriating, or otherwise violating any Intellectual Property owned by the Company or its Subsidiaries; except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. There is no material Action pending or, to the Knowledge of the Company, threatened in writing by a third party against the Company or any of its Subsidiaries that asserts infringement, misappropriation or violation of such third party’s Intellectual Property by the Company or any of its Subsidiaries or seeks to recover any damages or other relief in respect thereof. Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries complies with, and has complied with, all applicable Laws, consents and Contracts, and its own rules, policies and procedures, relating to privacy, data protection, and the collection and use of personal information or other data. There are no investigations or material actions currently pending concerning the data or privacy practices of the Company or any of its Subsidiaries. No material claims have been asserted or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries alleging a violation of any of the foregoing, and the consummation of the transactions contemplated by this Agreement will not result in any such violation.

(iii) For purposes of this Agreement, the term “Intellectual Property” means all intellectual property and industrial property recognized under applicable Law, including trademarks, service marks, Internet domain names, logos, trade dress, trade names and all goodwill associated therewith and symbolized thereby, inventions, discoveries, patents, trade secrets, know-how, copyrights and copyrightable works, software, databases, data (including customer, employee, technical, research and development and manufacturing data) and related items and (if applicable) any registrations, issuances and applications for registration or issuance of any of the foregoing. For purposes of this Agreement, the term “IT Assets” means all computers, computer systems, software, computer code, networks, firmware, middleware, hardware, servers, workstations, hubs, routers, databases and all other information technology equipment and assets.

(n) Insurance. All casualty, public liability excess, professional liability, worker’s compensation liability, directors and officers liability, property and machinery breakdown and extra expense liability, fiduciary and employee benefits liability and other material insurance policies maintained by the Company or any of its Subsidiaries (other than insurance policies contributed to Reorganized TCEH pursuant to the TCEH Contribution or the EFH Contribution) (“Insurance Policies”) are in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. All Insurance Policies shall in all material respects survive unchanged following the execution and delivery of the Transaction Agreements and the consummation of the EFH Subject Transactions. The coverage provided by such policies is of the kinds, in the amounts and provides protection against the risks required to comply with applicable Law and obligations under existing Material Contracts, except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(o) Energy Regulatory Matters. The Company is a “holding company” under the Public Utility Holding Company Act of 2005 (including the regulations of the FERC thereunder) with a currently effective waiver of the accounting, record-retention and reporting requirements to the extent set forth in 18 C.F.R. § 366.3(c). Oncor is subject to regulation (i) under Texas Law as a “public utility,” an “electric utility” and a “transmission and distribution utility” (as such terms are defined under the Texas Public Utility Regulatory Act, as amended and under the ERCOT Protocols (as defined below) as a “Transmission and/or Distribution Service Provider” (as such term is defined in the ERCOT Protocols), (ii) by FERC under Section 203 of the Federal Power Act, as a “transmitting utility” under Sections 210, 211 and 212 of the Federal Power Act and with respect to records and other requirements relating thereto (but not otherwise as a “public utility” under Section 201 of the Federal Power Act) and its associated contracts, tariffs and other facilities listed in Section 5.1(o) of the Company Disclosure Letter are subject to FERC jurisdiction under FERC orders, (iii) by FERC, NERC and the TRE as a “user, owner and operator of the bulk-power system” under Section 215 of the Federal Power Act. The Company and its Subsidiaries are not currently parties to any ongoing regulatory proceedings (other than routine ordinary course proceedings) at the PUCT or the FERC, and the Company and its Subsidiaries are not parties to any ongoing enforcement actions by the PUCT, the FERC, the TRE or the NERC, in each case, except such regulatory proceedings or enforcement actions as have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

As used in this Agreement, the term “ERCOT Protocols” means the documents adopted by ERCOT, including any attachments or exhibits referenced therein, as amended from time to time that contain the scheduling, operating, planning, reliability, and settlement (including customer registration) policies, rules, guidelines, procedures, standards, and criteria of ERCOT including all polices, guidelines, procedures, forms, and applications contained within the “Other Binding Documents” adopted by ERCOT.

(p) Brokers and Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Reorganized TCEH Contributions, the Preferred Stock Sale or the Reorganized TCEH Spin-off or the Transactions, except that the Company or its Subsidiaries have employed, and are solely responsible for the fees and expenses of, the financial advisors identified in Section 5.1(p) of the Company Disclosure Letter (and neither the Reorganized Company nor any of its Subsidiaries shall have any liability or responsibility in respect of any such fees following the First Closing).

(q) Real Property. Except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have either good title, in fee or valid leasehold, easement or other rights, to the real property, including land, buildings, wires, pipes, structures and other improvements thereon and fixtures thereto, necessary to permit the Company and its Subsidiaries to conduct their businesses as currently conducted free and clear of any Liens, options, rights of first refusal, conditions, encroachments, easements, rights-of-way, restrictions or other similar encumbrances. In the case of any such real property leased by the Company or any of its Subsidiaries, except as has not had and would not have, individually or in the aggregate, a

Company Material Adverse Effect, there exists no uncured breach or default on the part of the Company or any of its Subsidiaries or, to the Knowledge of the Company, the landlord, under the applicable lease. There are no condemnation or eminent domain proceedings pending, or to the Knowledge of the Company threatened in writing, with respect to any real property that the Company or any of its Subsidiaries owns, leases or operates except as has not had and would not have, individually or in the aggregate, a Company Material Adverse Effect.

(r) Company Material Contracts. Section 5.1(r) of the Company Disclosure Letter lists any Contract (other than a Contract filed as an exhibit to the Company Reports) (i) that would be required to be filed by the Company or any Filing Subsidiary as a “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the Securities Act), except for any such Contract that is a Benefit Plan, (ii) that imposes any material restriction on the right of the Company or any of its Subsidiaries to compete with any other Person or to engage or compete in any line of business or in any geographic area or (iii) that, by its terms, (A) involves potential payments or obligations by or to the Company or any of its Subsidiaries in excess of (x) $10,000,000, in the case of the Company and its Subsidiaries other than the Oncor Entities, or (y) $150,000,000, in the case of the Oncor Entities, or (B) involves the grant to the Company or any of its Subsidiaries of any franchise or right to conduct business in any location or geographic area in which the total number of residential retail customers served by Oncor exceeds 50,000 customers or under which material revenues are generated by the Company or its Subsidiaries (each such Contract, including any Contracts entered into after the date hereof, which, if entered into prior to the date hereof, would have been required to be so listed, a “Company Material Contract”); provided, however, that the Company Material Contracts shall not be deemed to include any Contracts (I) if the rights and interests thereunder are to be contributed to Reorganized TCEH pursuant to the Plan of Reorganization and the Company and its Subsidiaries will not have any obligation or liability in respect thereof after the Plan Effective Date or (II) that are to be fully and unconditionally terminated, discharged or rejected pursuant to the Plan of Reorganization. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (x) each Company Material Contract is in full force and effect (assuming the due execution, authorization, and delivery by each other party thereto), (y) the Company and its Subsidiaries are not in breach of, or default under, the terms of such Company Material Contract and, to the Knowledge of the Company, no other party to a Company Material Contract is in breach of, or default under, the terms of such Company Material Contract and (z) each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary that is a party thereto and, to the Knowledge of the Company, each other party to such Company Material Contracts in accordance with its terms subject, in the case of clause (x) and (z), to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(s) Affiliate Transactions.

(i) Except as disclosed in Section 5.1(s) of the Company Disclosure Letter, and other than those agreements related to ordinary course employment, employee or director compensation, or employee or director incentive arrangements, no officer or director of the TCEH Entities (as defined below) is a party to any agreement, commitment or transaction with the Company or any of its Subsidiaries (excluding the TCEH Entities) or has any material interest in the Company or any of its Subsidiaries (excluding the TCEH Entities).

(ii) Except for (x) the services to be provided under the Transition Services Agreement and (y) the goods, services and applications described in Section 5.1(s) of the Company Disclosure Letter, since December 31, 2014, no TCEH Entity has directly or indirectly, (A) provided or received material services to or from the Company or any of its Subsidiaries (excluding the TCEH Entities) or (B) billed to, or purchased a material amount of goods or other assets from, the Company or any of its Subsidiaries (excluding the TCEH Entities).

(iii) Except as otherwise set forth in the Transition Services Agreement and the agreements disclosed in Section 5.1(s) of the Company Disclosure Letter, there are no material written agreements or arrangements whereby (x) any TCEH Entity currently, directly or indirectly, licenses rights to use Intellectual Property to the Company or any of its Subsidiaries (excluding the TCEH Entities), or (y) the Company or any of its Subsidiaries (excluding the TCEH Entities) currently, directly or indirectly, licenses rights to use Intellectual Property to any TCEH Entity. “TCEH Entities” means (A) EFCH, TCEH, Reorganized TCEH and each of their respective Subsidiaries and (B) EFH Corporate Services and its Subsidiaries.

(t) Anti-Corruption; OFAC.

(i) Since December 31, 2012, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers or employees nor any agent or other Person acting on behalf of the Company or any of its Subsidiaries, has: (a) used any funds of the Company or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expense, in each case relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977; or (d) made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

(ii) The operations of the Company and its Subsidiaries are, and since December 31, 2012 have been at all times, conducted in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar Laws (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any Governmental Entity or any arbitrator involving the Company or any of its Subsidiaries with respect to Money Laundering Laws is pending or, to the Knowledge of the Company, threatened in writing.

(iii) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, officers or employees nor any agent or other Person acting on behalf of the Company or any of its Subsidiaries, is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department.

Section 5.2 Representations and Warranties of the Purchasers. Except as set forth in reasonable detail in the corresponding sections or subsections of the disclosure letter delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed to have been disclosed with respect to any other section or subsection of the Parent Disclosure Letter if the relevance of such item is reasonably apparent based on the information disclosed, provided that no such disclosure shall be deemed to qualify Section 5.2(e) unless expressly set forth in Section 5.2(e) of the Parent Disclosure Letter), the Parent and OV2 each hereby severally, and not jointly and severally, represent and warrant as to itself (and not with respect to each other) to the Company and EFIH that:

(a) Capital Structure.

(i) Immediately prior to the First Closing Date, the issued and outstanding capital stock of Parent will consist of a number of Parent Common Shares sufficient to consummate the Parent Subject Transactions. All of the outstanding Parent Common Shares will be duly authorized, validly issued, fully paid and non-assessable. There are no options to purchase Parent Common Shares issued and outstanding. Except as may be required to issue Parent Common Shares or other equity interests in connection with the Equity Draw-down, the Rights Offering or the Merger, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, performance units, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate Parent to issue or sell units or other equity securities of Parent or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any equity securities of Parent, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(ii) Upon any issuance of Parent Common Shares as a result of the Equity Draw-down, the Rights Offering or the Merger pursuant to this Agreement and the Plan of Reorganization, such Parent Common Shares will be duly authorized, validly issued, fully paid and non-assessable.

(iii) Neither Parent nor OV2 has any Subsidiary or otherwise owns an equity interest in any Person, except that if the First Closing occurs after March 31, 2016, Parent may own outstanding equity interests of a Person that is a real estate investment trust under Section 856 of the Code, which equity interests are listed on a nationally recognized stock exchange, in such minimal amount as is reasonably necessary to qualify Parent as a real estate investment trust under Section 856 of the Code.

(b) Organization, Good Standing and Qualification. Each of OV2 and, as of the date hereof, Parent is a limited liability company duly formed, validly existing and in good standing under the Delaware Limited Liability Company Act and has all requisite limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. As of the First Closing Date, Parent will be a corporation duly incorporated, validly existing and in good standing under the MGCL or the DGCL, as the case may be, and will have all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted. Each of Parent and OV2 is qualified to do business and is in good standing as a foreign limited liability company in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially restrict or materially impair the ability of Parent and OV2 to consummate the Parent Subject Transactions. Parent and OV2 have each made available to the Company a complete and correct copy of the certificate of formation and operating agreement or comparable governing documents of each of Parent and OV2, as in effect on the date of this Agreement.

(c) Corporate Authority. Parent and OV2 have each approved this Agreement and the Parent Subject Transactions and no vote or consent of any member, stockholder or other stakeholder of either Purchaser is necessary to approve the Parent Subject Transactions or this Agreement or any of the other Transaction Agreements to be executed by Parent or OV2 on behalf of Parent or OV2. Each of OV2 and, as of the date hereof, Parent has all requisite limited liability company power and authority and has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under each of this Agreement and the other Transaction Agreements. As of the First Closing Date, Parent will have all requisite corporate power and authority and will have taken all corporate action necessary in order to execute, deliver and perform its obligations under each of this Agreement and the other Transaction Agreements. Each of this Agreement and the other Signing Date Agreements has been duly executed and delivered by each of Parent and OV2 and is a valid and binding obligation of Parent and OV2. Each of this Agreement and the other Signing Date Agreements is enforceable against each of Parent and OV2 in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(d) Governmental Filings; No Violations; Etc.

(i) Other than the Confirmation Order (as defined below), the FERC Approval, the PUCT Approval, the FCC Approval, the filings in respect thereof and the filings, notices, consents, registrations, approvals, permits or authorizations to be made or obtained (A) as contemplated by the Backstop Agreement or any other Transaction Agreement, (B) to or from the Secretary of State of the State of Texas the Secretary of State of the State of Maryland or Delaware, as the case may be, in connection with the Merger, (C) required as a result of facts or circumstances solely attributable to the Company or its Subsidiaries, a direct or indirect change of control thereof or the operation of their businesses, (D) under the HSR Act and (E) under the Exchange Act and the Securities Act (other than those items set forth in clauses (B) and (C), all such approvals being collectively the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or OV2 with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or OV2 from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement or any of the other Transaction Agreements to which Parent or OV2 are parties by Parent and OV2 and the consummation by Parent and OV2 of the Parent Subject Transactions, except those which are authorized by the FERC, PUCT or ERCOT to be obtained or made after the First Closing Date in the ordinary course of business or those that would not reasonably be expected to prevent, materially restrict or materially impair Parent or OV2 from consummating the Parent Subject Transactions.

(ii) The execution, delivery and performance of this Agreement by Parent and OV2 do not, and the consummation by Parent and OV2 of the Parent Subject Transactions will not, constitute or result in (A) a breach or violation of, or a default under, the organizational or comparable governing documents of Parent or OV2; (B) with or without notice, lapse of time or both, a breach or violation of, a default under, the creation or acceleration of any obligations or the creation of a Lien on any of the assets of Parent or OV2 pursuant to, any Contracts binding upon Parent or OV2 or any Laws or governmental or non-governmental permit or license to which Parent or OV2 is subject, except for any such breach, violation, default, creation, acceleration, that would not reasonably be expected to prevent, materially delay or materially impair Parent or OV2 from consummating the Parent Subject Transactions.

(e) Litigation and Liabilities.

(i) There are no Actions pending or, to the knowledge of Parent or OV2, threatened in writing against the Parent or OV2 that seek to enjoin, or would reasonably be expected to have the effect of preventing, making illegal, or otherwise impeding any of the Transactions, or otherwise to prevent, materially restrict or materially impair the ability of the Purchasers to consummate the Parent Subject Transactions.

(ii) Neither Parent nor OV2 has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations incurred or to be incurred in connection with this Agreement or otherwise relating to the Financing or the Parent Subject Transactions.

(f) Financing.

(i) Parent has delivered to the Company a true, complete and correct copy of (A) an executed commitment letter, dated as of the date of this Agreement (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.17, the “Debt Commitment Letter”), from the lenders (including any lenders who become party thereto by joinder or otherwise) party thereto (collectively, the “Lenders”), together with their respective Affiliates, officers, directors, employees, agents, equityholders, advisors and representatives and their respective successors and assigns involved in the Debt Financing (the “Financing Sources”), pursuant to which the Lenders or their respective Affiliates have agreed, subject to the terms and conditions thereof, to provide the debt amounts set forth therein (the debt financing contemplated by the Debt Commitment Letter (including any debt securities to be incurred in connection with the Bond Financing), together with any permitted Alternative Debt Financing (as defined below), is collectively referred to in this Agreement as, the “Debt Financing”), and (B) the fee letter referred to in the Debt Commitment Letter (with solely the fee amounts, pricing caps and other economic “market flex” monetary terms redacted in a customary manner (none of which would adversely affect or reduce the amount or availability of the Debt Financing (other than as may be permitted pursuant to, and in accordance with, Section 1.3 and as set forth on Section 1.1 of the Parent Disclosure Letter)) (as amended, modified, supplemented, replaced or extended from time to time after the date of this Agreement in compliance with Section 6.17, the “Fee Letter”).

(ii) The Purchasers have delivered to the Company true, correct and complete copies of the executed Plan Support Agreement, the executed Backstop Agreement, the Guarantee and the executed Equity Commitment Letter, each dated on or about the date of this Agreement, executed by each of the Purchaser Transaction Parties that is party thereto.

(iii) Except as expressly set forth in the Debt Commitment Letter, Equity Commitment Letter, the Backstop Agreement and the Guarantee (collectively, the “Commitment Documents”) (or in the unredacted portions of the Fee Letter) delivered to the Company, there are no conditions precedent to the obligations of the Lenders or their respective Affiliates or Equity Commitment Parties to provide the financings contemplated thereby (collectively, the “Financing”) or any contingencies that would permit the Lenders or their respective Affiliates or Equity Commitment Parties to reduce the total amount of the Debt Financing or Equity Financing, as applicable. There are no other agreements, side letters or arrangements relating to the Financing to which either of the Purchasers is a party as of the date of this Agreement which could impose conditions to the funding of the Financing, other than those set forth in the Commitment Documents (or in the unredacted portions of the Fee Letter) and the payment of fees to applicable Lenders and Purchaser Transaction Parties or their respective Affiliates in connection with the Financing. As of the date of this Agreement, assuming the truth and accuracy of the representations and warranties of the Company and EFIH contained in this Agreement and the Backstop Agreement, neither Purchaser has any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in the Commitment Documents or the Fee Letter at the time it is required to consummate the First Closing hereunder, nor does either Purchaser have knowledge, as of the date of this Agreement, that any of the Lenders or their respective Affiliates or Equity Commitment Parties will not perform their respective funding obligations under the Commitment Documents in accordance with its terms and conditions.

(iv) The Commitment Documents are a valid, binding obligation of each Purchaser and, to the knowledge of each Purchaser, the other parties thereto, are in full force and effect and, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of either Purchaser, or to the knowledge of either Purchaser, any other party thereto under the terms and conditions of the Commitment Documents and Fee Letter. The Purchasers have paid in full any and all commitment fees or other fees required to be paid on or before the date of this Agreement pursuant to the terms of the Commitment Documents and Fee Letter, and will pay in full any such amounts due on or before the First Closing Date pursuant to such terms and the terms of this Agreement. Neither the Commitment Documents nor the Fee Letter have been modified, altered or amended on or prior to the date of this Agreement. None of the commitments under the Commitment Documents have been withdrawn or rescinded prior to the date of this Agreement, nor, as of the date hereof, is any such amendment, modification, withdrawal or rescission currently contemplated or the subject of current discussions.

(v) After giving effect to the Equity Draw-Down, and assuming that the First Closing Date occurs on or about March 31, 2016, the Purchasers will hold cash contributed (A) by the Equity Commitment Parties pursuant to the Equity Draw-Down and (B) pursuant to the Rights Offering and Backstop Agreement, which amounts, together with the other funding sources referred to in Section 1.4 and cash to be provided by the OV2 Contribution, shall be sufficient to (x) repay 100% of the Interim Financing, (y) fund the Repayment Amount and (z) pay all other amounts payable at the Closings by any Purchaser or the Surviving Company pursuant to or in connection with any Signing Date Agreement, the Debt Financing, the Equity Financing and/or the Transactions.

(g) Purchasers. OV2 was formed solely for the purpose of engaging in the Parent Subject Transactions and activities incidental thereto. All of the outstanding equity securities of Parent and OV2 are owned by a subsidiary of Hunt Consolidated, Inc. (“Hunt”), and at the time of the First Closing will be owned directly or indirectly by the Equity Commitment Parties. Except in connection with its formation, as contemplated by this Agreement or otherwise relating to the Financing or the Transactions, neither Parent nor OV2 has, and prior to the time of the First Closing will not have engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(h) Brokers. Neither Purchaser has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions, except that the Purchasers have employed, and are solely responsible for the fees and expenses of, the financial advisors identified in Section 5.2(h) of the Parent Disclosure Letter.

(i) Taxes. As of the date hereof, OV2 is classified and properly treated as a disregarded entity for federal income tax purposes and, after giving effect to the First Closing, OV2 will be classified and properly treated as a partnership for federal income tax purposes. Parent is classified and properly treated as a corporation for federal income tax purposes. Parent and OV2 have not taken or agreed to take any action, and are not aware of any facts or circumstances, in each case, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. This Section 5.2(i) contains the sole and exclusive representations and warranties of Parent and OV2 relating to Taxes.

(j) Plant Closings and Mass Layoffs. Neither Parent nor OV2 currently plans or contemplates any plant closings, reductions in force, or terminations of Oncor Employees (as defined below) that would reasonably be expected to give rise to obligations under the WARN Act.

(k) Financing. In no event shall the receipt or availability of any funds or financing by either Purchaser or any Affiliate thereof be a condition to either Purchaser’s obligations hereunder.

(l) The Offer. Contemporaneous with the execution and delivery of this Agreement, Parent delivered and made the Offer.

(m) Disclaimer of Other Representations and Warranties. EACH PURCHASER (INDIVIDUALLY AND ON BEHALF OF ITS EQUITYHOLDERS) ACKNOWLEDGES AND AGREES THAT NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES MAKES ANY REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER EXCEPT AS EXPRESSLY SET FORTH IN THE SIGNING DATE AGREEMENTS OR IN ANY CERTIFICATE DELIVERED BY THE COMPANY TO EITHER PURCHASER IN ACCORDANCE WITH THE TERMS THEREOF, AND SPECIFICALLY (BUT WITHOUT LIMITING THE GENERALITY OF THE FOREGOING) THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THE SIGNING DATE AGREEMENTS, NEITHER THE COMPANY NOR ANY OF ITS SUBSIDIARIES MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO (X) ANY PROJECTIONS, ESTIMATES OR BUDGETS OF THE COMPANY OR ANY OF ITS SUBSIDIARIES DELIVERED OR MADE AVAILABLE TO EITHER PURCHASER (OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, MANAGERS, EMPLOYEES OR REPRESENTATIVES) OF FUTURE (I) REVENUES, (II) RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), (III) CASH FLOWS OR (IV) FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF THE COMPANY AND/OR ANY OF ITS SUBSIDIARIES OR (Y) THE FUTURE BUSINESS AND OPERATIONS OF THE COMPANY AND/OR ANY OF ITS SUBSIDIARIES.

ARTICLE VI

Covenants

Section 6.1 Interim Operations.

(a) Each of the Company and EFIH covenants and agrees as to itself and each of its Subsidiaries (other than the Oncor Entities, subject to Section 6.23), and any entities that are to be, and actually are, contributed to Reorganized TCEH pursuant to the Plan of Reorganization) that, except (i) as otherwise specifically permitted by the provisions of this Agreement, (ii) as Parent may approve in writing (such approval, not to be unreasonably withheld, delayed or conditioned), (iii) as is required by any applicable Law or any Order (as defined below) of any Governmental Entity, (iv) as set forth in Section 6.1(a) of the Company Disclosure Letter, (v) as required by the Bankruptcy Court or the Bankruptcy Code, and (vi) as required pursuant to the Plan of Reorganization, in each case after the date hereof and prior to the earlier of the Termination Date (as defined below) and the First Closing Date, (w) the businesses of the Company, EFIH and their respective Subsidiaries (other than the Oncor Entities, subject to Section 6.23) shall be conducted in the ordinary course of business in all material respects and in accordance with the Bankruptcy Code and the Orders of the Bankruptcy Court and (x) each of the Company, EFIH and their respective Subsidiaries (other than the Oncor Entities, subject to Section 6.23) shall use its reasonable best efforts to preserve intact its business organization and relationships with employees, customers, suppliers and Governmental Entities. Without limiting the generality of the preceding provisions of this Section 6.1(a), and in furtherance thereof, from the date of this Agreement until the earlier of the Termination Date and the First Closing Date, except (A) as otherwise specifically permitted by the provisions of this Agreement, (B) as Parent may approve in writing (such approval, not to be unreasonably withheld, delayed or conditioned), (C) as is required by any applicable Law or any Order of any Governmental Entity, (D) as set forth in Section 6.1(a) of the Company Disclosure Letter, (E) as required by the Bankruptcy Court or the Bankruptcy Code, or (F) as required pursuant to the Plan of Reorganization, each of the Company and EFIH will not and will not permit any of its respective Subsidiaries (other than the Oncor Entities, subject to Section 6.23, and any entities that are to be, and actually are, contributed to Reorganized TCEH pursuant to the Plan of Reorganization) to:

(i) adopt any change in its certificate of formation or bylaws or other applicable governing instruments;

(ii) merge or consolidate with any other Person;

(iii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization other than pursuant to the Plan of Reorganization;

(iv) make any acquisition of any assets or Person for a purchase price in excess of $1,000,000, in the aggregate, unless such acquisition would be permissible under Section 6.1(a)(xi) below;

(v) issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of its capital stock or other equity interests (other than (A) the issuance of shares of Common Stock upon the settlement of awards outstanding as of the date hereof under the Company Stock Plan (and dividend equivalents thereon, if applicable), or (B) the issuance of equity interests by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other equity interests or such convertible or exchangeable securities;

(vi) make any loans, advances or capital contributions to or investments in any Person in excess of $1,000,000, in the aggregate (other than loans, advances or capital contributions to or investments in the Company or any direct or indirect wholly owned Subsidiary of the Company);

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interest (except for dividends paid by any direct or indirect wholly owned Subsidiary to the Company or to any other direct or indirect wholly owned Subsidiary of the Company) or enter into any agreement with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire or offer to repurchase, redeem or otherwise acquire, directly or indirectly, any of its capital stock or equity interests or securities convertible or exchangeable into or exercisable for any shares of its capital stock or other equity interests, or any options, warrants or other rights of any kind to acquire any such capital stock or other equity interests or such convertible or exchangeable securities;

(ix) repurchase, redeem, defease, cancel, prepay, forgive, issue, sell, incur, or announce, offer, place, or arrange for the incurrence of, or otherwise acquire any indebtedness for borrowed money or any debt securities or rights to acquire debt securities, of the Company or any of its Subsidiaries, or assume, guarantee or otherwise become responsible for such indebtedness of another Person (other than a wholly owned Subsidiary of the Company), except for indebtedness for borrowed money (A) incurred or repaid under the EFIH First Lien DIP (1) in the ordinary course of business or (2) in connection with the refinancing thereof or (B) incurred by drawing under outstanding letters of credit in the ordinary course of business;

(x)  (A) grant to any Employee any increase in compensation or benefits other than increases in the ordinary course of business, (B) grant to any Employee any increase in change in control, severance or termination pay, (C) establish, adopt, enter into, amend in any material respect or terminate any Assumed Plan (or any plan or agreement that would be a Benefit Plan if in existence on the date hereof) in the case of a Contributed Plan, other than in the ordinary course of business, (D) take any action to accelerate the time of vesting, funding or payment of any compensation or benefits under any Assumed Plan, (E) grant any new awards, or any outstanding awards, under any Assumed Plan, or (F) enter into or amend any collective bargaining agreement or other agreement with a labor union, works council or similar organization, except in the case of the foregoing clauses (A) through (F) for actions required pursuant to the terms of any Benefit Plan, or in accordance with the terms and conditions of this Agreement or applicable Law;

(xi) make or authorize any capital expenditure in an amount in excess of $1,000,000, in the aggregate, during any 12-month period;

(xii) make any material changes with respect to its financial accounting methods, principles, policies, practices or procedures, except as required by Law or by changes in GAAP;

(xiii) other than with respect to (1) audits or other Tax proceedings disclosed in Section 6.1(a)(xiii) of the Company Disclosure Letter or (2) any action to accelerate the recognition of cancellation of indebtedness income that previously has been deferred pursuant to Section 108(i) of the Code, in each case, only and to the extent the foregoing would not materially adversely affect Parent, make (excluding any elections made (a) in the ordinary course of business or (b) under Section 168(k) of the Code) or change any material Tax election, change any material method of Tax accounting, settle or compromise any material Tax liability, claim or assessment or agree to an extension or waiver of the limitation period to any material Tax claim or assessment, grant any power of attorney with respect to material Taxes, enter into any closing agreement with respect to any material Tax or refund or amend any material Tax Return, in each case, other than as required by Law;

(xiv) waive, release, assign, settle or compromise any pending or threatened claim, action, suit or proceeding against the Company or any of its Subsidiaries (A) for an amount in excess of $10,000,000, or (B) that entails the acceptance or imposition of any material restrictions on the business or operations of the Company or its Subsidiaries;

(xv) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any assets, product lines or businesses of the Company or its Subsidiaries (including capital stock of any of its Subsidiaries) with a fair market value in excess of $1,000,000, in the aggregate, other than sales of obsolete goods or equipment or the licensing or sublicensing of, Intellectual Property in the ordinary course of business consistent with past practice or pursuant to Contracts in effect prior to the date hereof that have been made available to the Purchasers;

(xvi) other than pursuant to the Plan of Reorganization, (A) enter into, terminate (other than at the end of a term), renew or materially extend or amend any Company Material Contract or Contract that, if in effect on the date hereof, would be a Company Material Contract; or (B) waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries or liability or obligation owing to the Company or any of its Subsidiaries under any Company Material Contract;

(xvii) enter into any Contract that contains a change of control or similar provision that would require a payment to any Person counterparty thereto in connection with the consummation of the Transactions that would not otherwise be due;

(xviii) fail to maintain in full force and effect material insurance policies covering the Company and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practice unless the Company determines, in its reasonable commercial judgment, that the form or amount of such insurance should be modified; or

(xix) agree, authorize or commit to do any of the foregoing.

(b) Notwithstanding anything in Section 6.1(a) to the contrary, in order to prevent the occurrence of, or mitigate the existence of, an emergency situation involving endangerment of life, human health, safety, the Environment or material property, equipment or other assets, the Company and EFIH may take commercially reasonable actions that would otherwise be prohibited pursuant to Section 6.1(a); provided, however, that the Company and EFIH shall provide Parent with notice of such emergency situation as soon as reasonably practicable after obtaining Knowledge thereof.

(c) Except (i) for actions required under the terms of this Agreement, (ii) for actions expressly permitted under Section 6.2 or (iii) as required by the Bankruptcy Court or the Bankruptcy Code, no party hereto shall intentionally take or permit any of its controlled Affiliates to take any action that is reasonably likely to prevent in any material respect the consummation of any of the Transactions.

(d) Nothing contained in this Agreement is intended to give either Purchaser, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.

Section 6.2 Alternative Proposals.

(a) Notwithstanding anything to the contrary herein, except as specifically permitted by Section 6.2(d) with respect to a Backup Restructuring Proposal, during the period beginning on the date of this Agreement and ending on the earlier of the First Closing Date or the Termination Date, the Company and its Subsidiaries shall not, and shall use their commercially reasonable efforts to cause their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) not to, (i) initiate or solicit, propose, or knowingly facilitate, knowingly encourage or knowingly induce, the submission of, any Alternative Proposal, in each case except as permitted by clause (ii) hereof; (ii) enter into, maintain or continue discussions or negotiations with any Person with respect to, any Alternative Proposal, other than, in the case of this clause (ii), if the Company Board (or any board of directors, board of managers or similar governing body of any Debtor), in response to the receipt of an unsolicited, written Alternative Proposal from a third party, determines in good faith after consultation with its outside financial advisors and outside legal counsel that such Alternative Proposal would reasonably be likely to lead to a Superior Proposal (in which case the Company shall notify the Purchasers of such determination in writing promptly after such determination is reached); or (iii) enter into any written letter of intent, agreement in principle or other agreement (whether or not legally binding) that constitutes an Alternative Proposal (an “Alternative Transaction Agreement”). In addition, during the period specified in the first sentence of this Section 6.2(a), if any Debtor makes or receives any written proposal or expression of interest regarding an Alternative Proposal that is reasonably likely to lead to a Superior Proposal, the Company and EFIH shall promptly notify counsel to Parent of any such proposal or expression of interest relating to an Alternative Proposal, with such notice to include unless prohibited by any agreement to which any Debtor is a party or applicable Law, the material terms of such Alternative Proposal and the identity of the Person or group of Persons making the same. Unless prohibited by any agreement to which any Debtor is a party or applicable Law, the Company and EFIH shall promptly furnish counsel to Parent with copies of any written offer or other information that they make or receive relating to an Alternative Proposal and shall keep counsel to Parent reasonably informed of any material changes to such Alternative Proposal; provided, that if such an Alternative Proposal is a Backup Restructuring Proposal, such obligation shall only be applicable if such Backup Restructuring Proposal is reasonably likely to lead to a Superior Proposal. During the period beginning on the date of this Agreement and ending on the earlier of the First Closing Date or the Termination Date, no Debtor shall enter into any agreement with any Person which prohibits the Company or EFIH from providing information to the Purchasers that the Purchasers are expressly entitled to receive in accordance with this Section 6.2(a) and each of the Debtors shall use its commercially reasonable efforts to amend any existing agreement to which it is a party which prohibits it from providing such information to the Purchasers; provided that, for all purposes of this Agreement, the commercially reasonable efforts of the Debtors shall not include any payments to any counterparty of any such existing agreement or the undertaking of, or response to, any action, suit, claim, cause of action or other form of litigation. Notwithstanding anything else in this Agreement to contrary, references in this Section 6.2 to the Company’s Subsidiaries do not include the Oncor Entities (subject to Section 6.23).

(b) On the date hereof, the Company and its Subsidiaries will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted prior to the date hereof with respect to any Alternative Proposal, other than with respect to any Backup Restructuring Proposal.

(c) For purposes of this Agreement:

“Alternative Proposal” means any bona fide proposal or offer to or from a Person other than the Purchasers or their respective Representatives (or, to the extent that the Purchasers consent in writing to any Affiliate of the Purchasers being treated in the same manner as the Purchasers, any such Affiliate of the Purchasers) with respect to (i) any plan of reorganization or liquidation, proposal, offer, dissolution, winding up, liquidation, reorganization, merger, consolidation, business combination, joint venture, partnership, sale of assets or equity interests or restructuring involving the Debtors or any of their material assets, properties or businesses, (ii) any other direct or indirect acquisition involving the Company and/or one or more of its Subsidiaries or any of their material assets, properties or businesses or (iii) any alternative transaction that would permit the Debtors that are the direct or indirect owners of Oncor Holdings to emerge from the Chapter 11 Cases and does not implement the Restructuring Transactions (as defined in the Plan Support Agreement). For the avoidance of doubt, any proposal by the Company or its Representatives which would otherwise constitute an Alternative Proposal that is not shared by the Company with any third party participant shall not be deemed to be an Alternative Proposal for purposes of this Agreement.

“Backup Restructuring Proposal” means any proposal or offer with respect to any one or more alternative restructuring transactions, plans of reorganization, sales, liquidations, or structured dismissals, either filed or to be filed by the Debtors or filed or to be filed or supported by the Required TCEH First Lien Creditors (other than the Plan of Reorganization) that contains the Required Alternative Terms (as such term is defined in the Plan Support Agreement, including any Alternative Restructuring (as defined in the Plan Support Agreement).

“Superior Proposal” means any bona fide proposal or offer to or from a Person other than the Purchasers or their respective Representatives (or, to the extent that the Purchasers consent in writing to any Affiliate of the Purchasers being treated in the same manner as the Purchasers, any such Affiliate of the Purchasers) with respect to the transactions described in clause (i) through (iii) of the definition of Acquisition Proposal that the Company Board (or the board of directors of EFIH) has determined in good faith, after consultation with its outside financial advisors and outside legal counsel, would, if consummated, result in a transaction superior to the Company (or EFIH, as applicable) than the Transactions, taking into account all terms thereof, including (x) the likelihood and timing of consummation (as compared to the Transactions) and (y) all material legal, financial (including the financing terms of any such proposal), conditionality, regulatory and other aspects of such proposal.

(d) For the avoidance of doubt and notwithstanding Section 6.2(a), the Company and the other Debtors may, (i) solicit (other than within the meaning of 11 U.S.C. § 1125), negotiate, facilitate, and document the other terms of a Backup Restructuring Proposal, (ii) solicit (other than within the meaning 11 U.S.C. § 1125), negotiate, facilitate, and document the terms of another plan or other restructuring transaction that contains the Required Alternative Terms, and (iii) solicit and enter into an agreement or agreements regarding support for and/or financing of a Backup Restructuring Proposal or other restructuring so long as entering into such agreement or agreements does not violate their commitments and obligations under the Plan Support Agreement; provided, however, that the Company or the applicable Debtor shall use commercially reasonable efforts (x) to keep confidential any solicitation, negotiation, facilitation, and documentation by the Debtors of a Backup Restructuring Proposal and (y) to enter into confidentiality agreements with any counterparty to any agreement regarding support for and/or financing of a Backup Restructuring Proposal, which confidentiality agreement provides that the existence and terms of such Alternative Restructuring shall be kept confidential and shall not be publicly disclosed, except in each case to the extent required by applicable Law or pursuant to such confidentiality agreements (including any “cleansing” provisions set forth in such confidentiality agreements) as determined by the Company or other Debtor in its sole and absolute discretion, and (iv) during the Alternative Restructuring Support Period (as defined in the Plan Support Agreement), pursue an Backup Restructuring Proposal as set forth in Section 5 of the Plan Support Agreement. Notwithstanding the foregoing, this Section 6.2(d) shall not permit, and the Company and its Subsidiaries shall not, and shall use their reasonable best efforts to cause their respective Representatives not to, make or support any filings with the Bankruptcy Court or any filings with or submissions or inquiries to any other Governmental Entity, including the PUCT, FCC or FERC or make or support any public statements with respect to any Alternative Proposal or Backup Restructuring Proposal, in each case other than in accordance with this Agreement, the Plan Support Agreement, the Plan of Reorganization and the other Transaction Agreements.

(e) The Company and EFIH shall not, and they shall cause their Subsidiaries (other than the Oncor Entities, subject to Section 6.23) not to, seek to cause or cause the Oncor Entities to take any action that the Company is prohibited from taking pursuant to this Section 6.2.

Section 6.3 Filings; Other Actions; Notification.

(a) Cooperation.

(i) Subject to the terms and conditions set forth in this Agreement, the Company and EFIH, on the one hand, and the Purchasers, on the other hand, shall cooperate with each other and cause their respective Subsidiaries (other than the Oncor Entities, subject to Section 6.23) to use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done, and assist and cooperate with the other parties and the Oncor Entities in doing, all things reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Transactions, as promptly as reasonably practicable, including negotiating, preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in connection with the execution, delivery and performance of this Agreement and the Transactions; provided that notwithstanding the foregoing, or anything else in this Agreement to the contrary, the Company’s and its Subsidiaries’ (other than the Oncor Entities, subject to Section 6.23) sole obligations with respect to (i) the Minority Interest Contribution and/or the EFIH Parent Issuance are set forth in Section 1.6, Section 6.20 and Section 6.22 and (ii) the IPO Conversion Plan are set forth in Section 1.1, Section 6.19 and Section 6.23.

(ii) The Company and the Purchasers shall use their respective reasonable best efforts to make all filings required of the Company, EFIH, Parent and OV2 under the HSR Act in respect of the applicable Transactions as promptly as reasonably practicable after the date hereof (unless otherwise mutually agreed). The filing fees required under the HSR Act shall be at Parent’s sole cost and expense (and shall not be subject to reimbursement pursuant to Section 6.25 or any other Transaction Agreement, including the Plan Support Agreement). The Company agrees that, prior to the termination of this Agreement, it will not withdraw any filing under the HSR Act made in connection with the Transactions without the prior written consent of Parent. The Company and Purchasers shall supply as promptly as reasonably practical any additional information and documentary material that may be requested pursuant to the Competition Laws.

(iii) Each of (i) the Purchasers shall, pursuant to the Oncor Letter Agreement or otherwise, and (ii) the Company and EFIH shall, pursuant to Section 6.23 or otherwise, use their reasonable best efforts to cause Oncor, to file with the FERC an application for the FERC Approval as promptly as reasonably practicable, but in no event later than 45 days after the date hereof.

(iv) Each of (i) the Purchasers shall, pursuant to the Oncor Letter Agreement or otherwise, and (ii) the Company and EFIH shall, pursuant to Section 6.23 or otherwise, use their reasonable best efforts to cause Oncor to submit to the PUCT a single, integrated filing (on behalf of the parties) that requests prior approval by the PUCT of the Transactions, including the Oncor Restructuring (the “PUCT Filing”), as promptly as reasonably practicable, but in no event later than 45 days after the date hereof.

(v) In connection with any PUCT Filing or application submitted to the FCC or FERC with respect to the Transactions (together, the “FCC/FERC Applications” and, together with the PUCT Filing, the “Applications”), the Company shall not be required to endorse, or cause any of its Subsidiaries to endorse, as the Company’s or its Subsidiaries’ own strategy or take actions to support any modification of the Company’s or its Subsidiaries’ strategy and business plan that the Company determines in good faith would not be in the best interests of the Company or such Subsidiaries to support if the Transactions were not to be completed;

provided, however, that nothing in this Section 6.3(a)(v) shall affect the Company’s and its Subsidiaries’ obligation to include the Key Regulatory Terms (as defined below) (as applicable) in the Applications. Nothing contained in this Section 6.3(a)(v) is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time.

(vi) Each of the Company, EFIH, Parent and OV2 agrees that (A) the Applications shall include the information concerning the Transactions, the Company and its Subsidiaries, and the Purchasers required by applicable Laws of the State of Texas and such other jurisdictions as may be mutually determined by the Company, EFIH and the Purchasers, as the case may be, (B) the Applications and any amendments or supplements thereto shall include the key terms and undertakings set forth in Exhibit F hereto (the “Key Regulatory Terms”) to the extent applicable to such Applications and the jurisdictions relevant thereto and such additional agreements or commitments as the Company, EFIH and the Purchasers mutually agree are advisable to obtain the PUCT Approval, FERC Approval or FCC Approval, and (C) neither the Company nor any of its Subsidiaries (other than the Oncor Entities, subject to Section 6.23) shall, or shall be required or permitted to, agree to, or accept any agreements, commitments or conditions in connection with the Transactions pursuant to any settlement or other agreement with any Governmental Entity, which would constitute a Burdensome Condition without the prior written consent of Parent.

(vii) Subject to Section 6.3(f) and applicable Laws relating to the exchange of information, the Purchasers, on the one hand, and the Company and EFIH, on the other hand, shall use their respective reasonable best efforts to provide the other a reasonable opportunity to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all material information relating to either Purchaser or the Company and any of their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, or oral presentations made to any Governmental Entity (other than the NRC) in connection with the Transactions (other than, subject to Section 6.13, in connection with the Chapter 11 Cases). In exercising the foregoing rights, each of the Company and the Purchasers shall act reasonably and as promptly as practicable.

(viii) The Purchasers, on the one hand, and the Company and EFIH, on the other hand, agree not to schedule, to the extent reasonably practicable, any substantive meetings or substantive communications with the PUCT, FERC or in pursuit of obtaining any necessary clearances pursuant to Competition Laws (but excluding, for the avoidance of doubt, the NRC) regarding the Transactions or the Plan of Reorganization without giving the other party or its Representatives a reasonable opportunity to participate in such meeting or communication to the extent permitted by such Governmental Entity, and in any event the parties shall keep each other reasonably apprised of all material substantive communications with Governmental Entities (other than the NRC) of which it is aware regarding the Transactions (other than, subject to Section 6.13, in connection with the Chapter 11 Cases). Nothing in this Section 6.3(a)(viii) shall prevent, limit or restrict the Company’s or any of its Subsidiaries’ or other Affiliates from interacting, communicating or making filings or applications with, or resolving any investigation or other inquiry of, any agency or other Governmental Entity (i) in the ordinary course of business consistent with past practice or (ii) in connection with any aspect of the Plan of Reorganization or the Chapter 11 Cases that is not directly related to this Agreement or the Transactions (subject to Section 6.13). The Purchasers, on the one hand, and the Company and EFIH, on the other hand, shall use their reasonable best efforts to obtain the PUCT Approval and the FERC Approval as expeditiously as possible, and notwithstanding anything to the contrary contained herein, expressly agree that receipt of such approval from the PUCT or the FERC shall be sufficient to satisfy all conditions relating to any such approval set forth in Article VII hereof, to the extent that the only conditions or requirements to such approval constitute Acceptable Regulatory Conditions.

(ix) In the event that the Company and Parent agree in writing upon the use of common counsel or consultants with respect to the negotiation, preparation or filing of any necessary consent, registration, approval, permits and/or authorizations under this Section 6.3(a)(ix), they shall share equally the fees and expenses of such counsel and consultants. In such case any party who does not pay its full share of such fees and expenses shall reimburse the other party for any such shortfall on a monthly basis to the extent such other party paid more than its share of such fees and expenses. The party to whom such reimbursement is owed shall invoice the other party monthly for such reimbursement expenses and such invoices shall be payable in immediately available funds within thirty (30) days after the receipt thereof.

(b) Information. Subject to Section 6.3(f), the Company and EFIH, on the one hand, and the Purchasers, on the other hand, shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries (other than the Oncor Entities, subject to Section 6.23), directors, officers and equityholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of any Purchaser, the Company or any of their respective Subsidiaries to or with any third party and/or any Governmental Entity (other than the NRC) in connection with the Transactions.

(c) Status. Subject to Section 6.3(f) and the instructions of any Governmental Entity, the Company and EFIH, on the one hand, and the Purchasers, on the other hand, shall keep the other reasonably apprised of the status of material matters relating to completion of the Transactions, including, upon reasonable request, promptly furnishing the other with copies of notices or other communications received by Parent or OV2 or the Company or EFIH, as the case may be, or any of their Subsidiaries (other than the Oncor Entities, subject to Section 6.23), from any third party and/or any Governmental Entity (other than the NRC or the Bankruptcy Court) with respect to the Transactions. The Company and EFIH will also keep the Purchasers reasonably and regularly advised of the status and progress of, and provide to the Purchasers any information reasonably requested by them regarding, any other consents of Governmental Entities required in connection with the implementation and consummation of the transactions contemplated by the Plan of Reorganization that are related to or could reasonably be expected to affect the Transactions, including any consents or approvals to be granted by the NRC in connection with the Reorganized TCEH Spin-Off and related transactions. Neither the Company nor EFIH shall take any action with respect to the approvals to be granted by the NRC that would be expected to unreasonably delay the consummation of the Transactions.

(d) Regulatory Matters; Reasonable Best Efforts. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 6.3, each of the Company and EFIH and Parent and OV2 shall use its reasonable best efforts to take, or cause to be taken, the following actions:

(i) the prompt provision to each and every federal, state, local or foreign court or Governmental Entity (including the FCC, the FERC and the PUCT) with jurisdiction over any Company Approvals or Parent Approvals of information and documents reasonably requested by any such Governmental Entity or that are necessary, proper or advisable to permit consummation of the Transactions;

(ii) with respect to the FCC Approval, the FERC Approval and the PUCT Approval, the expiration or earlier termination of any waiting period under the HSR Act applicable to the Transactions, and any other approval or consent of a Governmental Entity arising due to a change in Law after the date of this Agreement, obtain all such necessary approvals and avoid the entry or enactment of any permanent, preliminary or temporary injunction or other Order, decree, decision, determination, judgment or Law, individually or in the aggregate, that would be reasonably likely to restrain, prevent, enjoin, materially restrict, materially impair or otherwise prohibit the Transactions, including Parent and OV2 taking all actions required by, and accepting all conditions and/or requirements imposed under the terms of any, consent, registration, order, approval or authorization issued by any Governmental Entity in connection with the Transactions to the extent that such conditions or requirements constitute an Acceptable Regulatory Condition; and

(iii) in the event that any permanent, preliminary or temporary injunction, decision, Order, judgment, determination, decree or Law is entered, issued or enacted, or becomes reasonably foreseeable to be entered, issued or enacted, in any Action, review or inquiry of any kind that would make consummation of the Transactions unlawful or that would restrain, prevent, enjoin, materially restrict, materially impair or otherwise prohibit consummation of the Transactions, reasonable best efforts to resist, vacate, modify, reverse, suspend, prevent, eliminate, avoid, remove or comply with such actual, anticipated or threatened injunction, decision, Order, judgment, determination, decree or enactment so as to permit prompt consummation of the Transactions.

(e) Notwithstanding the obligations set forth in this Section 6.3, (A) Parent and OV2 shall not be required to, and (B) the Company, EFIH and their Subsidiaries (other than the Oncor Entities, subject to Section 6.23) shall not be permitted to, without the prior written consent of the Purchasers, take any action pursuant to this Section 6.3 in connection with obtaining the FCC Approval, the FERC Approval and the PUCT Approval, the expiration or earlier termination of any waiting period under the HSR Act applicable to the consummation of the Transactions or any approval or consent of a Governmental Entity (other than the Bankruptcy Court or the NRC) in connection with the Transactions (whether arising due to a change in Law after the date of this Agreement or otherwise) if the taking of such efforts or action, individually or in the aggregate, would result in a Burdensome Condition.

“Burdensome Condition(s)” means any condition, order, sanction, requirement or term that, individually or in the aggregate, (i) would be reasonably likely to have a material adverse effect on the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company or the Surviving Company and their respective Subsidiaries, taken as a whole, or the Oncor Entities, taken as a whole, (ii) subjects the operations of the Company or the Surviving Company and their respective Subsidiaries or the Oncor Entities following the First Closing Date to any restriction, limitation, condition or obligation that differs materially and adversely from those currently applicable to the Oncor Entities, (iii) would prevent Oncor from recovering in rates material expenditures recovered by Oncor in its rates consistent with its past practices, or (iv) subjects any Equity Commitment Party or any of their Affiliates (other than the Company or the Surviving Company or their Subsidiaries or the Oncor Entities) to a requirement to take or refrain from taking any action or make or undertake any payment or to any condition, order, sanction, requirement or term; provided that (A) the Key Regulatory Terms, and (B) any such condition, order, sanction, requirement or term that primarily relates, as indicated on the face of the order or approval, to the Minority Interest Contribution or the EFIH Parent Issuance shall, in each case, not be deemed to be, or contribute to, a Burdensome Condition, and the failure to receive the approval from any Governmental Entity (including the FERC or the PUCT) of the Minority Interest Contribution or the EFIH Issuances shall not be deemed, or contribute to, a Burdensome Condition. Notwithstanding anything in this Agreement to the contrary, the parties hereto acknowledge and agree that to the extent any condition or requirement imposed or reimposed on the Company or any of its Subsidiaries by any Governmental Entity (other than the Bankruptcy Court) in connection with any approval sought in connection with this Agreement is substantially similar to, or has the same effect as, any condition or requirement imposed on Sharyland Utilities, L.P., Sharyland Distribution and Transmission Services, L.P., or any of their affiliates pursuant to Docket No. 35287 issued by the PUCT on July 21, 2008, such condition or requirement shall not be deemed to be, or contribute to, a Burdensome Condition and, shall be deemed to be an “Acceptable Regulatory Condition.”

(f) Notwithstanding the foregoing, all information disclosed pursuant to this Section 6.3(f) shall be subject to the Confidentiality Agreements and nothing in this Section 6.3(f) shall require any party (i) to violate any of its binding obligations with respect to confidentiality, (ii) to disclose any privileged information or (iii) to violate any applicable Laws or Orders; provided, that, as applicable, each of the Company and EFIH, on the one hand, and the Purchasers, on the other hand, shall, to the extent permitted by applicable Law, provide notice to each other that any information is being withheld pursuant to this provision and shall use their respective commercially reasonable efforts to find a mutually agreeable solution to any such confidentiality and/or privilege concerns. Nothing in this Agreement, including this Section 6.3, shall require, or be construed to require, Parent, OV2 or any of their Affiliates or any of the Equity Commitment Parties or their respective Affiliates to agree to the sale, license, divestiture, hold separate or other disposition of any assets, categories of assets or business or other segments of the Company, its Subsidiaries or Affiliates or of either of the Purchasers or any of the Purchaser Transaction Parties or their respective Affiliates.

Section 6.4 Access and Reports. Subject to applicable Law, upon reasonable notice, each of the Company and EFIH shall, and each shall cause its Subsidiaries (other than the Oncor Entities, subject to Section 6.23) to afford the officers and other Representatives of Parent reasonable access, during normal business hours throughout the period from the date hereof through the earlier of the Termination Date and the First Closing Date, to its employees, properties, books, contracts and records and, during such period, each of the Company and EFIH shall, and each shall cause its Subsidiaries (other than the Oncor Entities, subject to Section 6.23) to furnish to Parent all such information concerning its business, properties, facilities, operations and personnel as Parent reasonably requests, provided that no investigation pursuant to this Section 6.4 shall (i) unreasonably interfere with the ongoing operations of the Company or its Subsidiaries or (ii) affect or be deemed to modify any representation or warranty made by the Company or any condition to the obligations of the Purchasers contained herein, and provided, further, that the foregoing shall not require the Company or any of its Subsidiaries to (a) permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or such Subsidiary would result in the disclosure of any trade secrets of third parties or violate any of its or any of its Subsidiaries’ obligations with respect to confidentiality if the Company or such Subsidiary shall have used reasonable efforts to furnish such information in a manner that does not result in any such disclosure or violation, including obtaining the consent of such third party to such inspection or disclosure; or (b) disclose any privileged information of the Company or any of its Subsidiaries if the Company or such Subsidiary shall have used reasonable best efforts to furnish such information in a manner that does not result in the loss of such privilege. All requests for information made pursuant to this Section 6.4 shall be directed to Evercore Group L.L.C. or the individuals set forth in Schedule 6.4. All such information shall be governed by the terms of the Confidentiality Agreements, which notwithstanding anything to the contrary therein, shall remain in effect until the First Closing Date (but shall terminate and cease to be of any further force or effect on such date as it relates to information relating to the Company or its Subsidiaries).

Section 6.5 Publicity. The parties shall consult with each other prior to issuing any press releases or making any public announcements with respect to the Transactions (including any initial press release regarding this Agreement and the Transactions), provided that, subject to Section 6.13(b), the Company and its legal counsel, agents, and representatives shall not be required to consult with the Purchasers prior to making filings on the docket of, or statements on the record before, the Bankruptcy Court relating to this Agreement or the Transactions, provided, further, that the Company, on the one hand, and each Purchaser on the other hand, and their respective Affiliates, may, without the prior consent of the other, but only following consultation with the other to the extent reasonably practicable, issue such public disclosure as may be required by applicable Law to which the disclosing party is subject. Nothing in this Section 6.5 shall supersede or override the obligations contained in Section 6.2(d).

Section 6.6 Employee Benefits.

(a) On the First Closing Date, sponsorship (including assumption of all assets and liabilities thereto) of the Contributed Plans (whether terminated or not) will be transferred to TCEH for further contribution to Reorganized TCEH as part of the TCEH Contribution; provided that, except as otherwise set forth in the Amended and Restated Split Participant Agreement (as defined below), none of Parent, OV2, any Oncor Entity or any of their Affiliates shall assume or otherwise incur any liability or obligation under any compensatory, severance or similar arrangement in respect of any Non-Oncor Employee (as defined below), it being understood that Reorganized TCEH and Oncor shall enter into the Amended and Restated Split Participant Agreement.

For purposes of Section 6.6(a):

“Non-Oncor Employee” means consistent with past practices (i) any individual employed by TCEH, Reorganized TCEH or any of their Affiliates immediately following the Spin-Off Date or (ii) any individual formerly employed by TCEH or any Affiliate of TCEH or Reorganized TCEH (which for this purpose would constitute an Affiliate immediately following the First Closing Date);

“Oncor Employee” means consistent with past practices (i) any individual employed by an Oncor Entity or an Affiliate thereof immediately following the First Closing Date or (ii) any individual formerly employed by an Oncor Entity, by any predecessor regulated electric utility business on a full time basis other than as a Non-Oncor Employee or an Affiliate thereof (which for this purpose would constitute an Affiliate immediately following the First Closing Date); and

“Split Participant Service” means service of Oncor Employees or Non-Oncor Employees, as applicable, whose employment includes service with both the regulated electric business of Oncor (or a predecessor regulated electric business) and a non-regulated business of the Company or its Affiliates.

(b) At the First Closing, Oncor and Reorganized TCEH shall duly execute and deliver an Amended and Restated Split Participant Agreement substantially in the form of Exhibit G (the “Amended and Restated Split Participant Agreement”).

(c) The Company and Parent agree to work together in good faith to develop such timelines, plans, agreements, and communications, and to exchange such information as is necessary to effectuate the intent of this Section 6.6 in an orderly manner. The parties to this Agreement have no intent to create any arrangement that would constitute a self-insured “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA under Subtitle A of Title I of ERISA or similar state law (a “MEWA”) by virtue of, or in connection with, any of the Transactions. To the extent that the Oncor Retiree Welfare Plan becomes a self-insured MEWA by virtue of, or in connection with, any of the Transactions, it is the intent of the parties to this Agreement that the Oncor Retiree Welfare Plan will only be a self-insured MEWA during the temporary period beginning on the Closing Date and ending on December 31, 2017 (the “Transition Period”). As of the end of the Transition Period, or such earlier date as mutually agreed, the parties to this Agreement and Reorganized TCEH pursuant to the separation agreement contemplated by the Plan of Reorganization shall agree that an Oncor Entity shall create a separate retiree welfare benefit plan for the benefit of the applicable Oncor Employees and Non-Oncor Employees with Split Participant Service (the “Fully Insured Retiree Plan”) that is a “fully insured” MEWA within the meaning of Section 514(b)(6) of ERISA under Subtitle B of Title I of ERISA. In the event that an Oncor Entity would, in connection with the maintenance of the Fully Insured Retiree Plan, otherwise be required to maintain the Oncor Retiree Welfare Plan as a fully insured MEWA, Reorganized TCEH pursuant to the separation agreement contemplated by the Plan of Reorganization and the parties to this Agreement agree to work together in good faith, as necessary, to implement an appropriate approach that satisfies any regulatory requirements applicable to the Fully Insured Retiree Plan and the Oncor Retiree Welfare Plan and offsets any material costs that would otherwise be incurred under such circumstances and that are not otherwise recoverable by Oncor through the rate-making process of the PUCT.

(d) The provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no current or former Employee or any other individual associated therewith shall be regarded for any purpose as a third party beneficiary of this Agreement, and nothing herein shall be (i) construed as an amendment to any Benefit Plan for any purpose, (ii) give any employee or former employee or any other individual associated therewith or any employee benefit plan or trustee thereof or any other third person any right to enforce the provisions of this Section 6.6 or (iii) obligate Parent, the Surviving Company, OV2, Reorganized TCEH or any of their respective Affiliates to (A) maintain any particular benefit plan, except as provided otherwise in the Amended and Restated Split Participant Agreement or (B) retain the employment of any particular employee.

Section 6.7 WARN Act. For a period of ninety (90) days immediately following the First Closing Date, neither Parent nor OV2 shall close any facility or lay off any Employees of the Surviving Company or its Subsidiaries, if such closure or layoff would result in any obligations or liabilities for the Company or any of its Subsidiaries under the WARN Act.

Section 6.8 Expenses. The Surviving Company shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Shares and other administrative actions contemplated in Article IV. The Debtors shall pay all administrative expenses incurred in the Chapter 11 Cases. Except as otherwise provided in the immediately preceding sentences, in Section 6.3(a)(ix), Section 6.17(g), Section 6.19, Section 6.20(c), Section 6.22, Section 6.25, and Section 8.5 hereof, in the Plan Support Agreement, or in the Settlement Agreement, whether or not the Transactions are consummated, all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such costs and expenses.

Section 6.9 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the First Closing, the Surviving Company agrees that it will indemnify and hold harmless, to the fullest extent permitted under applicable Law (and the Surviving Company shall also advance expenses as incurred to the fullest extent permitted under applicable Law, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification), each present and former director, manager, member and officer of the Company and each of its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Proceeding”), arising out of or related to such Indemnified Parties’ service as a manager, member, director or officer of the Company or any of its Subsidiaries or services performed by such persons at the request of the Company or any of its Subsidiaries at or prior to or on the First Closing Date, whether asserted or claimed prior to, at or after the First Closing Date, including, without limitation, the Transactions.

(b) If any Person asserts a claim (an “Eligible Claim”) against an Indemnified Party that could reasonably be expected to give rise to a right on the part of the Indemnified Party to indemnification under this Section 6.9, the Indemnified Party shall give notice of such Eligible Claim to the Surviving Company as soon as practicable after receiving written notice of such Eligible Claim or otherwise acquiring actual knowledge of the assertion thereof (but in no event later than ten (10) Business Days after receiving notice of such Eligible Claim or otherwise acquiring actual knowledge of the assertion thereof), and the Surviving Company shall have the right to assume the defense of such Eligible Claim so long as (i) the Eligible Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party; (ii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Surviving Company in connection with the defense of the Eligible Claim; (iii) the Eligible Claim does not relate to or otherwise arise in connection with Taxes or any criminal or regulatory enforcement Action; and (iv) the Surviving Company conducts the defense of the Eligible Claim actively and diligently; provided, however, that the failure to so notify the Surviving Company will not relieve the Surviving Company from any liability that the Surviving Company may have hereunder with respect to such Eligible Claim, except to the extent that the Surviving Company is actually prejudiced as a result of such failure. If the Surviving Company elects not to assume the defense, is not permitted to assume the defense pursuant to the terms of the Agreement, or fails to diligently pursue or maintain the defense in a timely manner, then the Indemnified Party may employ counsel reasonably satisfactory to the Surviving Company to represent or defend the Indemnified Party against any such Eligible Claim, and the reasonable out of pocket attorney’s fees incurred by the Indemnified Party for such counsel will be included in the Indemnified Party’s Costs; provided, however, that the Indemnified Party’s Costs shall not, in connection with any Proceeding or separate but substantially similar Proceedings arising out of the same general allegations, include the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, except to the extent that local or specialized counsel, in addition to its regular counsel, is required in order to effectively defend against the Eligible Claim and/or the Indemnified Party has been advised by counsel that an actual or potential conflict exists between one or more of the Indemnified Parties in connection with the defense of the Eligible Claim. If the Surviving Company does assume the defense of an Eligible Claim, the Indemnified Party shall have the right to participate in the defense of such Eligible Claim at its own expense. If the Indemnified Party retains its own counsel, the Surviving Company shall reasonably cooperate in providing information to and consulting with the Indemnified Party about the Eligible Claim. The Surviving Company shall not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) consent to the entry of any judgment or order or enter into any settlement with respect to any Eligible Claim unless and until the Surviving Company has agreed in writing to pay all amounts payable pursuant to such settlement, judgment or order and such settlement, judgment or order (i) includes an unconditional and irrevocable release of the Indemnified Party for all liability arising out of such claim (ii) does not result in the finding or admission of any violation of Law on the part of the Indemnified Party and (iii) does not impose any injunctive relief or admit to any wrongdoing by or on behalf of the Indemnified Party. Notwithstanding anything to the contrary contained herein, in no event shall the Indemnified Party consent to the entry of judgment or enter into any settlement with respect to an Eligible Claim for which it is seeking indemnification without the prior written consent of the Surviving Company (such consent not to be unreasonably withheld, conditioned or delayed).

(c) Prior to the Effective Time, the Company shall be permitted to obtain and fully pay the premium for the extension of (i) the directors’ and officers’ liability coverage of the Company’s and its Subsidiaries’ existing directors’, managers’ and officers’ insurance policies, and (ii) the Company’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance with terms, conditions, retentions and limits of liability that are, taken as a whole, no less advantageous than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Notwithstanding the foregoing, in no event shall the Company be permitted to expend, for the entire tail policy, in excess of 300 percent of the annual premium currently paid by Company for its current policies of directors’ and officers’ liability insurance (in the aggregate) (which premiums are hereby represented and warranted by the Company to currently be approximately $7.3 million per annum).

(d) If the Surviving Company or any of its successors or assigns shall (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Company shall assume all of the obligations of the Surviving Company set forth in this Section 6.9.

(e) The rights of the Indemnified Parties under this Section 6.9 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or formation or bylaws, operating agreement or comparable governing documents of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws. All rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time and rights to advancement of expenses relating thereto now existing in favor of any Indemnified Party as provided in the certificate of formation, bylaws, operating agreement or comparable governing documents of the Company or of any Subsidiary of the Company or any indemnification agreement between such Indemnified Party and the Company or any of its Subsidiaries shall survive the Merger and be assumed by the Surviving Company and shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such Indemnified Party.

(f) The provisions of this Section 6.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties.

(g) Notwithstanding anything in this Section 6.9 to the contrary, the Purchasers may enter into separate agreements regarding the matters covered by this Section 6.9 with one or more Oncor Entities. If any such separate agreement is entered into, the terms of any such separate agreement shall govern in the case of any inconsistency between Section 6.9 and the terms of such separate agreement, solely with respect to the present and former directors, managers, members and officers of the Oncor Entities.

Section 6.10 Resignation of Directors and Officers.

(a) Pursuant to the Plan of Reorganization, except as otherwise may be agreed by Parent in writing, the Company Board, all officers of the Company and all members of any board of directors or similar governing body and all officers of any Subsidiary of the Company (other than the Oncor Entities, subject to Section 6.23) in each case who are in office immediately prior to the Effective Time, shall be deemed to have resigned from such position(s) effective at the Effective Time.

(b) As of the First Closing Date, subject to obtaining the PUCT Approval, the designees of the Company serving on the board of directors of each of Oncor and Oncor Holdings shall resign and be replaced by two (2) members appointed by Parent to serve on each respective board of directors until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the limited liability company agreement of each of Oncor and Oncor Holdings.

Section 6.11 Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or regulation is or may become applicable to the Transactions, (i) the Company and the Company Board and (ii) EFIH and the board of managers of EFIH, in each case shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

Section 6.12 Notice of Current Events. From and after the date of this Agreement until the First Closing, the Company and EFIH, on the one hand, and the Purchasers, on the other hand, shall promptly notify each other orally and in writing upon (i) receipt of any written communication from any Person that is a party to a Company Material Contract alleging that the consent of such Person (or another Person) is required in connection with the Transactions; (ii) becoming aware of any occurrence, or non-occurrence, of any event that, individually or in the aggregate, would cause any of the representations or warranties of such party or parties contained in this Agreement to be untrue or inaccurate which, individually or in the aggregate, would reasonably be expected to result in any condition to the obligations of the other party or parties to consummate the Transactions not to be satisfied; (iii) receipt of any material notice or other communication from any Governmental Entity in connection with the Transactions and (iv) the commencement of any Action that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to, in the case of the Company or EFIH, Section 5.1(g) or, in the case of Parent, Section 5.2(e) (provided, however, that the delivery of any notice pursuant to this Section 6.12 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to either party, or any of the conditions set forth in Article VII).

Section 6.13 Bankruptcy Court Matters.

(a) The Debtors shall use commercially reasonable efforts to: (i) file, as soon as reasonably practicable, the Plan of Reorganization, the Disclosure Statement and the Settlement Motion (each as defined in the Plan Support Agreement), (ii) file, as soon as reasonably practicable, motions seeking approval of the Company’s and EFIH’s entry into and performance under the Backstop Agreement and this Agreement; (iii) file on or before the day that is twenty-eight (28) days after the Debtors’ execution of the Plan Support Agreement, the Supplemental Ruling Request (as defined in the Plan Support Agreement) pursuant to the Plan Support Agreement; and (iv) take all steps reasonably necessary or desirable to obtain orders of the Bankruptcy Court (A) on or before September 30, 2015, approving the Company’s and EFIH’s entry into and performance under the Plan Support Agreement, (B) on or before October 31, 2015, approving the Disclosure Statement, and (C) on or before December 15, 2015, confirming the Plan of Reorganization and approving the Settlement Agreement (as defined in the Plan Support Agreement) and the Debtors’ entry into and performance under the Settlement Agreement, the Backstop Agreement and this Agreement, in each case subject to any extensions to such dates requested in accordance with Section 11 of the Plan Support Agreement.

(b) The Debtors shall use commercially reasonable efforts to provide to Parent copies of all motions, filings, pleadings, other documents or proposed orders that the Debtors intend to file with the Bankruptcy Court relating to the Transaction Agreements or the Transactions (including the Plan of Reorganization) no less than three (3) Business Days in advance of such filing; provided, however, that all Parties acknowledge such three (3) Business Day period, as applicable, may not be reasonably practicable in all cases, and that in such cases the Debtors shall provide as much advance notice as is reasonably practicable. The Company and EFIH shall incorporate all reasonably requested comments of the Purchasers in such motions, filings and orders.

(c) In the event that any Order reasonably necessary to consummate the Transactions is appealed or a stay pending appeal is sought, subject to the parties’ respective rights to terminate this Agreement pursuant to Article VIII hereof, the Company, EFIH, Parent and OV2 shall use their respective reasonable best efforts to oppose the appeal or the stay pending appeal and seek the dismissal of any appeal.

Section 6.14 Parent and OV2 Waiver. Subject to the receipt by the Purchasers, the Company and EFIH of a reciprocal release from Reorganized TCEH and its Subsidiaries pursuant to the Plan of Reorganization which is substantially consistent with the release contained herein, and except as set forth in Section 6.14 of the Parent Disclosure Letter, each of the Purchasers, the Company and EFIH, acknowledges and agrees that, effective from and after the First Closing, to the fullest extent permitted under applicable Law, any and all rights, Claims and causes of action, Debts, liabilities and obligations, of any nature (other than liabilities or obligations arising under the Plan of Reorganization, including in respect of the indemnification contained in the Plan of Reorganization, the Tax Matters Agreement (as defined below) or any other Transaction Agreement), it or any of its Subsidiaries may have against Reorganized TCEH or any of its Subsidiaries following the First Closing or their respective directors, employees, managers, equityholders, successors and assigns (the “Released Persons”) whether arising under, or based upon, any Law or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common Law) are hereby forever fully and irrevocably waived, released and discharged (the “Released Claims”) and following the First Closing no claim shall be brought or maintained by, or on behalf of, any of the Purchasers, the Surviving Company, EFIH or any of their respective Subsidiaries (the “Parent Parties”) against any Released Person, and no recourse shall be sought or granted against any of them, by virtue of, or based upon any Released Claims. Subject to the receipt by the Purchasers, the Company and EFIH of a reciprocal indemnity from Reorganized TCEH and its Subsidiaries pursuant to the Plan of Reorganization which is substantially consistent with the indemnity contained herein, each of the Purchasers, the Company and EFIH hereby agrees, on behalf of itself and each of the other Parent Parties, effective from and after the First Closing, to indemnify and hold harmless each of the Released Persons from and against, and in respect of, any and all Costs incurred by or on behalf of any Released Person as a result of any violation of this Section 6.14 by any Parent Party.

Section 6.15 Tax-Free Reorganization Treatment. The parties to this Agreement intend that the Merger will qualify as a reorganization under Section 368(a) of the Code, and each shall not, and shall not permit any of its respective controlled Affiliates to take any action, or fail to take any action, that would reasonably be expected to jeopardize the qualification of the Merger as a reorganization under Section 368(a) of the Code. The parties further intend that the Merger will be treated for tax purposes as a transaction that is separate from and occurs after the Reorganized TCEH Spin-Off and that does not adversely impact the qualification of the Reorganized TCEH Contributions and the Reorganized TCEH Spin-Off as a reorganization that meets the requirements of Sections 368(a)(1)(G) and 355 of the Code.

Section 6.16 Issuance of Equity and Repayment of Indebtedness. Notwithstanding anything to the contrary contained herein, except as provided by Section 9.2 or Section 9.9, the Company and its Subsidiaries shall be permitted hereunder to take any action required to consummate the confirmed Plan of Reorganization, including, relating to the issuance of equity in the Company and repayment of indebtedness as set forth therein.

Section 6.17 Debt Financing.

(a) Parent shall use its reasonable best efforts to obtain the proceeds of the Debt Financing on the terms and conditions described in the Debt Commitment Letter and Fee Letter (or replacement financing obtained in compliance with this Section 6.17), including using its reasonable best efforts to (i) except as otherwise permitted in this Section 6.17, maintain in effect the Debt Commitment Letter and Fee Letter in accordance with their terms, (ii) negotiate definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained in the Debt Commitment Letter and Fee Letter (including, as necessary, the “flex” provisions contained in the Fee Letter) or, if available, on other terms that are acceptable to Parent and would not adversely affect the ability of Parent to consummate the transactions contemplated herein, (iii) satisfy (or obtain the waiver of) on a timely basis all conditions in the Debt Commitment Letter, Fee Letter and the Definitive Agreements within Parent’s control (including payment of all fees and expenses) and comply with its obligations thereunder and (iv) enforce its rights under the Debt Commitment Letter, Fee Letter, and/or Definitive Agreements in the event of any breach or purported breach thereof. Parent shall not, and shall cause its Affiliates not to, take or refrain from taking, directly or indirectly, any action that would reasonably be expected to result in a failure of any of the conditions contained in the Debt Commitment Letter or in any Definitive Agreement.

(b) Parent shall not, without the prior written consent of the Company and EFIH (such consent not to be unreasonably withheld or delayed), permit any amendment or modification to, or any waiver of any provision (including any remedy) under, or voluntarily replace (it being understood that any Alternative Debt Financing or any Bond Financing shall not be deemed a voluntary replacement for purposes of the sentence), the Debt Commitment Letter or Fee Letter or engagement letter with respect thereto if such amendment, modification, waiver or voluntary replacement (i) adds new (or adversely modifies any existing) conditions to the consummation of the Debt Financing as compared to those in the Debt Commitment Letter and Fee Letter, each as in effect on the date of this Agreement, in a manner that would or would reasonably be expected to make any portion of the Debt Financing less likely to be timely obtained, (ii) adversely affects the ability of Parent to enforce its rights against other parties to the Debt Commitment Letter, Fee Letter, or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, in any material respect, relative to the ability of Parent to enforce its rights against such other parties to the Debt Commitment Letter and Fee Letter, each as in effect on the date hereof or in the Definitive Agreements, (iii) reduces the aggregate amount of the Debt Financing (other than (w) as a result of the decision not to proceed with the acquisition of the Minority Interest and in accordance with Section 1.1 of the Parent Disclosure Letter, (x) if at such time (or prior thereto) there is an equivalent increase in the Equity Commitments, (y) reductions of any amounts thereof constituting increases thereto after the date hereof), or (iv) could otherwise be expected to prevent, impede or delay the consummation of any of the Transactions; provided, that for the avoidance of doubt no consent from the Company or EFIH shall be required: (A) for any amendment, replacement, supplement or modification of the Debt Commitment Letter that is limited to adding lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date of this Agreement), (B) for implementation or exercise of any “flex” provisions provided in the Fee Letter as in effect as of the date hereof, (C) for any amendment, replacement, supplement or modification to the Debt Commitment Letter or Definitive Agreements so long as such action would not be prohibited by the foregoing clauses (i)-(iv) in this Section 6.17(b) or (D) to add or replace facilities with one or more new facilities or with the Bond Financing.

(c) In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent will (i) use its reasonable best efforts to obtain alternative debt financing (the “Alternative Debt Financing”) as promptly as reasonably practicable after the occurrence of the event that renders the Debt Financing unavailable but no later than the final day of the Marketing Period (in an amount sufficient, when taken together with any then-available Debt Financing pursuant to any then-existing Debt Commitment Letter, to consummate the Transactions and to pay related fees and expenses earned, due and payable as of the First Closing Date) on terms not less favorable in the aggregate to Parent than those contained in the Debt Commitment Letter and the Fee Letter that the Alternative Debt Financing would replace (taking into account any “flex” provisions) from the same or other sources and which do not include any incremental conditionality to the consummation of such Alternative Debt Financing that are more onerous to Parent or the Company (in the aggregate) than the conditions set forth in the Debt Commitment Letter in effect as of the date of this Agreement or otherwise impede; delay or prevent the Transactions and (ii) promptly notify the Company of such unavailability and the reason therefor.

(d) For purposes of the Recitals and the foregoing Section 6.17(a) through Section 6.17(c), the term “Debt Commitment Letter” shall be deemed to include any commitment letter (or similar agreement) with respect to any Alternative Debt Financing arranged in compliance herewith (and any Debt Commitment Letters remaining in effect at the time in question), (ii) the term “Fee Letter” shall be deemed to include any fee letter (or similar agreement) with respect to any Alternative Debt Financing arranged in compliance with this Section 6.17(d), and (iii) the term “Financing Sources” shall be deemed to include any financing sources providing the Alternative Debt Financing or Bond Financing arranged in compliance herewith. Parent shall keep the Company reasonably informed on a reasonably current basis of the status of its efforts to consummate the Debt Financing. Parent shall provide the Company with prompt oral and written notice of any material breach, threatened breach or default by any party to any Debt Commitment Letters or the Definitive Agreements of which Parent gains knowledge and the receipt of any notice or other communication from any Lender, guarantor, or other financing source with respect to any breach, threatened breach or default or, termination or repudiation by any party to any Debt Commitment Letters or the Definitive Agreements or any provision thereof. For the avoidance of doubt, Parent shall, directly or indirectly, make all proceeds of the Debt Financing received by Parent available to OV2 as necessary for OV2 to perform its obligations hereunder.

(e) Prior to the earlier of the First Closing Date and the Termination Date, the Company agrees to use reasonable best efforts to provide, and to use reasonable best efforts to cause its Subsidiaries (other than Oncor Entities, subject to Section 6.23) and their respective officers and Representatives to provide, reasonable cooperation in connection with the arrangement of the Debt Financing (including, without limitation, any Bond Financing), (provided that the Purchasers shall use reasonable best efforts to provide the Company with notice of any information needed by the Purchasers as soon as reasonably practicable), including reasonable best efforts to undertake the following: (i) active participation by appropriate members of senior management of the Company (or other employees with appropriate seniority or expertise) in meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies, in each case, at mutually agreeable times and locations and upon reasonable notice, (ii) assisting with the preparation of customary materials for rating agencies and rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing and/or Bond Financing, together with customary authorization letters authorizing the distribution of information to prospective lenders or investors (which customary authorization letters shall be required notwithstanding the reasonable best efforts standard required of the Company above), (iii) executing and delivering any pledge and security documents, currency or interest hedging arrangements, or other definitive financing documents in the form attached to the Debt Commitment Letters or Definitive Agreements or other certificates, or documents as may be reasonably requested by Parent or otherwise reasonably facilitating the pledging of collateral, provided that such documents will not take effect until the Effective Time, (iv) furnishing all (w) financial statements described in paragraph 5 of Exhibit D to the Debt Commitment Letter, as in effect on the date hereof and (x) all information and data reasonably requested by the Purchasers to prepare all pro forma financial statements required in connection with the Debt Financing, and (y) all financial statements and financial data of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for offerings of debt securities on a registration statement on Form S-3 under the Securities Act, including all information required to be incorporated therein (subject to exceptions customary for a private Rule 144A offering involving high-yield debt securities and in no event shall the Company be required to provide financial information otherwise required by Rule 3-10 (other than customary qualitative disclosure with respect thereto) and Rule 3-16 of Regulation S-X (or any Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K) that would not be reasonably necessary for the independent accountants to deliver customary “comfort” (including as to “negative assurance” comfort and change period)), in connection with the Debt Financing (the information required to be delivered pursuant to this clause (iv) being referred to as “Required Financial Information”), (v) assisting Parent and the Lenders or their respective Affiliates in obtaining corporate, facilities and securities ratings, as applicable, in connection with the Debt Financing prior to the launch of general syndication of the Debt Financing, (vi) furnishing Parent and the Lenders or their respective Affiliates promptly, and in any event no later than three (3) Business Days prior to the earlier of the Escrow Closing Date (as defined below) or the First Closing Date, as applicable, with all documentation and other information which any lender providing or arranging Debt Financing has reasonably requested at least ten (10) days prior to the Effective Date; (vii) furnishing Parent and the Lenders or their respective Affiliates promptly, and in any event no later than three (3) Business Days prior to the earlier of the Escrow Closing Date (as defined below) or the First Closing Date, as applicable, with all documentation and other information which any lender has reasonably determined is required by regulatory authorities in connection with such Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act (which cooperation shall be required notwithstanding the reasonable best efforts standard required of the Company above); (viii) providing input to certain terms and provisions of one or more credit, note purchase or other agreements in connection with the Debt Financing prior to the Effective Time to the extent direct borrowings or debt incurrences or guarantees thereof by the Company or its Subsidiaries are contemplated by the Debt Commitment Letter, and the preparation of customary schedules and exhibits thereto; (ix) causing the Company’s independent auditors to cooperate in connection with the Debt Financing (including providing accountant’s comfort letters and consents from the Company’s independent auditors to the extent required by the Debt Commitment Letter or the Definitive Agreements), (x) obtaining customary payoff letters, releases of liens and other instruments of termination or discharge reasonably requested by the Purchasers in connection with the repayment of indebtedness of the Company and its Subsidiaries (other than Oncor Entities) as necessary pursuant to this Agreement, the Debt Commitment Letter or the Definitive Agreements or to consummate the Transactions, and (xi) otherwise cooperating with the Parent to satisfy any express conditions precedent to the Debt Financing within the control of the Company, provided in each case (A) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries, (B) neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Debt Financing prior to the First Closing Date, (C) other than customary authorization letters, none of the Company, its Subsidiaries or their respective officers, directors, or employees shall be required to execute or enter into or perform any agreement with respect to the Debt Financing that is not contingent upon the First Closing or that would be effective prior to the First Closing Date nor prepare any pro forma financial statements, (D) Persons who are on the board of directors or the board of managers (or similar governing body) of the Company and any of its Subsidiaries prior to the First Closing Date in their capacity as such shall not be required to pass resolutions or consents to approve or authorize the execution of the Debt Financing, and (E) none of the Company or its Subsidiaries or their respective officers, directors, or employees shall be required to execute any solvency certificate in connection with the Debt Financing. Nothing contained in this Section 6.17(e) or otherwise shall require the Company or any of its Subsidiaries, prior to the First Closing, to be an issuer or other obligor with respect to the Debt Financing.

(f) From and after the date hereof until the earlier of the Termination Date and the First Closing Date, it is understood that the Parent may seek to market all or a portion of the Debt Financing and, in connection therewith, Parent may seek to consummate all or a portion of the Debt Financing prior to the commencement of the Marketing Period hereunder (the date of any such issuance, an “Escrow Closing Date”). In this regard, and for the avoidance of doubt, (i) the Company and EFIH acknowledge that their cooperation obligations set forth in Section 6.17(e) include the obligation to use their reasonable best efforts to cooperate with any such efforts, provided such cooperation obligations are limited to those set forth in Section 6.17(e) and (ii) the Purchasers shall not release from escrow the proceeds received in respect of the Interim and Permanent Financing prior to the earlier of the First Closing and the termination of this Agreement in accordance with its terms.

(g) Prior to the First Closing Date, none of the Company, its Subsidiaries and its and their respective Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under this Section 6.17 or any information utilized in connection therewith. Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their respective Representatives from and against any and all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) suffered or incurred by them in connection with the arrangement of the Debt Financing and the performance of their respective obligations under this Section 6.17 and any information utilized in connection therewith (other than arising from information provided by the Company or its Subsidiaries). Parent shall, promptly upon request of the Company if this Agreement is terminated in accordance with its terms, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Subsidiaries (including those of its accountants, consultants, legal counsel, agents and other representatives), in connection with the cooperation required by this Section 6.17. The Company hereby consents to the use of the logos of the Company and its Subsidiaries in connection with the Debt Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(h) Parent and OV2 acknowledge and agree that the consummation of the Parent Subject Transactions is not conditional upon the consummation of, or the receipt by Parent or OV2 or any of their Affiliates of the proceeds of the Debt Financing.

(i) As used in this Agreement, the term “Marketing Period” shall mean the first period of fifteen (15) consecutive Business Days, after the date hereof and beginning on the date which Parent shall have received the Required Financial Information from the Company (during which period the consolidated audited, interim and pro forma financial statements of the Company and its Subsidiaries described in Section 6.17(e)(iv) and included in the Required Financial Information shall not require any material change (other than any change to information provided by, or derived from information provided by, Parent or any change caused by any change to information provided by, or derived from information provided by, Parent)) and the other information required to be delivered by Parent pursuant to paragraph 8 of Exhibit D of the Debt Commitment Letter (as in effect on the date hereof); provided that (x) each of (I) November 26, 2015 through and including November 29, 2015, (II) July 2, 2016 through and including July 5, 2016 and (III) November 23, 2016 through and including

November 27, 2016, shall in each case be disregarded for the purposes of such fifteen (15) consecutive Business Day period, (y) if such period has not ended prior to (I) August 21, 2015, then it will not commence until September 7, 2015, (II) December 22, 2015, then it will not commence until January 4, 2016, (III) August 19, 2016, then it will not commence until September 5, 2016 and (IV) December 22, 2016, then it will not commence until January 2, 2017 and (z) the Marketing Period shall not be deemed to have commenced if, after the date hereof and prior to the completion of the Marketing Period, (A) the independent auditors to the Company shall have withdrawn their audit opinion with respect to any audited financial statements contained in the Required Financial Information, in which case the Marketing Period shall not be deemed to commence unless and until a new unqualified audit opinion is issued with respect to such financial statements by the independent auditors to the Company or another nationally-recognized independent public accounting firm, or (B) the Company or any of its Subsidiaries restates or the Company’s board of directors has determined to restate any historical financial statements of the Company or any of its Subsidiaries, in which case the Marketing Period shall not be deemed to commence unless and until such restatement has been completed or the Company’s board of directors subsequently concludes that no restatement shall be required in accordance with GAAP, or (C) any of the Required Financial Information would not be Compliant (as defined below) at any time during such fifteen (15) consecutive Business Day period (it being understood that if any Required Financial Information provided to Parent at the commencement of the Marketing Period ceases to be Compliant during any such fifteen (15) consecutive Business Day period, then the Marketing Period shall be deemed to not to have occurred); provided, further, that if the Company shall in good faith reasonably believe it has delivered the Required Financial Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced on the date specified in that notice unless Parent in good faith reasonably believes the Company has not completed delivery of the Required Financial Information and, within three (3) Business Days of the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Financial Information Parent reasonably believes the Company has not delivered). As used in this Agreement, “Compliant” means, with respect to the Required Financial Information, that such Required Financial Information: (a) does not, taken as a whole, contain any untrue statement of a material fact regarding the Company and its Subsidiaries, or, taken as a whole, omit to state any material fact regarding the Company and its Subsidiaries necessary in order to make such Required Financial Information not materially misleading under the circumstances; and (b) would not be deemed stale or otherwise be unusable under customary practices for offerings and private “for life” placements of high yield debt securities under Rule 144A promulgated under the Securities Act in order to consummate any offering of debt securities on any day during the Marketing Period.

(j) On the First Closing Date, in accordance with this Agreement and the Plan of Reorganization, the Reorganized Company and Reorganized EFIH shall enter into the Interim Financing Facility. The Reorganized Company and Reorganized EFIH shall cooperate in the preparation of the Interim Financing Facility and shall enter into usual and customary agreements (including usual and customary indemnities) with one or more lenders on terms and conditions reasonably acceptable to the Reorganized Company and Reorganized EFIH. In addition, the Reorganized Company and Reorganized EFIH shall participate in the preparation and execution of any legal opinions or officer’s certificates to be provided in connection with the Interim Financing Facility.

Section 6.18 Tax Matters.

(a) Private Letter Ruling. The Company, on behalf of the Debtors, has filed with the IRS a written request dated June 10, 2014 (the “Ruling Request,” and together with all related materials and supplements thereto filed or to be filed with the IRS, the “IRS Submissions”) that the IRS issue a private letter ruling (the “Private Letter Ruling”) to the Company addressing the qualification of the Reorganized TCEH Contributions and the Reorganized TCEH Spin-Off as a “reorganization” within the meaning of Sections 368(a)(1)(G), 355 and 356 of the Code and certain other matters. The parties hereto acknowledge and agree that it is anticipated that the IRS will not provide every ruling requested in the Ruling Request and that, subject to, and except as otherwise specified in, the condition set forth in Section 7.1(e), the Transactions are not conditioned on the receipt of any specific ruling from the IRS.

(b) IRS Submissions. The Company shall be responsible for the preparation and filing of the IRS Submissions which shall be made in a manner that complies with the Plan Support Agreement. The Company shall provide tax counsel of Parent with copies of, and a reasonable opportunity to review and comment on drafts of all IRS Submissions to be filed on or after the date hereof and will incorporate any comments or suggested revisions as are reasonably requested by Parent or its tax counsel with respect thereto; provided, however, that such rights shall not result in unreasonable delays in submitting the IRS Submissions to the IRS. The parties acknowledge and agree that this Agreement and the facts related to the contemplated Reorganized TCEH Contributions, the Reorganized TCEH Spin-Off and the other Transactions will be disclosed to the IRS pursuant to a subsequent IRS Submission. To the extent that the Company, in its good faith judgment, considers any information included in such IRS Submissions (or drafts thereof) to be confidential, the Company may require that any such documents provided to Parent be redacted to exclude such information. Subject to the foregoing, the Company shall provide Parent with copies of each IRS Submission promptly following the filing thereof.

(c) IRS Communications and Cooperation. Two representatives on behalf of Parent shall be given the opportunity to participate in all substantive scheduled communications after the date hereof with the IRS concerning the IRS Submissions, including all substantive scheduled conference calls and in-person meetings after the date hereof. In addition, the Company (i) shall keep Parent reasonably informed and shall consult in good faith with Parent and its tax counsel with respect to any issue relating to the IRS Submissions and (ii) shall provide Parent with copies of all correspondence, notices, and other written materials received from the IRS after the date hereof and shall otherwise keep Parent and its tax counsel advised of significant developments, and of any substantive communications with the IRS after the date hereof, in each case, regarding the IRS Submissions and the restructuring transactions contemplated hereby and by the Plan of Reorganization. The Company and Parent agree to cooperate and use their reasonable best efforts to assist in obtaining the Private Letter Ruling requested in the Ruling Request (including, for the avoidance of doubt, the requested rulings that are not Required Rulings as set forth on Exhibit H). Notwithstanding the foregoing, the Company and Parent acknowledge that certain of the requested rulings set forth in the Ruling Request address matters for which the IRS does not commonly issue private letter rulings and, as a result, there is substantial uncertainty as to what representations the IRS may require from the Debtors and Parent. Each party agrees to use its reasonable best efforts to provide any appropriate information and additional representations, and to negotiate in good faith with the other parties to implement any changes to the Transactions, in each case as requested by the IRS in order to issue the Private Letter Ruling. No additional rulings will be requested unless mutually agreed by the Company and Parent.

(d) 280G. The Company shall use its reasonable best efforts to provide to Parent, as promptly as reasonably practicable, and in any event within sixty (60) days after the date hereof, a true and correct report specifying whether and to what extent the consummation of the Transactions will result in payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Such report, when delivered by the Company, shall be deemed a representation and warranty by the Company as to the information set forth therein, with the same effect as if it were set forth in Section 5(h) hereof.

Section 6.19 IPO Conversion Plan; Oncor Restructuring.

(a) The Company hereby agrees that it shall (i) reasonably promptly (but in no event later than ten (10) Business days) following the receipt of an Order of the Bankruptcy Court approving the Company’s and EFIH’s entry into and performance under this Agreement, approve the IPO Conversion Plan, (ii) reasonably promptly following written request of Parent, deliver notice to Oncor of the Company’s intent to undertake the IPO Conversion pursuant to the IPO Conversion Plan (the “IPO Conversion Plan Notice”) and (iii) on the First Closing Date, consummate the steps of the IPO Conversion Plan to be performed by the Company in accordance with Section 1.1. EFIH hereby agrees that on the First Closing Date, it shall consummate the steps of the IPO Conversion Plan to be performed by EFIH in accordance with Section 1.1.

(b) Notwithstanding anything in Section 6.25 to the contrary, all reasonable out-of-pocket Costs incurred after the date of this Agreement in connection with (i) this Section 6.19, (ii) the IPO Conversion Plan or (iii) delivery of the IPO Conversion Plan Notice to Oncor, shall be paid by the Purchasers, and the Purchasers shall, upon the request of the Company, reimburse the Company and its Subsidiaries if this Agreement is terminated in accordance with its terms, for all such Costs incurred after the date of this Agreement by the Company or any of its Subsidiaries (including those of its accountants, consultants, legal counsel, agents and other representatives) in immediately available funds within thirty (30) days after the receipt of such request. The Purchasers shall be responsible for their own Costs in connection with (i) this Section 6.19, (ii) the IPO Conversion Plan or (iii) delivery of the IPO Conversion Plan Notice to Oncor. Notwithstanding anything to the contrary contained in any other Transaction Agreement, including the Plan Support Agreement, prior to the First Closing, neither EFH, EFIH nor any of their Affiliates shall be responsible for paying the fees and expenses of the Purchasers or their Affiliates with respect to this Section 6.19 (and the Purchasers and their Affiliates shall track separately all fees and expenses incurred in connection with this Section 6.19).

(c) The Purchasers shall, jointly and severally, indemnify and hold harmless the Company, its Subsidiaries and its and their respective Representatives, if this Agreement is terminated in accordance with its terms, from and against any and all Costs suffered or reasonably incurred by them in connection with (i) this Section 6.19, (ii) the IPO Conversion Plan, or (iii) delivery of the IPO Conversion Plan Notice to Oncor, other than any Costs arising from a breach by the Company or EFIH of its obligations under this Agreement (including under Section 1.1, this Section 6.19 and Section 6.22) with respect to such matters.

Section 6.20 Drag-Along Rights.

(a) Each of the parties hereto acknowledges and agrees that the Offer (together with this Agreement to the extent referred to therein) constitutes an offer by Parent to purchase (i) substantially all of the IPO Units in the IPO Corporation or, alternatively, substantially all of the LLC Units in Oncor held indirectly by the Company and (ii) all of the LLC Units in Oncor that are owned by TTI and Oncor Management as provided for in Section 3.3(a) of the Investor Rights Agreement.

(b) So long as Parent has not (x) rescinded the Offer or (y) amended or modified the Offer in a manner that violates the Investor Rights Agreement, at any time following the receipt of a written request from the Parent and prior to the Termination Date, the Company shall (i) prepare a Required Sale Notice (as such term is defined in the Investor Rights Agreement) in form and substance reasonably satisfactory to Parent and the Company and consistent with Section 3.3 of the Investor Rights Agreement and the terms of this Agreement and (ii) promptly deliver such Required Sale Notice to TTI.

(c) Notwithstanding anything in Section 6.25 to the contrary, all reasonable out-of-pocket Costs incurred by the Company or its Subsidiaries after the date of this Agreement in connection with (i) this Section 6.20, (ii) the Offer or (iii) delivery of the Required Sale Notice to TTI, shall be paid by the Purchasers if this Agreement is terminated in accordance with its terms other than any Costs arising from a breach by the Company or EFIH of its obligations under this Agreement (including under this Section 6.20 and Section 6.22) with respect to such matters. In addition, the Purchasers shall, upon the request of the Company reimburse the Company and its Subsidiaries if this Agreement is terminated in accordance with its terms for all reasonable out-of-pocket Costs incurred after the date of this Agreement by the Company or any of its Subsidiaries (including those of its accountants, consultants, legal counsel, agents and other representatives), in immediately available funds within thirty (30) days after the receipt of such request. The Purchasers shall, jointly and severally, indemnify and hold harmless the Company, its Subsidiaries and its and their respective Representatives from and against any and all Cost suffered or reasonably incurred by them in connection with this Section 6.20, the Offer or the Required Sale Notice. The Purchasers shall be responsible for their own Costs in connection with (i) this Section 6.20, (ii) the Offer or (iii) delivery of the Required Sale Notice to TTI. Notwithstanding anything to the contrary contained in any other Transaction Agreement, including the Plan Support Agreement, prior to the First Closing, neither EFH, EFIH nor any of their Affiliates shall be responsible for paying the fees and expenses of the Purchasers or their Affiliates with respect to this Section 6.20 (and the Purchasers and their Affiliates shall track separately all fees and expenses incurred in connection with this Section 6.20).

Section 6.21 Transition Services Agreement. At the First Closing, the Company and Reorganized TCEH shall duly execute and deliver a Transition Services Agreement containing such terms as Parent and Reorganized TCEH may reasonably agree (the “Transition Services Agreement”), in accordance with the Plan of Reorganization.

Section 6.22 Enforcement of Certain Investor Rights.

(a) Following the execution of this Agreement, Parent shall use its reasonable best efforts to negotiate and execute definitive documentation with TTI (or, if applicable, its equityholders) providing for the acquisition of the Minority Interest as of the First Closing Date for consideration in an amount sufficient to satisfy the applicable requirements of Section 3.3 of the Investor Rights Agreement and otherwise on terms to be mutually agreed by Parent and TTI (or, if applicable, its equityholders). Solely to the extent that, at any time after the date that is thirty (30) days from the date on which the Required Sale Notice is delivered in accordance with Section 6.20, (x) neither Purchaser nor any of its Affiliates has executed definitive documentation with TTI (or, if applicable, its equityholders) providing for the acquisition of the Minority Interest, (y) Parent has complied, in all material respects, with its obligations under this Section 6.22(a) and (z) Parent has neither rescinded the Offer nor amended or modified the Offer in a manner that violates the Investor Rights Agreement, the Purchasers shall be entitled to send a written notice to the Company requesting that the Company commence an Enforcement Action (as defined below). The parties hereby agree that Parent shall have complied with its obligations under this Section 6.22(a) to the extent Parent has made and not rescinded a good faith offer to TTI consistent with the Offer and otherwise made good faith efforts to propose the basis for negotiations and propose draft definitive documentation providing for the acquisition of the Minority Interest as of the First Closing Date consistent with the terms of the Offer.

(b) Promptly following, and in no case more than fourteen (14) Business Days after, the delivery of the written notice described in Section 6.22(a), the Company shall file an action (the “Enforcement Action”) in the Bankruptcy Court (or, if the Bankruptcy Court issues a final Order confirming that it does not have jurisdiction over the Enforcement Action, another appropriate court mutually agreed in good faith by the Company and Parent) that seeks any or all of the following remedies (as determined by consultation among the parties, but including, at a minimum, the remedies described in clauses (i) and (ii) below): (i) a determination that the Company has the right to enforce the Drag-Along Rights and TTI is accordingly bound to consummate the sale of the Minority Interest at the First Closing, (ii) a determination that TTI is obligated to take such actions as may be reasonably required on its part in connection with consummating the IPO Conversion Plan, (iii) a determination, if applicable, that TTI has failed to comply with its obligations under the Investor Rights Agreement with respect to the Drag-Along Rights contained therein or with respect to the IPO Conversion Plan, (iv) enforcement of any other obligations of TTI arising under the Investor Rights Agreement or the Second Amended and Restated Limited Liability Company Agreement of Oncor, dated as of November 8, 2008, as amended, in each case solely relating to the matters described in clause (i) and/or (ii) above and (v) any other remedy available to the Company at law or in equity in connection with such matters. For the avoidance of doubt, the Company shall have no obligation to bring any other action (whether in law, equity or otherwise) against TTI pursuant to this Section 6.22; provided, however, that, to the extent that TTI or any of its Affiliates commences any action relating to the matters identified in this Section 6.22 against the Company, EFIH and/or any of its debtor Affiliates, the Company or such other Person shall as promptly as practicable seek to remove any such action to the Bankruptcy Court and, to the extent applicable, seek to enforce the automatic stay against such action pending removal.

(c) The Enforcement Action shall be conducted by the Company with counsel selected by the Company, in its reasonable discretion, which may include Kirkland & Ellis LLP. To the extent that the Purchasers move to intervene in and otherwise participate in the Enforcement Action, at their own cost and expense and with their own counsel (which may include Baker Botts L.L.P. or White & Case LLP, or both), the Company and EFIH shall not oppose the Purchasers’ motion, or knowingly take any action with the intent of preventing, restricting or hindering the Purchasers from intervening and participating in the Enforcement Action, and shall support the Purchasers’ right to intervene in the Enforcement Action for any and all purposes related to the Enforcement Action (including related counterclaims) with full rights of participation.

(d) To the extent that, after the commencement of the Enforcement Action, (i) neither Purchaser nor any of its Affiliates has executed definitive documentation with TTI (or, if applicable, its equityholders) providing for the acquisition of the Minority Interest, (ii) Parent has complied, in all material respects, with its obligations under Section 6.22 and (iii) Parent has neither rescinded the Offer nor amended or modified the Offer in a manner that violates the Investor Rights Agreement, the Company shall prosecute the Enforcement Action diligently until entry of a final order resolving the Enforcement Action in its entirety. Subject to the terms of this Section 6.22, the Company and Parent shall (and shall cause their respective attorneys and advisors to) cooperate with each other and use reasonable best efforts to take all actions, and do, or cause to be done, all things reasonably necessary or advisable to achieve a Successful Outcome (as defined below) of the Enforcement Action, including preparing and filing all documentation reasonably required in connection therewith. A “Successful Outcome” means obtaining the applicable remedies referred to in clauses (i) through (iv) of Section 6.22(b) or entering into a settlement or compromise of the Enforcement Action as set forth in Section 6.22(f).

(e) In connection with the Enforcement Action, the Company and EFIH shall (i) provide Parent and its designated advisors with a reasonable opportunity to review in advance and provide comments to any material filings made in connection therewith, and consider those comments in good faith, (ii) reasonably consult with, and consider in good faith the views of, Parent and designated counsel in connection with the prosecution, defense and/or settlement of such Enforcement Action and (iii) allow Parent and its designated legal advisors to attend, and, if permitted by applicable Law (and only if appropriate agreements are entered into designed to minimize the risk of waiving, and with the intention of maintaining, any privilege or work product doctrine), participate in, all material meetings, communications and proceedings with respect to such Enforcement Action. Without limitation to the foregoing sentence, the Company shall consult with, and consider in good faith the views of, Parent regarding all material strategic decisions relating to the conduct of the Enforcement Action, and Parent shall be entitled to set the timing for the filing of any summary judgment or other dispositive motion and for any trial or other significant hearing; provided, however, that notwithstanding anything to contrary in this Section 6.22, the Company shall be entitled to refrain from taking any action proposed by Parent that it reasonably determines (based on the advice of its counsel) is (A) likely to have a material and adverse effect on the ability of the Company to effectuate the EFH Subject Transactions or the other transactions contemplated by the Plan of Reorganization or (B) inconsistent with its board of directors’ applicable fiduciary duties. Subject to the limitations set forth in the first sentence of Section 6.22(d), the Company shall, and shall direct its counsel to, use reasonable best efforts to take all steps to prosecute the Enforcement Action as promptly as reasonably practicable, including filing motions with the court, as appropriate, to seek a ruling on expedited treatment for the Enforcement Action, and Parent (including designated legal counsel and other advisors) shall use its and their reasonable best efforts to support and assist the Company in fulfilling its obligations with respect to the Enforcement Action.

(f) Without limiting any other provision of this Section 6.22, the Company shall not settle or compromise any Enforcement Action or consent to the entry of any Order in connection therewith without the prior written consent of Parent (in its sole discretion). Parent shall be entitled to cause the Company to settle or compromise any Enforcement Action or consent to the entry of any Order in connection therewith without the consent of the Company so long as (i) any such settlement or compromise, and any payment obligations in connection therewith, shall be contingent on the occurrence of the First Closing and (ii) Parent provides advance notice of at least five (5) Business Days to the Company of the proposed terms of such settlement or compromise and the Company does not notify Parent in writing within such five (5) Business Day period that the Company has reasonably determined (based on the advice of its counsel) that such settlement or compromise is (A) likely to have a material and adverse effect on the ability of the Company to effectuate the EFH Subject Transactions, or the other transactions contemplated by the Plan of Reorganization or (B) inconsistent with its board of directors’ applicable fiduciary duties.

(g) The Company shall cause its Counsel to track separately all fees and expenses incurred in connection with the Enforcement Action as part of its ongoing fee application process. The Company shall invoice Parent for all reasonable and documented fees and expenses incurred by it and its Affiliates in connection with the Enforcement Action on a monthly basis and such invoices shall be payable by Parent in immediately available funds within fifteen (15) Business Days after the receipt thereof. In addition, the Purchasers hereby agree to, jointly and severally, indemnify and hold harmless the Company, its Affiliates and its and their respective Representatives from and against any and all Costs suffered or reasonably incurred as a result of actions taken pursuant to this Section 6.22, to the extent such actions are taken during the period from the date of this Agreement (other than any Costs arising from a material breach by the Company or EFIH of its obligations under this Section 6.22 or from the gross negligence or willful misconduct of the Company in connection with the Enforcement Action). Notwithstanding anything to the contrary contained in any other Transaction Agreement, including the Plan Support Agreement, prior to the First Closing, neither EFH, EFIH nor any of their Affiliates shall be responsible for paying the fees and expenses of the Purchasers or their Affiliates with respect to the Enforcement Action (and the Purchasers and their Affiliates shall track separately all fees and expenses incurred in connection with the Enforcement Action).

(h) If requested by Parent, the Company, EFIH and their respective advisors shall promptly consent to, execute and deliver to Parent a mutually agreeable common interest or joint defense or prosecution agreement regarding the defense and/or prosecution of any Enforcement Action that is consistent with the foregoing provisions of this Section 6.22. For purposes of this Agreement, the term “Enforcement Action” shall include any appeals therefrom.

Section 6.23 Oncor Actions. Promptly after receiving a request therefor from Oncor Holdings, EFIH will deliver to Oncor Holdings the EFH Oncor Consent. Each of the Company and EFIH covenants that it will use its reasonable best efforts to exercise its rights, if any, as a direct or indirect equityholder of the Oncor Entities (including its right to consent and vote), if any, and take other actions within its reasonable control in a manner intended to cause the Oncor Entities to comply with their respective covenants and agreements set forth in the Oncor Letter Agreement, when such agreement has been entered into, and to take or refrain from taking any action that the Company and its Subsidiaries are required to take or refrain from taking pursuant to this Agreement. Except as expressly set forth herein (including Section 6.22), each Purchaser acknowledges and agrees that neither the Company nor EFIH shall be required, in connection with such party’s obligations under this Section 6.23, to (i) pay any amounts to the Oncor Entities or any other Person or incur any liabilities or other obligation, (ii) execute or enter into or perform any new agreement (other than an agreement contemplated hereby or that confirms or makes effective its obligations hereunder) or (iii) breach any Law or commence any Action against any Person, including any of the Oncor Entities or their respective officers and managers.

Section 6.24 Purchaser Liabilities. During the period from the date hereof through the earlier of the Effective Time and the Termination Date, neither Parent nor OV2 shall incur any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities and obligations incurred or to be incurred in connection with this Agreement or otherwise relating to the Financing or the Transactions.

Section 6.25 Transaction Expenses.

(a) Except with respect to the express obligations of the Reimbursement Parties (as defined below) to fund certain fees, costs and expenses pursuant to this Agreement (including as described in Section 6.17(g), Section 6.19, Section 6.20(c) and Section 6.22) or any other Transaction Agreement, the Company and EFIH shall, reimburse or pay, as the case may be, the reasonable documented out-of-pocket costs and expenses incurred or accrued, at any time (whether before or after the date of this Agreement) through the earlier of the Termination of this Agreement and the First Closing Date, by the Purchasers, Avenue Capital Management II, L.P., the Equity Commitment Parties that are not Backstop Purchasers, including Hunt, and each Affiliate of such Persons (each a “Reimbursement Party”), on a monthly basis within thirty (30) days after the submission of invoices therefor to the Company (beginning with the reimbursement payment to be made in accordance with Section 6.25(d)), in connection with (w) the exploration and discussion of this Agreement and the Plan of Reorganization and the transactions contemplated hereby and thereby (including any expenses related to obtaining required consents of Governmental Entities and other Persons), (x) any due diligence related to this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, (y) the preparation and negotiation of this Agreement, the other Transaction Agreements, the Plan of Reorganization (and related documents) and the proposed documentation of the transactions contemplated hereby and thereby and (z) the implementation of the transactions contemplated by this Agreement, the other Transaction Agreements and the Plan of Reorganization (including any legal proceedings (A) in connection with the confirmation of the Plan of Reorganization and approval of the Disclosure Statement, and objections thereto, and any other actions in the Proceedings related thereto and (B) to enforce Parent’s rights against the Company or EFIH (but not against any other Reimbursement Party) under this Agreement, the other Transaction Agreements and the Plan of Reorganization, provided that if the Company or EFIH, as applicable, prevails in such proceeding, Parent shall repay any amounts paid under this clause (B)) and any other judicial and regulatory proceedings in furtherance of this Agreement, the Plan of Reorganization and any Transaction

Agreement, including, in each case, the reasonable fees, costs, and expenses of (1) the outside counsel of each Reimbursement Party (including separate regulatory and finance counsel engaged by the Purchasers (whether acting as counsel to the Purchasers prior to the date of this Agreement or as counsel to one or more of the Equity Commitment Parties prior to such date)), and (2) any other professionals reasonably retained by any Reimbursement Party, but specifically excluding any filing fees of any Reimbursement Party incurred or required to be paid in connection with any filings required to be made by such Reimbursement Party or its Affiliates under the HSR Act (collectively, “Transaction Expenses”).

(b) The obligation of the Company and EFIH to pay Transaction Expenses shall not be conditioned or contingent upon the consummation of the transactions contemplated by this Agreement or the Plan of Reorganization.

(c) Upon the entry of an order of the Bankruptcy Court approving the Company’s entry into this Agreement, the provision for the payment of Transaction Expenses is (and the order of the Bankruptcy Court approving this Agreement should so provide, that payment of such expenses is) an integral part of the transactions contemplated by this Agreement and without this provision the Purchasers would not have entered into this Agreement, and the Equity Commitment Parties would not have entered into the Equity Commitment Letter or the Guarantee, and such expenses shall constitute an allowed administrative expense of the Company and EFIH under Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code.

(d) Within ten (10) Business Days after the entry of the Order of the Bankruptcy Court approving the Company’s and EFIH’s entry into and performance under this Agreement, each Reimbursement Party shall submit invoices to the Company with respect to the costs and expenses incurred at any time (whether before or after the date of this Agreement) through the date of such Order for which such Reimbursement Parties are entitled to reimbursement pursuant to this Section 6.25. The Company shall pay such costs and expenses in accordance with this Section 6.25 within ten (10) Business Days of its receipt of each such invoice.

(e) The Reimbursement Parties are express third party beneficiaries of the agreements contained in this Section 6.25 and shall have the right to enforce the provisions of this Section 6.25.

(f) Notwithstanding the foregoing, Company and EFIH shall not reimburse or pay Parent for any Transaction Expenses from and after January 1, 2016, regardless of when incurred (such Transaction Expenses for which Parent is not reimbursed pursuant to this sentence being “Unreimbursed Transaction Expenses”); provided, that the Company and EFIH shall reimburse or pay each Equity Commitment Party (but not in any event, and for the avoidance of doubt, Parent) that directly or indirectly incurs or pays any Unreimbursed Transaction Expense as set forth in this Section 6.25.

Section 6.26 Rejection of Certain Contracts. The Company and EFIH agree that they will take all necessary action to seek Bankruptcy Court approval to reject (a) that certain Master Separation Agreement by and among TXU Electric Delivery Company, TXU Generation Holdings Company LLC, TXU Merger Energy Trading Company LP, TXU SESCO Company, TXU SESCO Energy Services Company, TXU Energy Retail Company LP, and TXU Electric Company, dated as of December 14, 2001 under section 365 of the Bankruptcy Code as a provision of the Plan of Reorganization and (b) that certain Separation Agreement by and between TXU Corp. and Oncor Holdings, dated as of October 10, 2007.

ARTICLE VII

Conditions

Section 7.1 Conditions to All Parties’ Obligations. The obligations of each party to effect the First Closing are subject to the satisfaction or mutual waiver (as determined by the Company, and to the extent EFIH would be adversely affected by the Company’s actions, by EFIH, on the one hand, and by Parent, on the other hand) of the following conditions:

(a) Plan of Reorganization. The terms and conditions of the Plan of Reorganization confirmed by the Bankruptcy Court shall not be inconsistent, in any substantive legal or economic respect material to EFH or EFIH or any Purchaser or any Equity Commitment Party (including with respect to the rights and obligations of the Purchasers, EFH or EFIH herein), with the provisions set forth in this Agreement and the Plan of Reorganization.

(b) Bankruptcy Orders. (i) The Bankruptcy Court shall have entered an Order or Orders approving the Signing Date Agreements and the Settlement Agreement (as defined in the Plan Support Agreement) and each such Order shall be in form and substance acceptable to Parent in its reasonable discretion and shall be in full force and effect and not be subject to any stay; (ii) the Plan of Reorganization shall have been confirmed by the Bankruptcy Court and the Order entered by the Bankruptcy Court confirming the Plan of Reorganization, shall be in form and substance acceptable to Parent in its reasonable discretion (the “Confirmation Order”) and shall be in full force and effect and not be subject to any stay; and (iii) the disclosure statement for the Plan of Reorganization, including all exhibits and schedules, in form and substance acceptable to Parent in its reasonable discretion (the “Disclosure Statement”), shall have been approved by the Bankruptcy Court and the Order approving the Disclosure Statement and related solicitation materials (the “Disclosure Statement Order”), which shall be in form and substance acceptable to Parent in its reasonable discretion, shall be in full force and effect and not be subject to any stay.

(c) Regulatory Consents. Any material governmental consent and approval necessary to consummate the Transactions (other than the Minority Interest Contribution or the EFIH Parent Issuance), including the FERC Approval, the FCC Approval, the PUCT Approval, the NRC Approval, shall have been obtained and shall remain in full force and effect, and the applicable waiting period under the HSR Act with respect to each applicable Transaction (other than the Minority Interest Contribution or the EFIH Parent Issuance) shall have expired or been terminated; provided, that, no conditions or requirements attached to any such approvals, or necessary to result in the expiration of any waiting period under the HSR Act, shall constitute a Burdensome Condition.

(d) Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or order (whether temporary, preliminary or permanent) (each, an “Order”) that is in effect and restrains, enjoins, renders illegal or otherwise prohibits consummation of any Transaction (other than the Minority Interest Contribution or the EFIH Parent Issuance) in accordance with this Agreement.

(e) Private Letter Ruling. The Private Letter Ruling shall have been obtained by the Company from the IRS and shall be reasonably satisfactory to the Company and Parent; provided, however, that the parties acknowledge and agree that (x) the failure of the Private Letter Ruling to contain any of the following rulings shall not be grounds for concluding the Private Letter Ruling is not reasonably satisfactory to either the Company or Parent: (i) the Reorganized TCEH Contributions, the conversion of Reorganized TCEH to a corporation, and the Reorganized TCEH Spin-Off (collectively, the “Reorganization”) qualify as a “reorganization” within the meaning of Section 368(a)(1)(G) of the Code; (ii) the Reorganized TCEH Spin-Off constitutes a transaction qualifying under Sections 355 and 356 of the Code; and (iii) the Reorganized TCEH Contributions and the Reorganized TCEH Spin-Off are not used principally as a device for the distribution of earnings and profits of the Company or Reorganized TCEH and (y) the failure of the Private Letter Ruling to include any one or more of the rulings set forth on Exhibit H will be grounds for concluding the Private Letter Ruling is not reasonably satisfactory; provided further, however, that (A) a particular ruling that, in the reasonable determination of both the Company and Parent, covers substantially the same subject matter as any one or more of the rulings set forth on Exhibit H shall not be grounds for concluding the Private Letter Ruling is not reasonably satisfactory to either the Company or Parent due to its failure to include such particular ruling set forth on Exhibit H; (B) in the event a specific ruling set forth on Exhibit H is not given because the IRS communicates that there is no substantial issue with respect to the requested ruling, the absence of such ruling shall not be grounds for concluding the Private Letter Ruling is not reasonably satisfactory to either the Company or Parent provided that the Company obtains an opinion of nationally recognized counsel, in form and substance acceptable to Parent in its reasonable discretion, at a “will” level with respect to the issue that was initially requested pursuant to the Ruling Request; or (C) a pre-filing agreement (including an agreement in accordance with Revenue Procedure 2009-14) or closing agreement with the IRS shall be acceptable in lieu of any such specific ruling set forth in Exhibit H, provided that such agreement is both (i) binding on the IRS to the same degree as a private letter ruling or is otherwise acceptable to both the Company and Parent in their reasonable discretion and (ii) contains, in the reasonable determination of both the Company and Parent, conclusions that are substantially similar, and have substantially the same practical effect, to those contained in the specific ruling initially requested pursuant to the Ruling Request; provided further, however, that Company and Parent acknowledge and agree that the failure of the Private Letter Ruling to contain Required Ruling 12, 13, or 14 shall not be grounds for concluding that the Private Letter Ruling is not reasonably satisfactory to the Company; provided further, however, that the failure to obtain a ruling that provides that Reorganized TCEH and New Holdco have never been a member of the consolidated group of which EFH is the common parent shall not, standing alone, be grounds for concluding the Private Letter Ruling is not reasonably satisfactory.

(f) Opinion of Counsel with respect to the Reorganized TCEH Spin-Off. The Company and Reorganized TCEH shall have obtained an opinion of nationally recognized counsel in form and substance reasonably acceptable to the Company and Parent at a “should” level, to the effect that (i) the Reorganized

TCEH Contributions and Reorganized TCEH Spin-Off meet the requirements of Sections 368(a)(1)(G), 355 and 356 of the Code; (ii) EFH should not recognize gain for U.S. federal income Tax purposes as a result of the Reorganized TCEH Contributions other than gain recognized pursuant to the transfer of assets to New Holdco and the Preferred Stock Sale; and (iii) EFH should recognize no gain or loss for U.S. federal income Tax purposes upon the Reorganized TCEH Spin-Off.

(g) Reorganized TCEH Spin-Off. The Reorganized TCEH Spin-Off shall have occurred in all material respects in accordance with the Plan of Reorganization and the Private Letter Ruling.

(h) Conditions to Plan of Reorganization. The conditions to the occurrence of the Plan Effective Date shall have been satisfied or waived in accordance with the Plan of Reorganization.

(i) Plan Support Agreement, Equity Commitment Letter and Backstop Agreement. None of the following shall have occurred: (i) (A) the occurrence of a Plan Support Termination Event (as defined in the Plan Support Agreement), (B) the termination of the Equity Commitment Parties’ obligations pursuant to Section 12.1 of the Plan Support Agreement, (C) the termination of the Consenting TCEH First Lien Creditors’ (as defined in the Plan Support Agreement) obligations pursuant to Section 12.4 of the Plan Support Agreement, (D) the termination of the Debtors’ obligations pursuant to Section 12.6 of the Plan Support Agreement or (E) the termination of the Plan Support Agreement pursuant to Section 12.8 of the Plan Support Agreement, (ii) the valid termination of the Equity Commitment Letter, or (iii) the valid termination of the Backstop Agreement.

(j) Consideration. After giving effect to the Equity Draw-Down, the Purchasers will hold cash contributed (A) by the Equity Commitment Parties pursuant to the Equity Commitment Letter in the applicable amount set forth on Section 1.1 of the Parent Disclosure Letter and (B) pursuant to the Rights Offering and Backstop Agreement, which amounts together with the other funding sources referred to in Section 1.4, shall be sufficient to (x) repay 100% of the Interim Financing, (y) fund the Repayment Amount and (z) pay all other amounts payable by any Purchaser or the Surviving Company at the Closing pursuant to or in connection with any Signing Date Agreement, the Debt Financing, the Equity Financing and/or the Transactions.

Section 7.2 Conditions to Obligations of the Purchasers. The obligations of Parent and OV2 to effect the First Closing are also subject to the satisfaction or waiver by Parent of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement other than Section 5.1(a), Section 5.1(b), Section 5.1(c), and Section 5.1(f)(ii) (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) shall be true and correct as of the First Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall, subject to the qualifications below, be true and correct as of such earlier date) except where any failures of any such representations and warranties to be so true and correct have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect; (ii) the representations and warranties set forth in (x) Section 5.1(a), Section 5.1(b)

and Section 5.1(c) shall be true and correct as of the First Closing Date in all respects without disregarding the Company Material Adverse Effect qualification contained therein and (y) Section 5.1(f)(ii) shall be true and correct as of the First Closing Date in all respects; and (iii) Parent shall have received at the First Closing a certificate signed on behalf of the Company and EFIH (in each case by a senior executive officer of such entity) to the effect that each such officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company and EFIH. Each of the Company and EFIH shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the First Closing Date, and Parent shall have received a certificate signed on behalf of the Company and EFIH (in each case, by a senior executive officer of such entity) to such effect. In addition, each of Oncor and Oncor Holdings shall have performed in all material respects the obligations required to be performed by it under the Oncor Letter Agreement at or prior to the First Closing Date, and Parent shall have received a certificate signed on behalf of Oncor and Oncor Holdings (in each case, by a senior executive officer of such entity) to such effect.

(c) Tax Opinion. Parent and OV2 shall have received an opinion of Baker Botts L.L.P., on the basis of the representations and warranties set forth or referred to in such opinion, dated as of the First Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of the Company, Parent and OV2 contained in the certificates provided by the Company, Parent and OV2 substantially in the form set forth in Section 7.2(c) of the Company Disclosure Letter (with such changes as are necessary, in the reasonable opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the First Closing Date). In giving such opinion, such counsel shall assume that the Reorganized TCEH Contributions and the Reorganized TCEH Spin-Off meet the requirements of Sections 368(a)(1)(G), 355, and 356 of the Code.

(d) Tax Matters Agreement. Parent shall have received a Tax Matters Agreement (the “Tax Matters Agreement”), substantially in the form of Exhibit I, duly executed by the Company, Reorganized TCEH and EFIH.

(e) Transition Services Agreement. Parent shall have received a Transition Services Agreement, duly executed by Reorganized TCEH which shall be in form and substance acceptable to Parent in its reasonable discretion.

(f) No Company Material Adverse Effect. From the date hereof through the First Closing Date, no Company Material Adverse Effect shall have occurred and be continuing as of the First Closing Date.

(g) Alternative Proposals. Neither the Company nor any of its Subsidiaries shall have entered into any Contract or written agreement (whether or not binding) with respect to any Alternative Proposal (or proposed or resolved to do so, which proposal or resolution has not been withdrawn or terminated) except as expressly permitted by Section 6.2.

(h) Change of Recommendation. None of the Company or EFIH or the board of directors or any committee thereof shall have (i) withdrawn, qualified or modified, in a manner adverse to any Purchaser or Equity Commitment Party, its approval or recommendation of this Agreement or the Plan of Reorganization or the transactions contemplated hereby or thereby or (ii) approved or recommended, or resolved to approve or recommend (including by filing any pleading or document with the Bankruptcy Court seeking Bankruptcy Court approval of), any Alternative Proposal (each a “Change of Recommendation”).

(i) Plan Obligations. The Company and each of the other Debtors shall have complied in all material respects with the terms and conditions of the Plan of Reorganization to be performed by such parties prior to the First Closing.

(j) IPO Conversion Plan. Each of the transactions provided for in the IPO Conversion Plan shall have occurred in accordance with Exhibit B, other than those transactions which are specified to occur at the First Closing, but subject to the substantially contemporaneous completion of such transactions at the First Closing.

(l) Amended and Restated Split Participant Agreement. Parent shall have received the Amended and Restated Split Participant Agreement, duly executed by Oncor and Reorganized TCEH.

Section 7.3 Conditions to Obligations of the Company and EFIH. The obligation of each of the Company and EFIH to effect the First Closing is also subject to the satisfaction (or waiver by the Company and to the extent EFIH would be adversely affected by the Company’s actions, by EFIH) of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Purchasers set forth in this Agreement other than Section 5.2(b), Section 5.2(c) and Section 5.2(f)(v) shall be true and correct as of the First Closing Date as though made on and as of such date except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date, and where any failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent, materially restrict or materially impair the ability of the Purchasers to consummate the Parent Subject Transactions; (ii) the representations and warranties set forth in Section 5.2(b), Section 5.2(c) and Section 5.2(f)(v) shall be true and correct in all respects; and (iii) the Company shall have received at the First Closing a certificate signed on behalf of Parent by a senior executive officer of Parent to the effect that such officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of the Purchasers and Purchaser Transaction Parties. Each Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement and the Plan of Reorganization at or prior to the First Closing Date, and the Company and EFIH shall have received a certificate signed on behalf of Parent and OV2 by a senior executive officer of Parent and OV2, respectively, to such effect. In addition, each Purchaser Transaction Party shall have performed in all material respects the obligations required to be performed by it under the Equity Commitment Letter, the Plan Support Agreement and/or Backstop Agreement, as applicable, at or prior to the First Closing Date.

(c) Tax Opinion. The Company shall have received an opinion of Kirkland & Ellis LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the First Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon representations of officers of the Company, Parent and OV2 contained in the certificates provided by the Company, Parent and OV2 substantially in the form set forth in Section 7.2(c) of the Company Disclosure Letter (with such changes as are necessary, in the reasonable opinion of such counsel, to reflect any change in applicable Law, regulation or official interpretation thereof occurring between the date hereof and the First Closing Date). In giving such opinion, such counsel shall assume that the Reorganized TCEH Contributions and the Reorganized TCEH Spin-Off meet the requirements of Sections 368(a)(1)(G), 355, and 356 of the Code.

(d) Tax Matters Agreement. The Company shall have received the Tax Matters Agreement, duly executed by the Company, Reorganized TCEH and EFIH.

(e) Amended and Restated Split Participant Agreement. The Company shall have received the Amended and Restated Split Participant Agreement, duly executed by Oncor and Reorganized TCEH.

(f) Equity Funding. The Company shall have received evidence of (i) the funding of all of the Investment Commitments (as defined in the Equity Commitment Letter) into the Escrow Account (as defined in the Equity Commitment Letter) in accordance with the Equity Commitment Letter, (ii) the funding of all Backstop Commitments (as defined in the Backstop Agreement) into the Escrow Account (as defined in the Backstop Agreement) in accordance with the Backstop Agreement, (iii) the funding of all amounts subscribed for and payable by the Rights Holders (as defined in the Backstop Agreement) in the Rights Offering, if any, into the Escrow Account (as defined in the Backstop Agreement) in accordance with the Backstop Agreement, (iv) each of the Purchasers having delivered joint written instructions to the Escrow Agent (as defined in the Equity Commitment Letter) stating that (A) the Escrow Agent shall draw the full amount of each Qualifying Letter of Credit (as defined in the Equity Commitment Letter) at the First Closing and (B) the funds held in such Escrow Account (including all such amounts drawn under the Qualifying Letters of Credit), other than funds in an amount equal to the OV2 Investment Commitment (as defined in the Equity Commitment Letter), shall be released to Parent at the First Closing in accordance with this Agreement and (v) Parent having delivered written instructions to the Subscription Agent (as defined in the Backstop Agreement) stating that (A) the Subscription Agent shall draw the full amount of each Qualifying Letter of Credit (as defined in the Backstop Agreement) at the First Closing and (B) the funds held in such Escrow Account (including all such amounts drawn under the Qualifying Letters of Credit) shall be released to Parent at the First Closing in accordance with this Agreement.

ARTICLE VIII

Termination

Section 8.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the First Closing, whether before or after the Bankruptcy Court shall have entered the Confirmation Order, by mutual written consent of the Company, EFIH, Parent and OV2 by action of each of their respective boards of directors or managers, as applicable.

Section 8.2 Termination by Either Parent or the Company/EFIH. This Agreement may be terminated at any time prior to the First Closing by action of either (x) Parent, on the one hand, or (y) the Company and EFIH (acting together), on the other hand, if the First Closing shall not have been consummated by the date that is nine (9) months after the date of this Agreement (as extended pursuant to this Section 8.2, the “Initial Drop-Dead Date”); provided, however, that (i) if any application for the approval of any Governmental Entity that is a condition to the obligations of the parties under Section 7.1(c) (the “Required Regulatory Approvals”) has not been received, as of the Initial Drop-Dead Date, Parent shall have the right to extend the Initial Drop-Dead Date for up to 180 days for the purpose of continuing to pursue any such Required Regulatory Approval by delivery of written notice to the Company and EFIH and (ii) so long as all conditions to the occurrence of the First Closing, other than the receipt of the Private Letter Ruling pursuant to Section 7.1(e), have been satisfied before the Initial Drop-Dead Date set forth in this Section 8.2 (or before the termination of any extension to such Initial Drop-Dead Date pursuant to this Section 8.2), then the Company may extend the Initial Drop-Dead Date until August 31, 2016 for the purpose of continuing to pursue the Private Letter Ruling by delivery of written notice to Parent; provided, further, however, that, if the Marketing Period has commenced on or before the Initial Drop-Dead Date, but not ended on or before the Initial Drop-Dead Date, such Initial Drop-Dead Date shall automatically be extended such that the Initial Drop-Dead Date does not occur sooner than three (3) Business Days after the final day of the Marketing Period (the Initial Drop-Dead Date as extended pursuant to this Section 8.2 being the “Drop-Dead Date”). Notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to the Company or EFIH if the willful and intentional failure of the Company or EFIH to fulfill any obligation under this Agreement has been a substantial factor contributing to the failure of the First Closing to occur on or before the Drop-Dead Date. In addition, this Agreement may be terminated at any time prior to the First Closing by action of either Parent, on the one hand, or the Company and EFIH (acting together), on the other hand, if any Law or Order permanently restraining, enjoining, rendering illegal or otherwise prohibiting consummation of any of the Transactions (other than the Minority Interest Contribution or the EFIH Parent Issuance) shall have become final and non-appealable; provided, that neither the Company nor EFIH shall be permitted to terminate this Agreement pursuant to this sentence unless it shall have used its reasonable best efforts to contest such Law or Order prior to its becoming permanent. For purposes of this Agreement, the “Termination Date” shall mean the date on which this Agreement is validly terminated in accordance with its terms.

Section 8.3 Termination by the Company and/or EFIH. This Agreement may be terminated at any time prior to the First Closing upon the occurrence of any of the following:

(a) by the Company and EFIH (acting together) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or OV2 in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, which breach or failure of a representation and warranty to be true (i) would result in a failure of a condition set forth in any provision of Section 7.3(a) or Section 7.3(b)

if continuing as of the First Closing and (ii) cannot be, or has not been, cured within thirty (30) days after Parent’s receipt of written notice thereof from the Company or EFIH; provided, however, that neither the Company nor EFIH is then in breach of this Agreement in a manner that would result or has resulted in any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not being satisfied;

(b) by the Company and EFIH (acting together) if Parent and OV2 have failed to consummate the First Closing (other than the Minority Interest Contribution and the EFIH Parent Issuance), notwithstanding the fact that the conditions to the obligation of Parent and OV2 to consummate the First Closing are satisfied, no later than two (2) Business Days after the date required by Section 1.8; provided, however, that neither the Company nor EFIH is then in breach of this Agreement in a manner that would result or has resulted in any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not being satisfied;

(c) by the Company and EFIH (acting together) if the Confirmation Order confirms a plan of reorganization that is inconsistent, in any substantive legal or economic respect material to the Company or EFIH, with this Agreement or the Plan of Reorganization;

(d) by the Company and EFIH (acting together) if the Chapter 11 Cases are dismissed or converted to a case under Chapter 7 of the Bankruptcy Code and such dismissal or conversion does not provide for the Transactions;

(e) by the Company if the Company Board determines in good faith after consultation with its outside financial advisors and outside legal counsel, and based on the advice of such counsel, that proceeding with the Transactions would be inconsistent with its applicable fiduciary duties;

(f) by EFIH if the board of managers of EFIH determines in good faith after consultation with its outside financial advisors and outside legal counsel, and based on the advice of such counsel, that proceeding with the Transactions would be inconsistent with its applicable fiduciary duties;

(g) by the Company and EFIH upon the occurrence of any of the events set forth in Section 7.1(i); or

(h) by the Company and EFIH (acting together) if there has been a breach of any representation, warranty, covenant or agreement of any Purchaser Transaction Party under the Equity Commitment Letter, the Plan Support Agreement and/or Backstop Agreement, as applicable, which breach (i) would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (ii) cannot be or has not been cured within thirty (30) days after the Purchaser Transaction Party’s receipt of written notice thereof from the Company or EFIH; provided, however, that neither the Company nor EFIH is then in breach of this Agreement in a manner that would result or has resulted in any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not being satisfied.

Section 8.4 Termination by Parent. This Agreement may be terminated at any time prior to the First Closing by Parent upon the occurrence of any of the following:

(a) if there has been a breach of any representation, warranty, covenant or agreement made by the Company and/or EFIH in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, which breach or failure of a representation and warranty to be true (i) would result in a failure of a condition set forth in any provision of Section 7.2(a) or Section 7.2(b) if continuing as of the First Closing and (ii) cannot be, or has not been, cured within thirty (30) days after the Company’s or EFIH’s receipt of written notice thereof from Parent;

(b) if the Company and EFIH have failed to consummate the First Closing, notwithstanding the fact that the conditions to the obligation of the Company and EFIH to consummate the First Closing are satisfied, no later than two (2) Business Days after the date required by Section 1.8;

(c) if any Debtor files with the Bankruptcy Court a plan of reorganization or disclosure statement (including any amendments or modification to such filed plan or disclosure statement) that is inconsistent, in any substantive legal or economic respect material to any Purchaser or any Equity Commitment Party (including with respect to the rights and obligations of the Purchasers herein), with this Agreement or the Plan of Reorganization, and the Debtors have not amended or modified such filed plan of reorganization or disclosure statement so as to cause such plan of reorganization or disclosure statement to be not so inconsistent, in any substantive legal or economic respect material to any Purchaser or any Equity Commitment Party (including with respect to the rights and obligations of the Purchasers herein), within ten (10) Business Days after the Company’s or EFIH’s receipt of written notice thereof from a Purchaser (which notice must be received by the Company or EFIH within ten (10) Business Days of the filing of such plan of reorganization or disclosure statement);

(d) if there has been a breach of any covenant or agreement of Oncor or Oncor Holdings under the Oncor Letter Agreement, which breach (i) would result in a failure of a condition set forth in Section 7.1 or Section 7.2 and (ii) cannot be or has not been cured within thirty (30) days after the Company’s, EFIH’s, Oncor’s and Oncor Holdings’ receipt of written notice thereof from any Purchaser;

(e) if the Bankruptcy Court enters an Order approving a plan of reorganization or disclosure statement that is inconsistent, in any substantive legal or economic respect material to Parent or any Equity Commitment Party (including with respect to the rights and obligations of the Purchasers herein), with this Agreement or the Plan of Reorganization;

(f) if a trustee is appointed in the Chapter 11 Cases pursuant to Section 1104 of the Bankruptcy Code;

(g) upon the occurrence of any of the events set forth in Section 7.1(i);

(h) if the Chapter 11 Cases are dismissed or converted to a case under Chapter 7 of the Bankruptcy Code and such dismissal or conversion does not provide for the Transactions (other than the Minority Interest Contribution or the EFIH Parent Issuance);

(i) if any of the following actions is not completed within the applicable time period specified below:

(i) the Debtors shall not have filed with the IRS, on or before 28 calendar days after their execution of the Plan Support Agreement, the Supplemental Ruling Request (as defined in the Plan Support Agreement);

(ii) the Bankruptcy Court shall not have entered the Order approving the Company’s and EFIH’s entry into and performance under the Plan Support Agreement on or before September 30, 2015; provided that this Agreement may only be terminated pursuant to this Section 8.4(i)(ii) before the entry of the Order approving the Company’s and EFIH’s entry into and performance under the Plan Support Agreement;

(iii) the Bankruptcy Court shall not have entered the Disclosure Statement Order on or before November 15, 2015 (the “Disclosure Statement Milestone”), provided that entry of such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving or will approve the Disclosure Statement; provided, further, that the Disclosure Statement Milestone may be extended through December 15, 2015, pursuant to Section 11(d) of the Plan Support Agreement (the “Disclosure Statement Milestone Extension”); or

(iv) the Bankruptcy Court shall not have entered the Confirmation Order, including the Order approving the Company’s and EFIH’s entry into and performance under this Agreement, on or before January 15, 2016 (the “Confirmation Milestone”); provided that entry of any such order shall be deemed to occur upon an oral indication by the Bankruptcy Court that it is approving or will approve confirmation of the Plan of Reorganization; provided, further, (i) if there is a Disclosure Statement Milestone Extension pursuant to Section 11(d) of the Plan Support Agreement, then the Confirmation Milestone shall automatically be extended to and be February 15, 2016; (ii) if there was no Disclosure Statement Milestone Extension, then the Confirmation Milestone may be extended through February 15, 2016, pursuant to Section 11(e)(ii) of the Plan Support Agreement; and (iii) the Confirmation Milestone may otherwise be extended as provided in Section 11(e)(iii) of the Plan Support Agreement;

(j) if there shall have been a Change of Recommendation or, except as expressly permitted by Section 6.2, the Company or any of its Subsidiaries shall have entered into an Alternative Transaction Agreement; or

(k) if the Purchasers, Oncor and Oncor Holdings fail to enter into an Oncor Letter Agreement, in form and substance acceptable to Parent in its reasonable discretion, within fifteen (15) Business Days following the date hereof.

Section 8.5 Effect of Termination and Abandonment.

(a) In the event of a termination of this Agreement pursuant to this Article VIII, this Agreement shall become void and of no further force or effect and no party shall have any liability to any other party hereto (or to any of its Affiliates or their respective Representatives) with respect hereto; provided, however, that notwithstanding anything in the foregoing to the contrary, this Section 8.5 and the provisions set forth in the third sentence of Section 9.1 shall survive the termination of this Agreement and the parties may have further liability with respect to their obligations thereunder.

(b) The parties acknowledge and agree that the agreements contained in this Section 8.5 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. The Purchasers acknowledge and agree that if the Company or EFIH fails to meet any milestone set forth in Section 8.4(i) within the time period set forth therein, then the right to terminate this Agreement for the failure to meet such milestone shall only exist until ten (10) Business Days after such milestone is met.

ARTICLE IX

Miscellaneous and General

Section 9.1 Survival. All covenants, agreements and other terms and provisions contained herein expressly relating to the Second Closing Date Transactions shall survive the First Closing. This Article IX and the agreements of the Company and EFIH, Parent and OV2 that by their terms apply or are to be performed in whole or in part after the First Closing Date or the Second Closing Date, as applicable, including those contained in Section 6.6 (Employee Benefits), Section 6.8 (Expenses), Section 6.9 (Directors’ and Officers’ Insurance), Section 6.14 (Parent and OV2 Waiver), Section 6.15 (Tax-Free Reorganization Treatment), Section 6.17(g) (Debt Financing), Section 6.18 (Tax Matters), Section 6.19 (IPO Conversion Plan; Oncor Restructuring), Section 6.20(c) (Drag-Along Rights), and Section 6.25 (Transaction Expenses) shall survive the consummation of the Transactions. This Article IX and the agreements of the Company and EFIH, Parent and OV2 contained in the last sentence of Section 6.4 (Access and Reports), the last sentence of Section 6.8 (Expenses) (solely to the extent of costs and expenses incurred prior to the termination of this Agreement), Section 6.25 (Transaction Expenses) (solely to the extent of costs and expenses incurred prior to the termination of this Agreement) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreements shall survive the termination of this Agreement. Subject to the foregoing, all other representations, warranties, covenants and agreements in this Agreement shall not survive the Effective Time or the termination of this Agreement.

Section 9.2 Modification or Amendment. Subject to the provisions of applicable Laws (including, if applicable, the approval of the Bankruptcy Court), at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties. Notwithstanding anything herein to the contrary, no Debt Financing Provision (as defined below) may be amended, supplemented, changed or waived without the consent of the Lenders.

Section 9.3 Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the First Closing Date Transactions (other than the Minority Interest Contribution and the EFIH Parent Issuance) are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

Section 9.4 Counterparts. This Agreement may be executed in any number of counterparts (including by electronic means), each such counterpart being deemed to be an original instrument, and all such counterparts taken together constituting one and the same agreement.

Section 9.5 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT, TOGETHER WITH ANY CLAIM, DISPUTE, REMEDY OR LEGAL PROCEEDING ARISING FROM OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS OR ANY RELIEF OR REMEDIES SOUGHT BY ANY PARTY HERETO, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCEPT TO THE EXTENT THAT MANDATORY PROVISIONS OF TEXAS LAW ARE APPLICABLE), WITHOUT GIVING EFFECT TO ITS PRINCIPLES OR RULES OF CONFLICT OF LAWS TO THE EXTENT SUCH PRINCIPLES OR RULES WOULD REQUIRE OR PERMIT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION; PROVIDED, HOWEVER, THAT ALL MATTERS ARISING UNDER THE DEBT COMMITMENT LETTERS, INCLUDING ALL CLAIMS (WHETHER IN CONTRACT, EQUITY, TORT OR OTHERWISE) AGAINST ANY OF THE FINANCING SOURCES OR THE PERFORMANCE OF THE FINANCING SOURCES OR THE PERFORMANCE OF THE DEBT COMMITMENT LETTERS, SHALL BE EXCLUSIVELY CONSTRUED, PERFORMED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. Each of the parties hereto (i) submits to the exclusive jurisdiction of the Bankruptcy Court (or, if the Bankruptcy Court declines to accept jurisdiction over a particular matter, then the Chancery Court of the State of Delaware, and if the Chancery Court of the State of Delaware declines jurisdiction, then any state or federal court sitting in Delaware) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court and (iii) agrees not to bring any action or proceeding arising out of or relating to this Agreement (whether on the basis of a claim sounding in contract, equity, tort or otherwise) in any other court. Each of the parties hereto agrees that a final judgment (subject to any appeals therefrom) in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Transactions in any Delaware or federal court in accordance with the provisions of this Section 9.5(a). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 9.6. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO (I) THIS AGREEMENT, OR THE TRANSACTIONS AND (II) THE DEBT COMMITMENT LETTERS, THE PERFORMANCE THEREOF OR THE TRANSACTIONS

CONTEMPLATED THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (W) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (X) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (Y) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (Z) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source in any way relating to this Agreement or any of the Transactions, including but not limited to any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District for the Southern District of New York (and any appellate courts thereof).

Section 9.6 Notices. Except as set forth in Section 6.17 (Debt Financing), Section 6.19 (IPO Conversion Plan; Oncor Restructuring), and Section 6.20 (Drag-Along Rights) hereof, any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by email or overnight courier:

If to Parent or OV2:

Ovation Acquisition I, L.L.C. 1900 North Akard Street Dallas, Texas 75201
Attention: David Hernandez
Email: DHernandez@huntconsolidated.com with copies (which shall not constitute notice) to:

Baker Botts L.L.P. 2001 Ross Ave., Suite 600 Dallas, Texas 75201
Attention:	Geoffrey L. Newton Luckey McDowell
Preston Bernhisel
Email:	geoffrey.newton@bakerbotts.com luckey.mcdowell@bakerbotts.com
preston.bernhisel@bakerbotts.com

and
White & Case LLP
Wachovia Financial Center
200 South Biscayne Boulevard
Suite 4900
Miami, Florida 33131
Attention:	Thomas E. Lauria
Email:	tlauria@whitecase.com

and

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention:	Gregory Pryor
Email:	gpryor@whitecase.com

If to the Company and/or EFIH:
Energy Future Holdings Corp., et al.
Energy Plaza 1601 Bryan Street Dallas, Texas 75201
Attention:	General Counsel
Email:	stacey.dore@energyfutureholdings.com; and
awright@energyfutureholdings.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP 600 Travis St., Suite 3300 Houston, Texas 77002
Attention:	Andrew Calder
Amber Meek
Email:	andrew.calder@kirkland.com
amber.meek@kirkland.com

And

Kirkland & Ellis LLP 300 North LaSalle Chicago, IL 60654
Attention:	James Sprayregen Marc Kieselstein
Chad Husnick
Steven Serajeddini
Email:	jsprayregen@kirkland.com mkieselstein@kirkland.com
chusnick@kirkland.com steven.serajedinni@kirkland.com

And

Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022
Attention:	Edward Sassower
Stephen Hessler
Brian Schartz
Email:	edward.sassower@kirkland.com
stephen.hessler@kirkland.com
bschartz@kirkland.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) Business Days after deposit in the mail, if sent by registered or certified mail; upon receipt if sent by email and received by 5:00 pm (Eastern Time), on a Business Day (otherwise the next Business Day) (provided that if given by email such notice, request, instruction or other document shall be followed up within one (1) Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier.

Section 9.7 Entire Agreement. This Agreement (including any exhibits hereto, including as finally executed agreements), the Company Disclosure Letter, the Parent Disclosure Letter, the confidentiality agreement, dated as of August 28, 2014, among Hunt, the Company, EFIH and, pursuant to a Joinder Agreement, dated as of September 4, 2014, Oncor (the “Hunt Confidentiality Agreement”), the confidentiality agreements, dated as of May 18, 2015, between each Backstop Purchaser and the Company, Energy Future Competitive Holdings Company LLC, TCEH and EFIH (collectively with the Hunt Confidentiality Agreement, the “Confidentiality Agreements”), and the other agreements named herein constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and cancel, merge and supersede all other prior or contemporaneous oral or written agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND OV2 NOR THE COMPANY AND ITS SUBSIDIARIES MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. The parties hereby further represent that, in entering into this Agreement (a) they have been represented and advised by counsel in connection with this Agreement, which they have entered into voluntarily and of their own choice, and not under coercion or duress; (b) they are relying upon their own knowledge and the advice of counsel; (c) they knowingly waive any claim that this Agreement was induced by any misrepresentation or nondisclosure which could have been or was discovered before signing this Agreement; and (d) they knowingly waive any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown.

Section 9.8 No Third Party Beneficiaries. Except as provided in Section 6.9, Section 6.19, Section 6.20, Section 6.25, Section 9.9 and by the last sentence of this Section 9.8, Parent, OV2, the Company and EFIH hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other parties hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The parties hereto further agree that the rights of third party beneficiaries under Section 6.9 shall not arise unless and until the Effective Time occurs. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Each of the Lenders shall be an express third party beneficiary with respect to this Section 9.8 and Section 9.2, Section 9.5, Section 9.9, and Section 9.15 (such provisions, the “Debt Financing Provisions”).

Section 9.9 Specific Performance.

(a) The parties hereto acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed by the Company or EFIH in accordance with its specific terms or were otherwise breached by the Company or EFIH (including any provision requiring the payment of the Transaction Expenses) and the Purchasers would not have an adequate remedy at law in the form of money damages. Accordingly, the parties hereto acknowledge and agree that the Purchasers shall be entitled, prior to the termination of this Agreement in accordance with its terms or with respect to any provision of this Agreement that survives such termination, to enforce specifically the terms and provisions of this Agreement and to obtain an injunction, injunctions or any form of equitable relief to prevent breaches of this Agreement. Notwithstanding anything in this Agreement or any other Transaction Agreement to the contrary, except with respect to any Purchaser’s obligation to pay any amount guaranteed pursuant to the Guarantee, none of the Company, EFIH or any of their Affiliates or stakeholders shall be entitled to seek or obtain specific performance of any Purchaser’s obligations under this Agreement, including to consummate the Equity Draw-Down (or to cause it to be consummated) or complete (or cause to be completed) any other action or transaction to be completed at the First Closing.

(b) Except with respect to any Purchaser’s obligation to pay any amount guaranteed pursuant to the Guarantee, the Company and EFIH hereby (i) waive, on behalf of themselves and their Affiliates, any and all common law, statutory or other remedies (including the remedy of specific performance) under any legal theory that such Person or any of their Affiliates may have against the Purchasers or their respective Affiliates in respect of any claims or causes of action under this Agreement and (ii) agree that, to the extent they or any of their Affiliates incur losses arising from or in connection with a breach by any other party hereto or any of their respective Affiliates of its representations, warranties, covenants or agreements contained in this Agreement, in no event shall the Company or EFIH or their

Affiliates seek to recover any money damages from (or seek any other remedy, including specific performance, based on any legal, contractual or equitable theory against) the Purchasers or any of their respective Affiliates. Notwithstanding anything to the contrary contained in this Agreement, each party hereto acknowledges and agrees under no circumstance shall any other party hereto or their respective Affiliates be liable for any punitive, special, indirect or consequential damages under this Agreement. Notwithstanding the foregoing, nothing in this Section 9.9 shall be deemed to alter or amend any rights or remedies available to any party hereto under any other agreement (including the Plan Support Agreement or any other Transaction Agreement) in accordance with the terms thereof.

(c) Notwithstanding anything to the contrary contained in this Agreement the Company and EFIH acknowledge and agree that no Person other than the Purchasers, the Company, EFIH and their permitted assignees shall have any obligation under this Agreement. The Company and EFIH further agree that, notwithstanding that the Purchasers or any Equity Commitment Party (or any of their permitted assignees) may be a partnership or limited liability company, no recourse under this Agreement shall be had against any Related Party (as defined below) of the Purchasers or any Equity Commitment Party (or any of their permitted assignees) based upon the relationship of such Related Party to any Purchaser or Equity Commitment Party, whether by or through attempted piercing of the corporate (or limited liability company or limited liability partnership) veil the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, or otherwise, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any such Related Party, as such, for any obligations of the Purchasers or any Equity Commitment Party (or any of their permitted assignees) under this Agreement or for any claim based on, in respect of, or by reason of such obligation or their creation. Notwithstanding the foregoing or anything else in this Agreement to the contrary, nothing in this Agreement shall limit the obligations of any Related Party of the Purchasers, any Purchaser Transaction Party or any other Person under any other Transaction Agreement or Commitment Document to which it is a party. “Related Party” means, with respect to any Person, (x) any former, current or future equity holder, controlling person, director, officer, employee, agent, advisor, representative, Affiliate, member, manager, general or limited partner of such Person and (y) any former, current or future equity holder, controlling person, director, officer, employee, agent, advisor, representative, Affiliate, member, manager, general or limited partner of any of the Related Parties described in clause (x).

(d) Each Equity Commitment Party, its Affiliates and their respective Related Parties are express third party beneficiaries of the agreements contained in this Section 9.9 and shall have the right to enforce the provisions of this Section 9.9.

Section 9.10 Transfer Taxes. To the extent payable under applicable Law, all transfer, documentary, sales, use, stamp, registration and other similar such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by the Surviving Company when due.

Section 9.11 Definitions. Each term set forth in the Table of Defined Terms is defined in the section of this Agreement set forth opposite such term.

Section 9.12 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 9.13 Interpretation; Construction.

(a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a section or exhibit, such reference shall be to a section of or exhibit to this Agreement unless otherwise indicated. Such exhibits are an integral part of this Agreement and shall be treated as if fully set forth herein. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “made available” and words of similar import means that the relevant documents, instruments or materials were either (A) posted and made available to the other party or its designated Representatives on the Intralinks due diligence data site maintained by the Company for the purpose of the Transactions, or (B) publicly available by virtue of the relevant party’s filing of a publicly available final registration statement, prospectus, report, form, schedule or definitive proxy statement filed with the SEC pursuant to the Securities Act or the Exchange Act, in each case, at least one Business Day prior to the date hereof or such prior date with respect to which such documents, instruments or materials were represented by a party to have been made available to the other party.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Each of the Company, Parent and OV2 has, or may have, set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

(d) Any reference herein to Parent, the Company or the Reorganized Company after the Effective Time shall be deemed to refer to the Surviving Company, and any reference herein to the Company or EFIH after the Plan Effective Date shall be deemed to refer to the Reorganized Company and Reorganized EFIH, respectively.

Section 9.14 Assignment. This Agreement shall not be assignable by operation of law or otherwise without the prior written consent of the non-assigning parties hereto. Any purported assignment in violation of this Agreement is void.

Section 9.15 Financing Sources Arrangements. Notwithstanding anything to the contrary contained in this Agreement, (a) Company, the Debtors and their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members, stockholders or representatives shall not have any rights or claims against any Financing Source, in any way relating to this Agreement or any of the Transactions or the Debt Financing (whether directly or by or through a claim by or on behalf of the Parent against any Financing Source) or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the Debt Financing, or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise, (b) no Financing Source shall have any liability (whether in contract, in tort or otherwise) to the Company, the Debtors, and their respective Subsidiaries, Affiliates, directors, officers, employees, agents, partners, managers, members, stockholders or representatives for any obligations or liabilities of any party hereto under this Agreement or the Debt Financing or for any claim (whether directly or by or through a claim by or on behalf of the Parent against any Financing Source) based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letters or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise and (c) the Company, the Debtors and their respective Subsidiaries, Affiliates, directors, officers, employees, agents partners, managers, members, stockholders and representatives agree not to commence (and if commenced agree to dismiss or otherwise terminate, and not to assist) any Action against any Financing Source in connection with this Agreement, the Debt Financing, the Debt Commitment Letter, or the transactions contemplated hereby or thereby.

[Remainder of Page Intentionally Left Blank; Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

OVATION ACQUISITION I, L.L.C.

By:	/s/ Hunter L. Hunt
Name:	Hunter L. Hunt
Title:	President

OVATION ACQUISITION II, L.L.C.

By:	/s/ Anthony Horton
Name:	Anthony Horton
Title:	Senior Vice President & Treasurer

ENERGY FUTURE HOLDINGS CORP.

By:	/s/ Anthony Horton
Name:	Anthony Horton
Title:	Senior Vice President & Treasurer

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

By:	/s/ Anthony Horton
Name:	Anthony Horton
Title:	Senior Vice President & Treasurer

[Signature Page to Purchase Agreement and

Agreement and Plan of Merger]

Exhibit B

IPO Conversion Plan

1)	Oncor will be converted from a Delaware limited liability company to a Texas limited liability company.

2)	The Company shall form a new, wholly-owned Delaware limited liability company (“New GP”).

3)	EFIH will be converted from a Delaware limited liability company into a Delaware limited partnership, with (A) the general partner being New GP, (B) the limited partner being the Company and (C) the limited partnership agreement providing, among other things, that after completion of the First Day Closing Transactions, the IPO Conversion and the Oncor Restructuring, the equity interests of EFIH will be redeemable for cash or equity interests in the Surviving Company in accordance with provisions typically applicable in an UPREIT.

4)	Oncor and a newly formed Texas limited liability company owned by Hunt and one or more of its Affiliates (“OEDC”) will consummate a joint survivor merger under Chapter 10 of the Texas Business Organization Code, as a result of which (A) certain personal property of Oncor, including its certificates of convenience and necessity and franchises, together with its employees and certain other assets and liabilities, but excluding assets and employees of the business that will satisfy the “active trade or business” requirement with respect to the Reorganized TCEH Spin-Off, will be allocated by operation of law to and become property of OEDC, in exchange for an initial cash payment and certain deferred payments from OEDC to Oncor in an aggregate amount equal to the fair market value of such personal property (net of any liabilities assumed), and (B) the real property (and related liabilities) of Oncor will continue to be held by Oncor but such real property (other than assets of the business that will satisfy the “active trade or business” requirement with respect to the Reorganized TCEH Spin-Off) will be leased to and operated by OEDC. After giving effect to this transaction, Oncor (together with its successor) is referred to herein as “Oncor AssetCo.”

5)	Oncor AssetCo will be converted back to a Delaware limited liability company.

6)	Oncor AssetCo will enter into a delegation agreement with the Reorganized Company.

7)	An Affiliate of Hunt will enter into a management agreement with the Reorganized Company, Reorganized EFIH and Oncor AssetCo.

8)	Oncor AssetCo and OEDC will enter into arm’s-length lease agreements pursuant to which OEDC will lease the transmission and distribution assets from Oncor AssetCo.

9)

Oncor AssetCo will enter into such other agreements with Parent, EFIH or Oncor Holdings as are reasonably requested by Parent pursuant to which Oncor will agree to take such actions as are reasonably necessary to ensure that Parent (and any successor of Parent) will be able to

Exhibit B

satisfy (a) the REIT income and asset tests set forth in Sections 856(c)(2)-(4) of the Code (determined as if the assets and income of Parent or its successor consisted solely of its interest in, and income from, Oncor) and (b) any obligations Parent has as a public reporting company, including compliance with the Securities Act, the Exchange Act and the rules and regulations of any national exchange on which Parent’s stock is listed.

(collectively steps (4) through (9) above, the “Oncor Restructuring,” and together with the other steps, the “IPO Conversion Plan”)

Exhibit B

Exhibit C

Form of Offer

(See Attached)

Exhibit C

Form of Offer

Ovation Acquisition I, L.L.C.

1900 North Akard Street

Dallas, Texas 75201

August     , 2015

Energy Future Holdings Corp.

Energy Plaza

1601 Bryan Street

Dallas, Texas 75201

Attention: Board of Directors

Offer to Purchase IPO Units and LLC Units

Ladies and Gentlemen:

Reference is made to (i) the Second Amended and Restated Limited Liability Company Agreement of Oncor Electric Delivery Company LLC, dated as of November 5, 2008 (as amended, the “Oncor LLC Agreement”), among Oncor Electric Delivery Holdings Company LLC (“Oncor Holdings”), Oncor Management Investment LLC (“Oncor Management”) and Texas Transmission Investment LLC (“TTI”) and (ii) the Investor Rights Agreement, dated as of November 5, 2008 (the “Investor Rights Agreement”), among Oncor Electric Delivery Company LLC (“Oncor”), Oncor Holdings, TTI and Energy Future Holdings Corp. (“EFH”). Capitalized terms used herein without definition have the respective meanings set forth in the Investor Rights Agreement.

As you are aware, as of the date hereof, (i) EFH, Energy Future Intermediate Holding Company LLC (“EFIH”), Ovation Acquisition I, L.L.C. (“OV1”) and Ovation Acquisition II, L.L.C. (“OV2”) are entering into a Purchase Agreement and Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), a copy of which is attached as Exhibit A hereto, and (ii) EFH, EFIH and the other debtors in the pending chapter 11 cases jointly administered for procedural purposes only under Case No. 14-10979 (collectively, the “Debtors”) are filing an amended Plan of Reorganization (the “Plan of Reorganization”) that contemplates certain restructuring transactions that include, among other things, (a) the merger of reorganized EFH with and into OV1 (the “Merger”) and (b) an initial public offering by OV1, which will be the successor to reorganized EFH as a result of the Merger, of shares of common stock (collectively, the “Initial Public Offering”). The Plan of Reorganization, which is an integral element of the Merger transaction, is an exhibit to and incorporated as a part of the Merger Agreement. In addition, as of the date hereof, certain investors (the “Investors”) are entering into an Equity Commitment Letter and a Backstop Agreement (each as defined in the Merger Agreement) pursuant to which they are committing to purchase substantially all of the outstanding equity interests in OV1 at the closing (the “Closing”) of the Merger, the Initial Public Offering and the other transactions contemplated by the Merger Agreement. The Equity Commitment Letter and Backstop Agreement are exhibits to and are incorporated as part of the Merger Agreement.

OV1 is a Delaware limited liability company that will be converted into a corporation and will be the successor to EFH at the Closing. OV1 has been formed for the express purpose of carrying out the transactions contemplated by the Merger Agreement, including the Initial Public Offering. In order to facilitate the Initial Public Offering, EFH has developed and will implement an IPO Conversion, which is described in the Merger Agreement. OV1, as the successor to reorganized EFH, is a suitable vehicle for conducting the Initial Public Offering, which will involve the issuance of equity securities of OV1 (and ultimately of the surviving entity in the Merger) to the public pursuant to an effective registration statement under the Securities Act of 1933, as amended, and will result in an active trading market in such securities. For purposes of this offer, OV1 (as successor to reorganized EFH as a result of transactions contemplated by the Merger Agreement and the Plan of Reorganization) is referred to, in relation to the initial public offering of IPO Units to be carried out as described above, as the “IPO Corporation.” As set forth in the Plan of Reorganization and the Merger Agreement, all of the existing equity interests in EFH will be cancelled and retired.

This letter constitutes an EFH Sale Proposal and represents an offer to purchase (i) substantially all of the IPO Units in the IPO Corporation or, alternatively, the acquisition of substantially all of the LLC Units in Oncor held indirectly by EFH, which transactions will be implemented through, among other things, the purchase by the Investors of equity interests in the IPO Corporation and the cancellation and retirement of all of the existing equity interests in EFH (which is an integral element of the proposed transactions contemplated by the Merger Agreement and the Plan of Reorganization), and (ii) all of the LLC Units in Oncor that are owned by members of Oncor other than Oncor Holdings. The consummation of the transaction(s) as contemplated by this EFH Sale Proposal will result in a Change of Control.

The form of the purchase agreement to be entered into in order to provide for the purchase and sale of the LLC Units will be provided to TTI and Oncor Management prior to or concurrently with the delivery by EFH of a Required Sale Notice as contemplated by Section 3.3(a) of the Investor Rights Agreement. Such purchase agreement will contain provisions that satisfy the conditions of Section 3.3(d) of the Investor Rights Agreement. Among other things, the form of consideration to be paid to holders of LLC Units other than Oncor Holdings will be cash, and the amount of such consideration will be at least equal to the amount of the purchase price for the LLC Units held by TTI that is required pursuant to Section 3.3 of the Investor Rights Agreement. Such purchase price will, among other things, be sufficient so that TTI will achieve an IRR on its initial investment in the LLC Units which exceeds the IRR Hurdle.

The purchase of IPO Units and LLC Units in accordance with this offer is a part of a merger, recapitalization and sale transaction that, when consummated at the Closing, will result in the Investors (who are a group of Persons acting in concert with respect to the acquisition of EFH and Oncor) owning more of the equity interests in Oncor (or any resulting entity after a merger) than the relevant Related Entity or its Affiliates.

We are available at your earliest convenience to address any questions that you may have about our offer. We look forward to working with you to complete the purchase contemplated hereby.

Respectfully yours,

OVATION ACQUISITION I, L.L.C.

By:
Name:
Title:

cc:	Oncor Electric Delivery Holdings Company LLC
1616 Woodall Rodgers Freeway
Dallas, Texas 75202
Attention: General Counsel

Texas Energy Future Holdings Limited Partnership

c/o Energy Future Holdings Corp.

Energy Plaza

1601 Bryan Street

Dallas, Texas 75201

Exhibit C

Exhibit E

Equity Commitment Parties

Anchorage Capital Master Offshore, Ltd.

Arch Reinsurance Ltd.

Arrowgrass Distressed Opportunities Fund Limited

Arrowgrass Master Fund Ltd.

Atlas Enhanced Master Fund, Ltd.

Atlas Master Fund, Ltd.

Avenue Capital Management, L.P.

Bam Zie Master Fund, Ltd.

BGF Global High Yield Bond Fund

BGF Global Multi-Asset Income Fund, a sub-fund of BlackRock Global Funds

BGF US Dollar High Yield Bond Fund

BHR Capital LLC, as nominee for BHCO Master, Ltd., BHR Master Fund, Ltd. and BHR OC Master Fund, Ltd.

BlackRock Core Bond Trust

BlackRock Corporate High Yield Fund, Inc.

BlackRock Credit Allocation Income Trust IV

BlackRock Credit Alpha Master Fund L.P.

BlackRock Diversified Distribution Fund

BlackRock Dynamic High Income Portfolio of BlackRock Funds II

BlackRock Funds II, BlackRock High Yield Bond Portfolio

BlackRock Funds II, BlackRock Strategic Income Opportunities Portfolio

BlackRock Global Investment Series: Income Strategies Portfolio

BlackRock Global Long/Short Credit Fund Of BlackRock Funds

Exhibit E

BlackRock High Yield Portfolio of the BlackRock Series Fund, Inc.

BlackRock High Yield V.I. Fund of BlackRock Variable Series Funds, Inc.

BlackRock Limited Duration Income Trust

BlackRock Multi-Asset Income Portfolio of BlackRock Funds II

BlackRock Multi-Sector Income Trust

BlackRock Multi-Strategy Master Fund Limited

BlackRock Secured Credit Portfolio of BlackRock Funds II

CA 534 Offshore Fund, Ltd

Centerbridge Credit Partners Master, L.P.

Centerbridge Credit Partners, L.P.

Centerbridge Special Credit Partners II, L.P.

Crescent 1, L.P.

CRS Master Fund, L.P.

Cyrus Opportunities Master Fund II, Ltd.

Cyrus Select Opportunities Master Fund, Ltd.

Deutsche Bank Securities Inc.

Flourish Investment Corporation

GSO Aiguille Des Grands Montets Fund I LP

GSO Aiguille Des Grands Montets Fund II LP

GSO Aiguille Des Grands Montets Fund III LP

GSO Cactus Credit Opportunities Fund LP

GSO Churchill Partners LP

GSO Coastline Credit Partners LP

GSO Credit Alpha Fund LP

GSO Credit-A Partners LP

GSO Palmetto Opportunistic Investment Partners LP

GSO Special Situations Master Fund LP

Exhibit E

Hunt Power Holdings L.L.C.

JNL/BlackRock Global Long Short Credit Fund

MET Investors Series Trust - BlackRock High Yield Portfolio

The Obsidian Master Fund

Pecos Partners, L.P.

PCI Fund LLC

Steamboat Credit Opportunities Master Fund LP

Strategic Income Opportunities Bond Fund

Taconic Master Fund 1.5 L.P.

Taconic Opportunity Master Fund L.P.

The Equity Commitment Parties are entitled to transfer their Investment Commitments (as defined in the Equity Commitment Letter) and, if applicable, their Backstop Commitments (as defined in the Backstop Agreement), in each case in accordance with those agreements.

Exhibit E

Exhibit F

Key Regulatory Terms

This Exhibit F sets forth certain key terms and undertakings to be included in the PUCT Filing in connection with the PUCT Approval and, to the extent applicable, filings with other Governmental Entities in connection with the Transactions (“Regulatory Filings”).

The specific terms and undertakings to be included in the Regulatory Filings have not yet been determined and will depend on discussions with the rating agencies and the regulatory authorities. In general, however, the Regulatory Filings would contain at least the following proposed commitments:

1.	Establishment of a ring fence with appropriate terms and conditions, as reasonably proposed by Parent with the input and advice of Oncor, taking into account the reduced level of debt that Parent and Reorganized EFIH will have following the Transaction, with the goal that Oncor’s debt maintains its investment grade rating, including specific commitments to protect Oncor from credit risk from its post-closing Affiliates.

2.	Commitments that the Oncor Entities will not incur any debt (including by way of guaranty), or mortgage or pledge its assets as collateral, in respect of any debt incurred to finance the Transactions.

3.	Commitments to hold Oncor’s customers harmless for any fees or expenses or incremental borrowing costs associated with the Transactions.

4.	The conditions and commitments adopted by the PUCT in connection with its approval of the REIT structure in Docket No. 35287 involving Sharyland Utilities, L.P. and SDTS will apply to the Surviving Company, Reorganized EFIH, Oncor and their respective Affiliates such that the substantive effect of the conditions and commitments adopted for each company involved in Docket No. 35287 shall apply to the company in the Surviving Company/Reorganized EFIH/Oncor structure that performs a role or function that corresponds to that company in the Sharyland/SDTS structure to which the condition or commitment applies. These will include conditions relating to the methodology for determining rates, the lessor-lessee relationship under the REIT structure, obligations of the lessor and lessee to fund improvements to Oncor’s transmission and distribution system, and recovery of formation and issuance costs associated with the structure.

5.	Other commitments related to preserving jobs, maintaining Oncor’s headquarters in the Dallas-Fort Worth area, and filing periodic reports with the PUCT or other applicable Governmental Entities regarding compliance with the proposed terms and undertakings.

6.	Commitment to make at least the amount of capital expenditures as set forth in Oncor’s current long range plan for 3 years following the First Closing Date, subject to the following adjustments to the extent reported to the Commission in Oncor’s quarterly earnings monitor report: Oncor may reduce capital spending due to conditions not under Oncor’s control, including, without limitation, siting delays, cancellations of projects by third parties, or weaker than expected economic conditions.

Exhibit F

Exhibit G

Form of Amended and Restated Split Participant Agreement

AMENDED AND RESTATED SPLIT PARTICIPANT AGREEMENT

This Amended and Restated Split Participant Agreement (the “Agreement”), dated                     , by and between Oncor Electric Delivery Company LLC (“Oncor”) and [REORG TCEH] (“RTCEH”).

WHEREAS, pursuant to the Split Participant Agreement entered into by and between Oncor and Energy Future Holdings Corp. (“EFH”), dated April 28, 2014 (the “Original Agreement”), effective July 1, 2014, welfare benefits for certain current and future retirees of Oncor and EFH whose employment included service with both Oncor (or a predecessor regulated electric business) and a non-regulated business of EFH (such individuals, the “Split Participants”) are provided under the Oncor Retiree Welfare Plan (the “Oncor Plan”);

WHEREAS, pursuant to the Original Agreement, Oncor is obligated to fund that portion of the welfare benefit costs for the Split Participants with respect to such Split Participants’ period of service with Oncor (or a predecessor regulated electric business), and EFH is obligated to fund the remaining welfare benefit costs of the Split Participants, in each case, less the Split Participants’ contributions (subject to the rights of Oncor and EFH to amend, modify or terminate such benefits at any time);

WHEREAS, pursuant to the Original Agreement, beginning on January 1, 2015, Oncor began administering the Oncor Plan (which provides certain welfare benefits to eligible Split Participants following retirement), and EFH agreed to pay Oncor for EFH’s portion of the costs associated with providing welfare benefits coverage for the Split Participants (including certain administrative costs);

WHEREAS, on April 29, 2014, EFH and certain entities in which it, directly or indirectly, holds an equity interest and their respective subsidiaries, excluding Oncor, its parent, Oncor Electric Delivery Holdings Company LLC, and their direct and indirect subsidiaries (collectively, the “Debtors”), commenced voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. § 101 et seq. in the United States Bankruptcy Court for the District of Delaware, which cases were jointly administered for procedural purposes only under Case No. 14-10979, Energy Future Holdings Corp., et al., Case No. 14-10979 (CSS) (the “Chapter 11 Cases”);

WHEREAS, EFH, Energy Future Intermediate Holding Company LLC and certain purchasers as set forth therein, entered into that certain Purchase Agreement, dated [            ], 2015 (the “Purchase Agreement”);

WHEREAS, as contemplated by the Purchase Agreement and pursuant to the plan of reorganization confirmed as part of the Chapter 11 Cases (the “Plan”), EFH and RTCEH have been separated pursuant to a tax-free spin-off of RTCEH (the “Separation”);

WHEREAS, pursuant to the terms of the Purchase Agreement and the Plan, certain obligations of EFH (including the obligation to fund its portion of the Oncor Plan) will be transferred to and assumed by RTCEH (the “Transfer”);

WHEREAS, the Plan provides that (a) certain distributions to be made thereunder will be funded, in part, from (i) the proceeds of equity investments to be made in one or more investment vehicles (collectively, “MergerCo”) by certain investors with respect to the acquisition by MergerCo of Oncor, and (ii) proceeds from an offering of rights to purchase a portion of the common equity of MergerCo, (b) EFH will merge with and into MergerCo pursuant to that certain Purchase Agreement and Agreement and Plan of Merger (the “Merger Agreement”), and (c) certain first lien claim holders of RTCEH will receive, inter alia, 100% of the RTCEH Common Stock (as defined in the Plan) through a tax-free spin-off of RTCEH (as defined in the Plan);

WHEREAS, as a result of the Separation and the Transfer, Oncor and RTCEH will not be under “common control” within the meaning of Section 414(c) of the Internal Revenue Code of 1986, as amended, or part of a “control group” within the meaning of Section 3(40)(B)(ii) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”);

WHEREAS, as a result of the lack of common control under ERISA, among other things, the Oncor Plan could be a self-insured multiple employer welfare arrangement (a “MEWA”) for purposes of the Texas Insurance Code if both RTCEH and Oncor were to continue to fund the Oncor Plan as described in the Original Agreement beyond the Transition Period (as hereafter defined);

WHEREAS, that certain separation agreement dated October 10, 2007 previously addressed the shared funding of the EFH Retirement Plan and the parties hereto desire and agree to continue such shared funding of the EFH Retirement Plan in accordance with Exhibit B hereunder and that their execution of this Agreement shall evidence their agreement to continue such shared funding thereof;

WHEREAS, the parties hereto desire to amend and restate the Original Agreement (a) to provide for coverage of the Split Participants under the Oncor Plan during the Transition Period and, if the parties obtain a written and binding advisory opinion (“Determination”) from the Employee Benefits Security Administration of the U.S. Department of Labor that is issued prior to the close the Transition Period to the effect that the Oncor Plan is not a MEWA, then also during the Extension Period (as hereafter defined); (b) in the event that the parties do not seek or obtain a Determination prior to the close of the Transition Period to the effect that the Oncor Plan is a MEWA, to establish a separate retiree welfare benefit plan for the benefit of the Split Participants (the “Insured Plan”) that is a “fully insured” MEWA within the meaning of Section 514(b)(6) of ERISA under Subtitle B of Title I of ERISA effective no later than immediately prior to the close of the Transition Period; and (c) to set forth the funding obligations of RTCEH and Oncor under the Oncor Plan during the Transition Period or Extension Period, as the case may be and under the Insured Plan, if applicable; and WHEREAS, it is the intention of the parties that RTCEH’s and Oncor’s obligations with respect to the costs of welfare benefits for the Split Participants under the Oncor Plan during the Transition Period or Extension Period, as the case may be and if applicable, under the Insured Plan shall continue to be allocated in a manner consistent with the past practices of Oncor and EFH prior to the Separation and the Transfer.

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NOW, THEREFORE, the parties hereby agree as follows:

1. Coverage of Split Participants for Welfare Benefits.

(a) Transition Period and Extension Period. Medical (including prescription drug coverage), vision, dental, life insurance and supplemental life insurance benefits for the Split Participants, to the extent eligible, will be provided under the Oncor Plan, on the same terms and conditions as heretofore provided under the Oncor Plan through the last day of the calendar year following the Separation and the Transfer, or such earlier date as mutually agreed (the “Transition Period”), or for an indefinite period thereafter if the parties obtain a Determination that is issued prior to the close of the Transition Period to the effect that the Oncor Plan is not a MEWA (the “Extension Period”). Any active employees who will be considered Split Participants when they retire will, to the extent eligible, be eligible for these benefits under the Oncor Plan once they retire and will not be eligible for such benefits under any welfare plans maintained by RTCEH after retirement so long as this Agreement is in effect. Oncor shall for all purposes, including those relating to the Split Participants, be the sponsor of the Oncor Plan and the Insured Plan, and Oncor or its designee shall be the plan administrator for the Oncor Plan and the Insured Plan. RTCEH and Oncor will each continue to pay its own portion of the costs (including administrative costs) associated with providing welfare benefit coverage for the Split Participants according to the allocations set forth in the letter from Aon Hewitt to EFH dated November 13, 2012, which is attached hereto as Exhibit A (together with any mutually agreed-upon updates to said allocations, the “Aon Hewitt Letter”). The Aon Hewitt Letter describes the current and past practice of allocating the costs associated with providing welfare benefit coverage for the Split Participants between Oncor and EFH consistent with the past practices of Oncor and EFH prior to the Separation and the Transfer, and the parties agree that such practices, including the method of allocating any amount that may be required to be contributed to the Oncor Plan during the Transition Period or Extension Period, as the case may be as well as any amounts that may be required to cover the insurance premiums for the Insured Plan, will be continued by RTCEH and Oncor following the Separation and the Transfer for so long as this Agreement is in effect.

2. RTCEH Liability for Split Participants under the Oncor Plan and the Insured Plan. RTCEH will pay Oncor for a portion of the costs of providing retiree welfare benefit coverage for the Split Participants on the following terms and conditions:

(a) During the Transition Period or Extension Period, as the case may be, Aon Hewitt, or another mutually agreed-upon actuary for the Oncor Plan, will calculate the estimated RTCEH Retiree Welfare Liability for each month during the Transition Period or Extension Period, as the case may be. For purposes of this Agreement, the term “RTCEH Retiree Welfare Liability” shall mean RTCEH’s proportionate share of the aggregate benefits obligation costs as allocated pursuant to the Aon Hewitt Letter with respect to medical, vision, dental, and prescription drug coverage and life insurance costs (including Administrative Costs) for each Split Participant, less each Split Participant’s contribution with respect to such RTCEH proportionate share as determined prior to the beginning of each calendar year, in the sole

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discretion of RTCEH. For purposes of this Agreement, the term “Administrative Costs” shall mean the total amount of administrative costs and expenses incurred by Oncor in sponsoring, maintaining and administering the Oncor Plan, including without limitation, costs associated with communications to participants, third party vendor/benefit provider administrative costs and costs of legal compliance relating to the Oncor Plan (e.g., preparing Form 5500s, summaries of benefits and coverage, summary annual reports and the like), but excluding actuarial, legal, consulting and accounting fees and costs and overhead expenses of Oncor in maintaining and administering the Oncor Plan. The estimated RTCEH Retiree Welfare Liability shall be determined using reasonable actuarial factors, and the actual RTCEH Retiree Welfare Liability shall be determined by Oncor using actual benefit costs.

(b) Prior to the effective date of this Agreement and prior to the commencement of each subsequent calendar year during the Transition Period or Extension Period, as the case may be, Oncor will provide RTCEH with a calculation of its estimate of the RTCEH Retiree Welfare Liability, including the basis for such calculation in reasonable detail. Oncor will invoice one-twelfth of such amount each month. RTCEH will pay Oncor the full amount provided in the invoice in a single lump sum payment by the first day of the subject month consistent with prior practice.

(c) Following each calendar quarter, Oncor will perform a true-up calculation of the actual RTCEH Retiree Welfare Liability for the calendar quarter (the “Retiree Welfare Quarterly True-Up”). Oncor will notify RTCEH in writing of the results of these true-up calculations and will, upon request, provide RTCEH with the information relied upon to make its calculations. If the aggregate amount of the Retiree Welfare Quarterly True-Up calculations exceeds the amount that RTCEH paid under paragraph (b) above for the same calendar quarter covered by the Retiree Welfare Quarterly True-Up calculation, RTCEH will pay Oncor the amount of such excess in a single lump-sum payment within sixty (60) days of such notification. If the aggregate amount of the Retiree Welfare Quarterly True-Up calculations is less than the amount that RTCEH paid under paragraph (b) above for the same calendar quarter covered by the Retiree Welfare Quarterly True-Up calculations, Oncor will pay RTCEH the amount of such excess in a single lump-sum payment as soon as administratively practicable but no later than thirty (30) days following such notification.

(d) Post Transition Period. If the parties do not seek or obtain a Determination prior to the close of the Transition Period to the effect that the Oncor Plan is not a MEWA, then effective no later than immediately prior to the close of the Transition Period, Oncor shall establish the Insured Plan. Aon Hewitt, or another mutually agreed-upon actuary for the Insured Plan, will calculate the estimated RTCEH Retiree Premium for each year in a manner that is consistent with the Aon Letter and prior practice beginning with the first of the month following the Transition Period. For purposes of this Agreement, the term “RTCEH Retiree Premium” shall mean RTCEH’s proportionate share of the monthly insurance premiums as determined by Aon Hewitt or such other actuary, in a manner consistent with the determination of the RTCEH Retiree Welfare Liability under the Aon Hewitt Letter, for each Split Participant with respect to medical, vision, dental, and prescription drug coverage and life insurance costs, less each Split Participant’s contribution with respect to such RTCEH proportionate share, as determined prior to the beginning of each calendar year, in the sole discretion of RTCEH.

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(e) By the first day of each month, Oncor will provide RTCEH with an invoice for the estimated RTCEH Retiree Premium for the following month. Such invoice will include the basis for the calculation of the invoiced amount in reasonable detail. RTCEH will pay Oncor the full amount provided in the invoice in a single lump sum payment by the first day of the subject month consistent with prior practice.

(f) Following each calendar quarter, Oncor will perform a true-up calculation of the actual RTCEH Retiree Premium for the calendar quarter (the “Retiree Premium Quarterly True-Up”). Oncor will notify RTCEH in writing of the results of these true-up calculations and will, upon request, provide RTCEH with the information relied upon to make its calculations. If the aggregate amount of the Retiree Premium Quarterly True-Up calculations exceeds the amount that RTCEH paid under paragraph (e) above for the same calendar quarter covered by the Retiree Premium Quarterly True-Up calculation, RTCEH will pay Oncor the amount of such excess in a single lump-sum payment within sixty (60) days of such notification. If the aggregate amount of the Retiree Premium Quarterly True-Up calculations is less than the amount that RTCEH paid under paragraph (e) above for the same calendar quarter covered by the Retiree Premium Quarterly True-Up calculations, Oncor will pay RTCEH the amount of such excess in a single lump-sum payment as soon as administratively practicable but no later than thirty (30) days following such notification.

3. Administration. Oncor shall in all respects be responsible for administering the provision of retiree welfare benefits for the Split Participants. For the avoidance of doubt, such administration services shall include but are not limited to: benefit distributions; vendor selection, oversight and management; benefits strategy and plan design; participant communications, including but not limited to those required by law; benefit accounting and claims processing; issue resolution; IRS Form W-2 processing for group term life insurance coverage, Retiree Club Communications and inquiries; participant data and records management; selection and rollout of technology and support; and engagement of actuarial, accounting, consulting and legal services related to the Oncor Plan. Oncor agrees that it will give RTCEH an opportunity to preview all participant communications within the scope of this Agreement prior to the distribution of such communications to the Split Participants.

4. Cooperation. RTCEH and Oncor agree to cooperate with each other in any reasonable manner in order to carry out the terms of this Agreement.

5. Plan Amendments; No Third Party Beneficiary Rights. Nothing in this Agreement shall be deemed to constitute a provision of, or an amendment to the Oncor Plan or any other benefit plan maintained by either Oncor or RTCEH, nor shall this Agreement be deemed to limit, in any way, the authority of either Oncor or RTCEH to amend or terminate their respective benefit plans from time to time in accordance with the terms of such plans; provided, however, that Oncor agrees it will not amend, modify or terminate the Oncor Plan or the Insured Plan with respect to the benefits available to the Split Participants for a period of eighteen (18) months following the effective date of this Agreement, without the written consent of RTCEH, which consent will not be unreasonably withheld in connection with implementation of the Insured Plan as contemplated herein and in the Merger Agreement, nor shall Oncor amend, modify or terminate the Oncor Plan or the Insured Plan thereafter without the written consent of RTCEH with respect to the benefits available to the Split Participants unless such amendment,

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modification or termination of the Oncor Plan or the Insured Plan applies to all other current or future retirees receiving post-employment welfare benefits from Oncor or one of its affiliates on a consistent basis. Nothing in this Agreement shall create any third party beneficiary rights for any individual, including without limitation, any Split Participant or his/her dependents, nor shall this Agreement be deemed to provide any Split Participant or dependent, or any other individual, with any right to continued coverage under the Oncor Plan or any other plan of Oncor or RTCEH. This Agreement relates solely to the Split Participants and does not affect Oncor’s welfare benefit obligations related to any participant who is not a Split Participant.

6. Amendment and Termination. This Agreement may be amended or terminated by either party, provided that: (a) as to EFH, such amendment, modification or termination is effectuated upon at least one hundred fifty (150) days’ notice and not effective in the middle of a plan year; and (b) as to Oncor, such amendment, modification or termination (i) is effectuated no earlier than eighteen (18) months following the effective date of this Agreement, (ii) is upon at least one hundred fifty (150) days’ notice and not effective in the middle of a plan year and (iii) a comparable amendment, modification or termination applies to all other current or future retirees receiving post-employment welfare benefits from Oncor or any of its affiliates on a consistent basis. This Agreement will automatically terminate in the event that Oncor terminates the Oncor Plan. The termination of this Agreement will not affect the underlying obligations of EFH and Oncor to the Split Participants.

7. Indemnification. The parties agree to and will defend, protect, indemnify and hold one another harmless from and against all claims, losses, expenses, attorneys’ fees, damages, demands, judgments, causes of action, suits, and liability (“Claims”) related to the other party’s breach of this Agreement, and except as set forth below, any modification of the welfare benefits provided to the Split Participants or material reduction in the rate of contribution by either party under this Agreement.

In the event that an Oncor Entity would, in connection with the maintenance of the Fully Insured Retiree Plan, otherwise be required to maintain the Oncor Retiree Welfare Plan as a fully insured MEWA, the parties to this Agreement agree to work together in good faith, as necessary, to implement an appropriate approach that satisfies any regulatory requirements applicable to the Fully Insured Retiree Plan and the Oncor Retiree Welfare Plan and offsets any material costs that would otherwise be incurred under such circumstances and that are not otherwise recoverable by Oncor through the rate-making process of the PUCT and if such appropriate approach is so implemented, the parties shall have no obligation to defend, protect, indemnify or hold each other harmless from and against Claims directly resulting from such implementation. If after a reasonable period of time the parties to this Agreement are unable to implement an approach that satisfies such regulatory requirements and offsets material costs that would otherwise be incurred and not recoverable by Oncor through such rate-making process, Oncor can amend, modify or terminate the Oncor Plan and the Insured Plan without the written consent of RTCEH such that such amendments, modifications or terminations apply to all current and future retirees receiving post-employment welfare benefits from Oncor or one of its affiliates under such plans on a consistent basis, and the parties shall have no obligation to defend, protect, indemnify and hold each other harmless from and against Claims directly resulting from such amendments, modifications or terminations.

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8. Notices. Any notices or other communications to be provided between the parties hereunder shall be provided in writing (including email or facsimile) to the following addresses:

If to Oncor:

Oncor Electric Delivery Company LLC

1616 Woodall Rogers Freeway

Dallas, Texas 75202

Attn: Ms. Kerri Veitch

Email: kerri.veitch@oncor.com

If to RTCEH:

[REORG TCEH]

1601 Bryan Street

Dallas, Texas 75201

Attn: Cyndie Ewert

Email: cyndie.ewert@energyfutureholdings.com

9. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and supersedes any and all understandings and agreements (whether oral or in writing), relating hereto, including, as of its termination date, the Original Agreement.

10. Binding Effect. This Agreement shall bind and inure to the benefit of the parties and their respective successors and permitted assigns.

11. Severability. All rights and restrictions contained in this Agreement may be exercised and shall be applicable and binding only to the extent that they do not violate any applicable laws and are intended to be limited to the extent necessary so that they will not render this Agreement illegal, invalid or unenforceable. If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining terms hereof shall constitute their agreement with respect to the subject matter hereof, and all of such remaining terms shall remain in full force and effect.

12. Novation. Except for obligations that are due, but not paid as of the date of this Agreement, RTCEH and Oncor hereby novate EFH’s obligations under the Original Agreement.

13. Amendment. No change or amendment to this Agreement shall be effective unless in writing and signed on behalf of each of the parties to this Agreement.

14. Governing Law. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas.

15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same instrument.

[Signatures are located on the next page.]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ONCOR ELECTRIC DELIVERY COMPANY LLC

By:
Name:
Title:

[REORG TCEH]

By:
Name:
Title:

EXHIBIT B

The parties hereto acknowledge that RTCEH sponsors, maintains and administers (or if applicable, will sponsor, maintain and administer) the EFH Retirement Plan that covers certain current and future retirees whose employment included service with both Oncor (or a predecessor regulated electric business) and a non-regulated business of EFH (the “Split Participants”). For the avoidance of doubt, Oncor has elected to not participate, nor permit its employees to participate, in the EFH Retirement Plan. RTCEH shall for all purposes be the sponsor of the EFH Retirement Plan and RTCEH or its designee shall be plan administrator for the EFH Retirement Plan. The parties hereto further acknowledge and agree that the methods of allocating liabilities, costs and expenses associated with the EFH Retirement Plan among the participating entities that are in effect on the date hereof, including (i) the method of allocating any amount that may be required to be contributed to, or to an account for the benefit of, any trust established for the purpose of funding benefits under any EFH Retirement Plan and (ii) the method for allocating pension liabilities, costs and expenses (which method is described in the direct 2008 rate case testimony filed with the Public Utilities Commission of Texas by Don Shipman, and more specifically described in the letter from Aon Hewitt to EFH dated November 13, 2012, which is attached hereto as Annex A (together with any mutually-agreed upon updates to said allocations, the “Aon Hewitt Pension Letter”)), are fair, appropriate and non-arbitrary, and that each such entity has borne its fair share of such liabilities, costs and expenses. RTCEH shall not alter or otherwise change the method pursuant to which the liabilities, costs and expenses associated with the EFH Retirement Plan have been allocated between RTCEH and Oncor without the prior written consent of Oncor, which consent shall not be unreasonably withheld, except that RTCEH as sponsor of the EFH Retirement Plan may amend the EFH Retirement Plan at any time, as required by federal laws, in order to ensure that the EFH Retirement Plan maintains its qualified plan status and is in compliance with the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). RTCEH further agrees it will not amend, modify or terminate the EFH Retirement Plan for a period of eighteen (18) months following the First Closing Date (as defined in the Merger Agreement) without the consent of Oncor, which consent will not be unreasonably withheld.

Funding the Underfunded Portion of the EFH Retirement Plan. If at any time the EFH Retirement Plan is underfunded and RTCEH delivers to Oncor a written notice requesting that Oncor fund all or a portion of the underfunded amount that is attributable to liabilities for which Oncor is primarily responsible, then Oncor shall promptly fund such amount requested by RTCEH in such notice.

“Note to Form: The parties acknowledge and agree that they shall negotiate in good faith and cooperate to amend the foregoing paragraph prior to the occurrence of the First Closing under the Merger Agreement to reflect this paragraph’s intent, the past practices and relationships of the parties thereto, and the outcome of any arrangements entered into by the parties with the Pension Benefit Guaranty Corporation in respect of the transactions contemplated under the Merger Agreement and any related transactions thereto.”

Exhibit H

Private Letter Ruling

The following are the “Required Rulings”:

(1)	The Reorganized TCEH Spin-Off[1] will satisfy the continuity of business enterprise requirement set forth in Treasury Regulations Section 1.368-1(d).

(2)	The TCEH First Lien Creditors will be treated as holding a proprietary interest in EFH prior to the Reorganization pursuant to Treasury Regulations Section 1.368-1(e), and the continuity of interest requirement of Treasury Regulations Section 1.368-1(e) will be satisfied with respect to the Reorganization.

(3)	The TCEH First Lien Debt will not be treated as assumed by Spinco for purposes of Section 357(c) and (d).

(4)	The TCEH First Lien Debt that is classified as term loans (excluding any term loans issued in 2013) or notes constitutes “securities” of EFH for purposes of Section 355 and Section 368(a)(1)(G).

(5)	Each of the EFH SAG and the Spinco SAG will be engaged in the active conduct of a trade or business (within the meaning of Section 355(b)) immediately after the Reorganized TCEH Spin-Off.

(6)	The Reorganization will satisfy the continuity of business enterprise requirement set forth in Treasury Regulations Section 1.355-1(b).

(7)	The TCEH First Lien Creditors, the unsecured TCEH creditors, the unsecured EFH Creditors and the unsecured EFIH Creditors, to the extent such creditors receive Common Stock in the Issuance, will be treated as “owners of the enterprise” with respect to EFH for purposes of Treasury Regulations Section 1.355-2(c)(1), and the continuity of interest requirement of Treasury Regulations Section 1.355-2(c)(1) will be satisfied, notwithstanding the Merger and the Oncor Restructuring.

(8)	(i) Persons receiving Reorganized Company Common Stock pursuant to the Plan of Reorganization will not be aggregated for purposes of applying Section 355(d) to the Reorganized TCEH Spin-Off and (ii) persons acquiring Parent Common Shares pursuant to or in connection with the Rights Offering, the Equity Commitment Letter, and the Backstop Agreement will not be considered for purposes of applying Section 355(d) to the Reorganized TCEH Spin-Off, provided, however, that with respect to clause (ii) of the foregoing, the ruling may alternatively provide that (1) the anti-avoidance rule does not apply with respect to the Merger or (2) persons acquiring Parent Common Shares pursuant to or in connection with the Rights Offering, the Equity Commitment Letter, and the Backstop Agreement will not be treated as acquiring Reorganized EFH Common Stock by “purchase” within the meaning of Section 355(d).

[1]	Capitalized terms in this Exhibit H that are not defined in this Agreement shall have the meanings given such terms in the Ruling Request.

Exhibit H

(9)	Section 355(e) will not apply to (a) the Reorganized TCEH Spin-Off or any post-Distribution transfers of EFH stock or Spinco stock; (b) the issuance of Reorganized EFH stock; (c) the Merger and other steps contemplated by the Plan of Reorganization; or (d) any subsequent registration of the OV1 stock pursuant to registration rights granted to the holders thereof.

(10)	Section 355(g) will not apply to the Reorganized TCEH Spin-Off.

(11)	(i) EFH Corp. will be respected as the seller of the Preferred Stock Entity’s preferred stock for U.S. federal income tax purposes; (ii) for U.S. federal income tax purposes, (x) upon Reorganized TCEH’s conversion to a corporation under Delaware law, EFH Corp. will be treated as contributing both the Common Stock of the Preferred Stock Entity and the other assets subject to the Contribution (other than the assets transferred to the Preferred Stock Entity) to Reorganized TCEH in exchange for all of Reorganized TCEH’s stock, and such contribution will be treated as occurring immediately after EFH Corp.’s sale of the Preferred Stock Entity’s preferred stock, and (y) upon the Distribution, EFH Corp. will be treated as distributing the stock of Reorganized TCEH to the TCEH First Lien Creditors, and such distribution will be treated as occurring immediately after EFH Corp.’s contribution to Reorganized TCEH, described above; and (iii) EFH Corp.’s pre-arranged sale of the Preferred Stock Entity’s preferred stock will be taken into account for purposes of the “control immediately after” test under Section 351 of the Internal Revenue Code.

(12)	EFH’s earnings and profits will be allocated between EFH and Spinco pursuant to Treasury Regulations Section 1.312-10(a) in proportion to the relative fair market values of the business or businesses (and interests in any other properties) retained by EFH and the business or businesses (and interests in any other properties) of Spinco immediately after the Distribution. For purposes of determining their relative fair market values and shares of earnings and profits, the value of Spinco and EFH shall be determined immediately following the Distribution, without regard to any new capital contributed to EFH, but taking into account the value of EFH stock provided to creditors with respect to their claims. For purposes of this determination, the amount of EFH’s earnings and profits to be allocated shall include any cancellation of indebtedness income resulting from the satisfaction or cancellation of all claims against any of the TCEH Debtors (as defined in the Plan of Reorganization).

(13)	Oncor’s electrical transmission and distribution system(s) and related regulatory assets (the “System”) is (exclusive of certain System assets not to comprise more than 12.5% of the total value of the System) is a real estate asset within the meaning of Sections 856(c)(4)(A) and (c)(5)(B).

(14)	Neither EFH’s and Oncor’s activities with respect to the System nor the Transactions will cause amounts received under the lease of the System to be treated as other than “rents from real property” under Section 856.

Exhibit H

Exhibit I

Form of Tax Matters Agreement

FORM OF

TAX MATTERS AGREEMENT

BY AND AMONG

ENERGY FUTURE HOLDINGS CORP.,

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC,

AND

[REORGANIZED TCEH]

DATED AS OF [THE EFFECTIVE DATE]

i

ii

FORM OF

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”), dated as of [the Effective Date] (the “Effective Date”), is entered into by and among Energy Future Holdings Corp., a Texas Corporation (“EFH”), Energy Future Intermediate Holding Company LLC, a Delaware Limited Liability Company (“EFIH” and, together with EFH and each other Person that executes a joinder pursuant to Section 8.20, the “EFH Parties”) and [Reorganized TCEH], a Delaware limited liability company and an indirect wholly owned Subsidiary of EFH (“Reorganized TCEH” and, together with the EFH Parties, the “Parties”).

RECITALS2

WHEREAS, on April 29, 2014 EFH and certain entities in which it holds an equity interest (collectively, the “Debtors”) commenced chapter 11 cases in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) by filing voluntary petitions for relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (the “Bankruptcy Code”), which chapter 11 cases are being jointly administered and are captioned In re Energy Future Holdings Corp., et al., Case No. 14-10979 (CSS) (the “Chapter 11 Cases”);

WHEREAS, the Bankruptcy Court has approved the restructuring of the Debtors pursuant to a confirmed Chapter 11 plan of reorganization (the “Plan”);

WHEREAS, pursuant to the Plan, Texas Competitive Electric Holdings Company LLC (“TCEH”), a Delaware limited liability company and a wholly owned, indirect subsidiary of EFH, (a) has formed Reorganized TCEH as a new subsidiary of TCEH on or before the Effective Date and (b) incorporated [the Preferred Stock Entity], a Delaware corporation (the “Preferred Stock Entity”) as a new subsidiary of TCEH immediately after the Contribution (as defined below);

WHEREAS, pursuant to the Plan, on the Effective Date, except for liabilities assumed by Reorganized TCEH pursuant to the Plan, all other Claims (as defined in the Plan) against the TCEH Debtors (as defined in the Plan) will be canceled, and each Holder (as defined in the Plan) of an Allowed Claim (as defined in the Plan) against a TCEH Debtor will have the right to receive its recovery in accordance with the terms of the Plan, and TCEH shall assume the obligations of its subsidiaries that are TCEH Debtors to make distributions pursuant to and in accordance with the Plan that are to be made after the Effective Date;

WHEREAS, pursuant to the Plan, immediately following such cancelation, pursuant to the Separation Agreement (as defined in the Plan), (a) TCEH will transfer all of TCEH’s interests in its subsidiaries (excluding the stock of TCEH Finance, Inc. (“TCEH Finance”)) to Reorganized TCEH; and (b) the EFH Debtors will transfer (i) the equity interests in the Reorganized EFH Shared Services Debtors (or with the consent of TCEH and the TCEH Supporting First Lien Creditors (as defined in the Plan), the assets and liabilities of the Reorganized EFH Shared Services Debtors related to the TCEH Debtors’ operations) and (ii) with the consent of TCEH and the TCEH Supporting First Lien Creditors, certain other assets, liabilities, and equity interests related to the TCEH Debtors’ operations (including the equity interests of non-Debtor EFH Properties Company or the lease for the

[2]	Note to Draft: Recitals and other descriptive provisions to be appropriately revised/conformed to reflect the Plan, as amended.

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Debtors’ corporate headquarters at “Energy Plaza” held by EFH Properties Company (but not including any cash on hand at EFH Properties Company, which shall be transferred to Reorganized EFH)), in exchange for which TCEH shall receive (i) 100% of the Reorganized TCEH membership interests and (ii) the net Cash proceeds of the Reorganized TCEH Debt (as defined in the Plan), subject to preserving the Intended Tax Treatment (as defined below) (together, the “Contribution”);

WHEREAS, pursuant to the Plan, immediately following the Contribution but before the Reorganized TCEH Conversion (as defined below), and consistent with the procedures in Exhibit G of the Plan Support Agreement: (a) Reorganized TCEH will contribute the equity in the Contributed TCEH Debtors (as defined in the Plan), or, potentially, certain assets or joint interests in certain assets, to the Preferred Stock Entity (such contribution to the Preferred Stock Entity of such equity and, potentially such assets, in an amount that is expected to result in the Basis Step-Up (as defined in the Plan)) in exchange for (i) the Preferred Stock Entity’s common stock and (ii) the Reorganized TCEH Sub Preferred Stock (as defined in the Plan); (b) immediately thereafter, and pursuant to a prearranged and binding agreement, Reorganized TCEH will sell all of the Reorganized TCEH Sub Preferred Stock to one or more third party investors in exchange for Cash (as defined in the Plan), provided, however, that Holders of TCEH First Lien Claims (as defined in the Plan) shall not be permitted to purchase the Reorganized TCEH Sub Preferred Stock; and (c) Reorganized TCEH will distribute such Cash to TCEH to fund recoveries under the Plan (together, the “Preferred Stock Sale”)

WHEREAS, pursuant to the Plan, immediately following the Preferred Stock Sale, Reorganized TCEH shall convert from a Delaware limited liability company into a Delaware corporation (the “Reorganized TCEH Conversion”);

WHEREAS, pursuant to the Plan, immediately following the Reorganized TCEH Conversion, TCEH will make a Pro Rata (as defined in the Plan) distribution of the Reorganized TCEH Common Stock and the net Cash proceeds of the New Reorganized TCEH Debt and the Preferred Stock Sale, if any, received in the Contribution to Holders of Allowed TCEH First Lien Claims (the “Distribution”);

WHEREAS, each of EFCH, TCEH, TCEH Finance, and the Subsidiaries of EFH identified in Annex 1 of the Agreement and Plan of Merger, dated as of August 9, 2015, by and among Hunt Ovation I, L.L.C. (“Parent”), Hunt Ovation II, L.L.C., EFIH, and EFH (the “Merger Agreement”) other than the Spin-Off Entities (as defined in the Merger Agreement, will be dissolved and liquidated in accordance with the Plan and applicable law and EFH’s direct and indirect equity interests in each of its other Subsidiaries (other than EFIH and the Oncor Entities) will be either (as mutually agreed by EFH and Parent, each acting reasonably) (a) cancelled or abandoned pursuant to the Plan or (b) acquired by Parent with such Subsidiaries being discharged and released, to the fullest extent permitted under applicable law, pursuant to the Plan;

WHEREAS, pursuant to the Plan and the Merger Agreement, EFH will merge with and into Parent following the Distribution (and other interim transactions) (the “Merger”), with Parent surviving;

WHEREAS, it is intended that, for U.S. federal income tax purposes, (a) the Contribution, the Reorganized TCEH Conversion and the Distribution will qualify as a “reorganization” within the meaning of Sections 368(a)(1)(G), 355, and 356 of the Code, (b) the contribution described in clause (a) of the definition of the Preferred Stock Sale will be treated as a taxable sale of the assets of the Preferred Stock Entity pursuant to Section 1001 of the Code resulting in the Basis Step-Up (together with clause (a), the “Intended Tax Treatment”), and (c) the Merger will qualify as a reorganization under the provisions of Section 368(a) of the Code;

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WHEREAS, the Parties wish to (a) provide for the payment of Tax liabilities and entitlement to refunds thereof, allocate responsibility for, and cooperation in, the filing and defense of Tax Returns, and provide for certain other matters relating to Taxes and (b) set forth certain covenants and indemnities relating to the preservation of the Intended Tax Treatment; and

WHEREAS, this Agreement has been approved by the Bankruptcy Court and will be effective upon the Distribution. In the event of any conflict between this Agreement and the Plan, the Plan shall govern.

NOW, THEREFORE, in consideration of these premises, and of the representations, warranties, covenants, and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE X

Definitions

Section 10.1 General. As used in this Agreement, the following terms shall have the following meanings.

“Accounting Firm” has the meaning set forth in Section 8.02.

“Additional Preferred Stock Sale Tax” means an amount (but not less than zero) equal to the regular Income Tax liability (and any corollary state and local Tax liability) (excluding any alternative minimum Tax) of the EFH Group in its taxable year in which the Preferred Stock Sale is consummated and attributable to the Preferred Stock Sale, calculated by determining the excess of (i) the EFH Group tax liability (determined, for the avoidance of doubt, by taking into account the gain on the Preferred Stock Sale as Finally Determined) over (ii) the EFH Group tax liability assuming the Preferred Stock Sale did not occur; provided, that for purposes of such calculation, it shall be assumed that (a) the “consolidated year” (within the meaning of Section 1503(e)(2)(B) of the Code) ended on the Effective Date, (b) the EFH Group recognized no income, gain, loss or deduction as a result of transactions occurring outside the ordinary course of business on the Effective Date after the Preferred Stock Sale (other than Deferred Intercompany and ELA Items (if any) and items directly resulting from other transactions expressly contemplated by the Plan), and (c) the Agreed Tax Attributes shall be as reported on the EFH Group’s Tax Returns as originally filed, but adjusted to take into account (i) all Finally Determined adjustments to items of income, loss, credit or other Tax-related attribute attributable to or arising from any business contributed to, or otherwise held on the Effective Date by, any Reorganized TCEH Entity (other than EFH Properties Company) (including, for the avoidance of doubt, any adjustments to (x) any interest expense and discharge of indebtedness income with respect to indebtedness of any such entity, TCEH or any Subsidiary of TCEH (other than TCEH Finance), (y) Deferred Intercompany and ELA Items (if any) and (z) that portion of any Section 108(i) Items which relates to the indebtedness of TCEH or any Subsidiary of TCEH (other than TCEH Finance)) and (ii) all Finally Determined adjustments to items of income, loss, credit or other Tax-related attribute attributable to any business retained by any Reorganized EFH Entity or

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EFH Properties Company (including, for the avoidance of doubt, any adjustments to (x) any interest expense and discharge of indebtedness income with respect to indebtedness of any such entity and (y) that portion of any Section 108(i) Items which does not relate to the indebtedness of TCEH or any Subsidiary of TCEH (other than TCEH Finance)) (but, in the case of this clause (c)(ii), only to the extent that the aggregate (net) of all adjustments described in this clause (c)(ii) results in an increase to the Agreed Tax Attributes).

“Affiliate” means, with respect to any Person, any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person; provided that, notwithstanding the foregoing, Affiliates of EFH shall be deemed to exclude the Reorganized TCEH Entities following the Distribution.

“Agreed Tax Attributes” means 100% of the aggregate amount of net losses, net operating losses, and net capital losses (but only to the extent such net capital losses are deductible under applicable tax law against gain recognized on the Preferred Stock Sale) (in each case, including carryovers), available to the EFH Group as of the Effective Date (determined (a) as if the “consolidated year” (within the meaning of Section 1503(e)(2)(B) of the Code) of the EFH Group ended on the Effective Date and (b) without regard to any income, gain, loss or deduction generated as a result of the Preferred Stock Sale or transactions occurring outside the ordinary course of business on the Effective Date after the Preferred Stock Sale (other than any Deferred Intercompany and ELA Items (if any) and other transactions expressly contemplated by the Plan and the other Definitive Restructuring Documents (as defined in the Plan Support Agreement)), such amount to be determined in accordance with Exhibit G of the Plan Support Agreement .

“Agreement” has the meaning set forth in the Preamble.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Basis Step-Up” means the increase in the U.S. federal income tax basis in the assets transferred or deemed transferred to the Preferred Stock Entity pursuant to the Preferred Stock Sale.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contribution” has the meaning set forth in the Recitals.

“Covered Transaction” means the Contribution and Distribution, the Preferred Stock Sale, and any other transaction contemplated by the Plan or the Transaction Agreements.

“Debtors” has the meaning set forth in the Recitals.

“Deferred Intercompany and ELA Items” means intercompany items (as such term is defined in Treasury Regulations Section 1.1502-13(b)(2)) and excess loss account (as such term is defined in Treasury Regulations Section 1.1502-19(a)), in each case, of any Subsidiary of TCEH (other than TCEH Finance) that are accelerated into income as a result of the Distribution pursuant to Treasury Regulations Section 1.1502-13(d) or Section 1.1502-19.

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“Distribution” has the meaning set forth in the Recitals.

“Due Date” means (a) with respect to a Tax Return, the date (taking into account all valid extensions) on which such Tax Return is required to be filed under applicable law and (b) with respect to a payment of Taxes, the date on which such payment is required to be made to avoid the incurrence of interest, penalties, and/or additions to Tax.

“Effective Date” has the meaning set forth in the Recitals.

“EFH” has the meaning set forth in the Preamble and, for the avoidance of doubt, all references to EFH shall include Parent following the Merger.

“EFH Breach” means a breach of one or more covenants in Article VI by any Reorganized EFH Entity or any of its Affiliates.

“EFH Group” has the meaning set forth in the Plan.

“EFH Parties” has the meaning set forth in the Preamble.

“EFH Shared Services Debtors” means, collectively: (a) EFH Corporate Services Company; (b) Dallas Power and Light Company, Inc.; (c) EFH CG Holdings Company LP; (d) EFH CG Management Company LLC; (e) Lone Star Energy Company, Inc.; (f) Lone Star Pipeline Company, Inc.; (g) Southwestern Electric Service Company, Inc.; (h) Texas Electric Service Company, Inc.; (i) Texas Energy Industries Company, Inc.; (j) Texas Power and Light Company, Inc.; (k) Texas Utilities Company, Inc.; (l) Texas Utilities Electric Company, Inc.; and (m) TXU Electric Company, Inc.

“EFH Taxes” means (a) any Taxes of the EFH Group for periods (and portion of a Straddle Period) ending on or before the Effective Date that are not specifically included within the definition of Reorganized TCEH Taxes, including, without duplication, (i) any Taxes attributable to or arising from the ownership or operation of any business retained by any Reorganized EFH Entity or EFH Properties Company (including, for the avoidance of doubt, Taxes arising from any adjustment to interest expense and discharge of indebtedness income with respect to indebtedness of any such entity), in each case, as determined pursuant to Sections 2.03 and 2.04, (ii) Taxes of the EFH Group other than Reorganized TCEH Taxes, (iii) Income Taxes imposed on a Reorganized TCEH Entity attributable to a Tax-Free Transaction Failure and allocated to the EFH Parties pursuant to Sections 2.05(a) or (b), (iv) Taxes attributable to the Preferred Stock Sale other than TCEH Preferred Stock Sale Tax, (v) Transfer Taxes allocated to the EFH Parties pursuant to Section 2.04(d)(i), and (vi) Taxes resulting from any action by any Reorganized EFH Entity outside of the ordinary course of business on the Effective Date after the Distribution, except as a result of any action that is expressly contemplated by the Plan or the Transaction Agreements and (b) any Taxes imposed on any Reorganized EFH Entity for periods (or portion of a Straddle Period) beginning after the Effective Date.

“EFIH” has the meaning set forth in the Preamble.

“Final Determination” means the final resolution of liability for any Tax for any taxable period, by or as a result of (a) a final decision, judgment, decree or other order by any court of competent jurisdiction that can no longer be appealed, (b) a final settlement with the IRS, a closing

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agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of other jurisdictions, (c) any allowance of a Refund in respect of an overpayment of Tax, but only after the expiration of all periods during which such Refund may be recovered by the jurisdiction imposing the Tax or (d) any other final resolution, including by reason of the expiration of the applicable statute of limitations.

“Income Taxes” means any Taxes in whole or in part based upon, measured by, or calculated with respect to net income or profits, net worth or net receipts (including any alternative minimum Tax and the Texas Margin Tax). For the avoidance of doubt, Income Taxes do not include sales, use, real or personal property, or transfer or similar Taxes.

“Indemnified Party” means, with respect to a matter, a Person that is entitled to seek indemnification under this Agreement with respect to such matter.

“Indemnifying Party” means, with respect to a matter, a Person that is obligated to provide indemnification under this Agreement with respect to such matter.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“IRS” means the U.S. Internal Revenue Service or any successor thereto, including its agents, representatives, and attorneys acting in their official capacity.

“IRS Submissions” means all submissions to the IRS in connection with requests for the Private Letter Ruling.

“Merger” has the meaning set forth in the Recitals.

“Merger Agreement” has the meaning set forth in the Recitals.

“Non-Income Taxes” means any Taxes other than Income Taxes.

“Notified Action” has the meaning set forth in Section 6.01(c).

“Opinion” means an opinion (including an Unqualified Tax Opinion) received by a Party with respect to certain Tax aspects of the Covered Transactions.

“Parent” has the meaning set forth in the Recitals.

“Parties” has the meaning set forth in the Preamble.

“Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company, association, unincorporated organization or other entity, including a governmental authority.

“Plan” has the meaning set forth in the Recitals.

“Plan Support Agreement” means that certain Plan Support Agreement, dated as of August 9, 2015, by and among the Debtors and the other parties thereto.

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“Post-Distribution Period” means any taxable period (or portion thereof) beginning after the Effective Date, including for the avoidance of doubt, the portion of any Straddle Period beginning after the Effective Date.

“Preferred Stock” has the meaning set forth in the Recitals.

“Preferred Stock Entity” has the meaning set forth in the Recitals.

“Preferred Stock Sale” has the meaning set forth in the Recitals.

“Private Letter Ruling” means a private letter ruling issued by the IRS addressing the qualification of the Contribution, the Reorganized TCEH Conversion, and the Distribution as a “reorganization” within the meaning of Sections 368(a)(1)(G), 355 and 356 of the Internal Revenue Code and certain other matters, together with any amendments or supplements thereto (including any supplemental ruling obtained by a Party pursuant to Section 6.01(c)).

“Refund” means any refund (or credit in lieu thereof) of Taxes (including any overpayment of Taxes that can be refunded or, alternatively, applied to other Taxes payable), including any interest paid on or with respect to such refund of Taxes.

“Reorganized EFH Entity” means the EFH Parties and any entity that is a Subsidiary of EFH immediately after the Distribution (including, for the avoidance of doubt, EFCH, TCEH and TCEH Finance).

“Reorganized EFH Shared Services Debtors” means the EFH Shared Services Debtors as reorganized pursuant to and under the Plan, or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date.

“Reorganized TCEH” has the meaning set forth in the Preamble and, for the avoidance of doubt, all references to Reorganized TCEH shall include Reorganized TCEH following the Contribution.

“Reorganized TCEH Breach” means a breach of one or more covenants in Article VI by any Reorganized TCEH Entity or any of its Affiliates.

“Reorganized TCEH Debt” has the meaning set forth in Section 8.05.

“Reorganized TCEH Entity” means Reorganized TCEH or any entity that is a Subsidiary of Reorganized TCEH immediately after the Distribution (which shall include, for the avoidance of doubt, the Reorganized EFH Shared Services Debtors and EFH Properties Company, to the extent the equity interests in such entities are transferred pursuant to the Contribution).

“Reorganized TCEH Taxes” means any (a) Income Taxes imposed on EFH and its Subsidiaries attributable to a Tax-Free Transaction Failure and allocated to Reorganized TCEH pursuant to Section 2.05(c), (b) any Taxes for periods (and the portion of any Straddle Period) ending on or before the Effective Date attributable to or arising from the ownership or operation of any business contributed to, or otherwise held on the Effective Date by, any Reorganized TCEH Entity (other than EFH Properties Company) (including, for the avoidance of doubt, any Taxes resulting from any adjustments to interest expense and discharge of indebtedness income with respect to indebtedness of any such entity, TCEH or any Subsidiary of TCEH (other than TCEH Finance)), as

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determined pursuant to Sections 2.03 and 2.04, in each case, other than any Taxes resulting from (i) a Tax-Free Transaction Failure, (ii) the Preferred Stock Sale or (iii) any Specified Tax Items, (c) Taxes imposed on any Reorganized TCEH Entity for periods (or portion of a Straddle Period) beginning after the Effective Date, (d) Transfer Taxes allocated to Reorganized TCEH pursuant to Section 2.04(d)(i), (e) TCEH Preferred Stock Sale Tax, and (f) Taxes resulting from any action by any Reorganized TCEH Entity outside of the ordinary course of business on the Effective Date after the Distribution, except as a result of any action that is expressly contemplated by the Plan or the Transaction Agreements.

“Restriction Period” has the meaning set forth in Section 6.01(b).

“Section 108(i) Items” means items of income or gain or other Tax items resulting from the acceleration (pursuant to the Plan Support Agreement) of all discharge of indebtedness income of the EFH Group that was previously deferred under Section 108(i) of the Code.

“Specified Tax Items” means Section 108(i) Items and Deferred Intercompany and ELA Items (if any).

“Straddle Period” means any taxable period that begins on or before and ends after the Effective Date.

“Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or other ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; provided, that notwithstanding the foregoing, the Subsidiaries of EFH shall be deemed to exclude Reorganized TCEH and all Subsidiaries thereof.

“Tax” or “Taxes” means any and all U.S. federal, state or local, or foreign, income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including any assessment, duty, fee or other charge in the nature of or in lieu of any such tax) and any interest, penalty, or addition thereto, whether disputed or not.

“Tax Attributes” means net operating losses, capital losses, alternative minimum tax credits, investment tax credit carryovers, earnings and profits, foreign tax credit carryovers, overall foreign losses, previously taxed income, separate limitation losses, and any other losses, deductions, credits or other comparable items that could reduce a Tax liability for a past or future taxable period.

“Tax Benefit” means any decrease in Tax payments actually required to be made to a Taxing Authority (or any increase in any Refund otherwise receivable from any Taxing Authority) including any decrease in Tax payments (or increase in any Refund) that actually results from an increase in Tax Attributes (computed on a “with” or “without” basis).

“Tax Cost” means any increase in Tax payments actually required to be made to a Taxing Authority (or any reduction in any Refund otherwise receivable from any Taxing Authority), including any increase in Tax payments (or reduction in any Refund) that actually results from a reduction in Tax Attributes (computed on a “with or without” basis).

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“Tax-Free Transaction Failure” means (a) the failure of the Contribution and Distribution to qualify for clause (a) of the definition of the Intended Tax Treatment, and (b) the imposition of any Income Taxes on EFH under Section 355(d) or Section 355(e) of the Code with respect to the Distribution.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases, decreases or otherwise impacts Taxes paid or payable.

“Tax Materials” means (a) the Private Letter Ruling, (b) any Opinion, (c) the IRS Submissions, (d) any representation letter from a Party or any Affiliate thereof supporting an Opinion, and (e) any other materials delivered or deliverable by a Party or any Affiliate thereof in connection with the rendering of an Opinion or the issuance by the IRS of the Private Letter Ruling.

“Tax Matter” has the meaning set forth in Section 7.01.

“Tax Proceeding” means any audit, assessment of Taxes, pre-filing agreement, other examination by any Taxing Authority, proceeding, appeal of a proceeding or litigation relating to Taxes, whether administrative or judicial, including proceedings relating to competent authority determinations.

“Tax Return” means any return, report, certificate, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return or declaration of estimated Tax) supplied to, filed with or required to be supplied to or filed with a Taxing Authority in connection with the payment, determination, assessment or collection of any Tax or the administration of any laws relating to any Tax, and any amended Tax return or claim for Refund.

“Taxing Authority” means any governmental authority or any subdivision, agency, commission or entity thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the IRS and the Office of the Texas Comptroller of Public Accounts).

“TCEH” has the meaning set forth in the Recitals.

“TCEH Finance” has the meaning set forth in the Recitals.

“TCEH Preferred Stock Sale Tax” means (i) 50% of the alternative minimum Tax (and any corollary state and local Taxes) that results from the limitation on the utilization of the Agreed Tax Attributes to offset the gain attributable to the Preferred Stock Sale under Section 56(d)(1)(A) of the Code and (ii) the Additional Preferred Stock Sale Tax (if any); provided, that in the event of a Tax-Free Transaction Failure (other than as a result of a Reorganized TCEH Breach), the TCEH Preferred Stock Sale Tax shall be zero.

“Texas Margin Tax” means any tax payable pursuant to Section 171.001 et seq. of the Texas Tax Code, as amended.

“Transaction Agreements” has the meaning set forth in the Plan.

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“Transfer Taxes” means any transfer, stamp, documentary, sale, use, registration, value-added or other similar Taxes imposed with respect to the Contribution, the Reorganized TCEH Conversion, the Distribution, the Preferred Stock Sale, the Merger or any other transaction contemplated by the Plan.

“Treasury Regulations” means the proposed, final, and temporary income Tax regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Unqualified Tax Opinion” means a “will” opinion, without substantive qualifications, of a nationally recognized law or accounting firm, which firm is reasonably acceptable to the EFH Parties and Reorganized TCEH, to the effect that a transaction or action will not (i) affect the Intended Tax Treatment and (ii) negate any of the other rulings provided in the Private Letter Ruling. Each of the EFH Parties and Reorganized TCEH acknowledges that Paul, Weiss, Rifkind, Wharton & Garrison LLP, Kirkland & Ellis LLP, Thompson & Knight LLP, and Baker Botts L.L.P. are reasonably acceptable to such entity.

Section 10.2 Construction. When a reference is made in this Agreement to an Article, a Section, an Exhibit, the Preamble or the Recitals, such reference shall be to an Article, a Section, an Exhibit, the Preamble or the Recitals of this Agreement, respectively, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. Capitalized terms not defined herein have the meaning assigned to them in the Merger Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined herein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

Section 10.3 References to Time. All references in this Agreement to times of the day shall be to New York City time.

ARTICLE XI

Preparation, Filing, and Payment of Taxes Shown Due on Tax Returns

Section 11.1 Tax Returns.

(a) Tax Returns Required to be Filed by EFH. Consistent with Exhibit H to the Plan Support Agreement, EFH shall prepare and file (or cause to be prepared and filed) each Tax Return required to be filed by a Reorganized EFH Entity (including, for the avoidance of doubt, the U.S. federal income Tax Return of the EFH Group and all state income and franchise Tax Returns

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including members of the EFH Group for all periods ending on or before the Effective Date) and shall pay, or cause such Reorganized EFH Entity to pay, all Taxes shown to be due and payable on each such Tax Return; provided that Reorganized TCEH shall reimburse EFH for any such Taxes that are Reorganized TCEH Taxes.

(b) Reorganized TCEH Entity Tax Returns. Reorganized TCEH shall prepare and file (or cause to be prepared and filed) each Tax Return required to be filed by a Reorganized TCEH Entity after the Effective Date and shall pay, or cause be paid, all Taxes shown to be due and payable on such Tax Return; provided that, the EFH Parties shall jointly and severally reimburse Reorganized TCEH for any such Taxes that are EFH Taxes.

Section 11.2 Tax Return Procedures.

(a) Manner of Tax Return Preparation. Unless otherwise required by a Taxing Authority or by applicable law, the Parties shall prepare and file all Tax Returns, and take all other actions, in a manner consistent with this Agreement, the Tax Materials, and past practice. All Tax Returns shall be filed on a timely basis (taking into account applicable extensions) by the Party responsible for filing such Tax Returns under this Agreement.

(b) Right to Review Certain Returns Prepared by EFH. In the case of any Tax Return described in Section 2.01(a), (i) the portion (if any) of such Tax Return that relates to Reorganized TCEH Taxes or would reasonably be expected to adversely affect the Tax position of any Reorganized TCEH Entity shall (to the extent permitted by law) be prepared in a manner consistent with past practice and the Tax Materials and (ii) EFH shall provide a draft of such Tax Return to Reorganized TCEH for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return or, in the case of any such Tax Return filed on a monthly basis or property Tax Return, ten (10) days. EFH shall consider in good faith any reasonable comment received from Reorganized TCEH at least three (3) days prior to the Due Date for such Tax Return. In the event that neither past practice nor the Tax Materials are applicable to a particular item or matter, EFH shall determine the reporting of such item or matter in good faith in consultation with Reorganized TCEH. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.02. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by EFH and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. For the avoidance of doubt, the EFH Parties shall be jointly and severally responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return described in Section 2.01(a), except to the extent that such late filing is primarily caused by the failure of any Reorganized TCEH Entity to provide relevant information necessary for the preparation and filing of such Tax Return.

(c) Right to Review Certain Returns Prepared by Reorganized TCEH. In the case of any Tax Return described in Section 2.01(b) that would reasonably be expected to adversely affect the Tax position of any Reorganized EFH Entity, (i) such Tax Return shall (to the extent permitted by law) be prepared in a manner consistent with past practice and the Tax Materials and (ii) Reorganized TCEH shall provide a draft of such Tax Return to EFH for its review and comment at least thirty (30) days prior to the Due Date for such Tax Return, or in the case of any such Tax Return filed on a monthly basis or property Tax Return, ten (10) days. Reorganized TCEH shall

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consider in good faith any reasonable comment received from EFH at least three (3) days prior to the Due Date for such Tax Return. In the event that neither past practice nor the Tax Materials are applicable to a particular item or matter, Reorganized TCEH shall determine the reporting of such item or matter in good faith in consultation with EFH. The Parties shall negotiate in good faith to resolve all disputed issues. Any disputes that the Parties are unable to resolve shall be resolved by the Accounting Firm pursuant to Section 8.02. In the event that any dispute is not resolved (whether pursuant to good faith negotiations among the Parties or by the Accounting Firm) prior to the Due Date for the filing of any Tax Return, such Tax Return shall be timely filed as prepared by Reorganized TCEH and such Tax Return shall be amended as necessary to reflect the resolution of such dispute in a manner consistent with such resolution. For the avoidance of doubt, Reorganized TCEH shall be responsible for any interest, penalties or additions to Tax resulting from the late filing of any Tax Return described in Section 2.01(b) except to the extent that such late filing is primarily caused by the failure of any Reorganized EFH Entity to provide relevant information necessary for the preparation and filing of such Tax Return.

(d) Tax Reporting. Unless otherwise required by law, the EFH Parties and Reorganized TCEH, as applicable, shall file the appropriate information and statements, as required by Treasury Regulations Sections 1.355-5(a) and 1.368-3, with the IRS, and shall retain the appropriate information relating to the Contribution and the Distribution as described in Treasury Regulations Sections 1.355-5(d) and 1.368-3(d).

(e) Amendments. Any amendment of any Tax Return described in Section 2.01 of any Reorganized TCEH Entity shall be subject to the same procedures required for the preparation of such type of Tax Return of such Reorganized TCEH Entity pursuant to this Section 2.02. Any amendment of any Tax Return described in Section 2.01 of any Reorganized EFH Entity shall be subject to the same procedures required for the preparation of such type of Tax Return of such Reorganized EFH Entity pursuant to this Section 2.02.

Section 11.3 Straddle Period Tax Allocation. To the extent permitted by law, the EFH Parties and Reorganized TCEH shall elect to close the taxable year of each Reorganized TCEH Entity as of the close of the Effective Date. In the case of any Straddle Period, the amount of any Income Taxes attributable to the portion of the Straddle Period ending on, or beginning after, the Effective Date shall be made by means of a closing of the books and records of such Reorganized TCEH Entity as of the close of the Effective Date; provided that in the case of Non-Income Taxes that are periodic Taxes (e.g., property Taxes) and exemptions, allowances, and deductions that are calculated on an annual basis (such as depreciation deductions), such Taxes, exemptions, allowances, and deductions shall be allocated between the portion of the Straddle Period ending at the end of the Effective Date and the portion beginning after the Effective Date based upon the ratio of (a) the number of days in the relevant portion of the Straddle Period to (b) the number of days in the entire Straddle Period; provided, however, that in allocating any such exemptions, allowances, or deductions (or increase in such amounts) between the two periods that comprise a Straddle Period, any such items that relate to an asset or property that was sold, acquired or improved during the Straddle Period shall be allocated on a daily basis solely among the days in the Straddle Period during which such asset was owned or such improvement existed; provided further, that Taxes that are properly allocable (based on, among other relevant factors, factors set forth in Treasury Regulations Section 1.1502-76(b)(1)(ii)(B)) to the portion of the Effective Date after the Distribution, shall be allocable to the portion of the Straddle Period beginning after the Effective Date.

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Section 11.4 Allocation of Taxes .

(a) Income Taxes. Subject to Section 2.04(b), Income Taxes (other than Taxes resulting from (x) a Tax-Free Transaction Failure, (y) the Preferred Stock Sale or (z) except in cases where there has been a Tax-Free Transaction Failure, any Specified Tax Items) shall be allocated in accordance with past practices and as follows:

(i) In the case of U.S. federal regular Income Taxes, in proportion to the separate taxable income (calculated in accordance with Treasury Regulations Section 1.1552-1(a)(1) and determined without regard to any gain attributable to the Preferred Stock Sale) attributable to any business retained by any Reorganized EFH Entity or EFH Properties Company (including, for the avoidance of doubt, any interest expense and discharge of indebtedness income with respect to indebtedness of any such entity), on the one hand, and any business contributed to (or otherwise held on the Effective Date by) any Reorganized TCEH Entity (other than EFH Properties Company) (including, for the avoidance of doubt, any interest expense and discharge of indebtedness income with respect to indebtedness of any such entity, TCEH or any Subsidiary of TCEH (other than TCEH Finance)), on the other hand; and

(ii) In the case of Texas Margin Tax, in proportion to the separate taxable margins (calculated in a manner consistent with Treasury Regulations Section 1.1552-1(a)(1) and determined without regard to any gain attributable to the Preferred Stock Sale) attributable to any business retained by, any Reorganized EFH Entity or EFH Properties Company (including, for the avoidance of doubt, any interest expense and discharge of indebtedness income with respect to indebtedness of any such entity), on the one hand, and any business contributed to (or otherwise held on the Effective Date by) any Reorganized TCEH Entity (other than EFH Properties Company) (including, for the avoidance of doubt, any interest expense and discharge of indebtedness income with respect to indebtedness of any such entity, TCEH or any Subsidiary of TCEH (other than TCEH Finance)), on the other hand.

(b) Alternative Minimum Taxes. Alternative minimum Taxes (other than Taxes resulting from (x) a Tax-Free Transaction Failure, (y) the Preferred Stock Sale or (z) except in cases where there has been a Tax-Free Transaction Failure, any Specified Tax Items) shall be allocated between the EFH Parties, on the one hand, and Reorganized TCEH, on the other hand, in proportion to the respective separate amounts of alternative minimum tax each of the Reorganized EFH Entities and EFH Properties Company, on the one hand, and the Reorganized TCEH Entities (other than EFH Properties Company), on the other hand, would have if each such group separately determined its alternative minimum tax based on items attributable to any business retained by any Reorganized EFH Entity or EFH Properties Company, on the one hand, and any business contributed to (or otherwise held on the Effective Date by) any Reorganized TCEH Entity (other than EFH Properties Company), on the other hand.

(c) Non-Income Taxes. Non-Income Taxes shall be allocated between the EFH Parties, on the one hand, and Reorganized TCEH, on the other hand, based on the applicable items attributable to or arising from any business retained by any Reorganized EFH Entity or EFH Properties Company, on the one hand, and any business contributed to (or otherwise held on the Effective Date by) any Reorganized TCEH Entity (other than EFH Properties Company), on the other hand, that contribute to such Taxes (e.g., sales Taxes and value added Taxes shall be allocated

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to the EFH Parties to the extent arising from taxable sales made by any business retained by any Reorganized EFH Entity or EFH Properties Company). In the event that any Non-Income Tax is not attributable to (and does not arise from) any items relating to any business (e.g., capital Taxes imposed based on the authorized stock), such Non-Income Taxes shall be allocated between the EFH Parties, on the one hand, and Reorganized TCEH, on the other hand, in proportion to the net taxable income of any business retained by any Reorganized EFH Entity or EFH Properties Company, on the one hand, and any business contributed to (or otherwise held on the Effective Date by) any Reorganized TCEH Entity (other than EFH Properties Company), on the other hand.

(d) Other Taxes.

(i) Transfer Taxes, if any, shall be allocated fifty percent (50%) to the EFH Parties and fifty percent (50%) to Reorganized TCEH.

(ii) Income Taxes attributable to a Tax-Free Transaction Failure shall be allocated as set forth in Section 2.05.

(iii) TCEH Preferred Stock Sale Tax shall be allocated to Reorganized TCEH.

(iv) Except in cases where there has been a Tax-Free Transaction Failure, Taxes resulting from any Specified Tax Items shall be allocated to the EFH Parties.

(e) Allocation of Tax Attributes. Tax Attributes, if any, remaining after the Distribution (other than net operating losses) shall be allocated in accordance with the Private Letter Ruling or, if not addressed in the Private Letter Ruling, between the Reorganized EFH Entities, on the one hand, and the Reorganized TCEH Entities, on the other hand, in accordance with the Code and Treasury Regulations, including Treasury Regulations Section 1.1502-76 (and any applicable state, local and foreign Laws). The allocation of such Tax Attributes shall be determined by treating the Reorganized TCEH Entities as one consolidated group and the Reorganized EFH Entities as a separate and distinct consolidated group. Any disputes shall be resolved by the Accounting Firm in accordance with Section 8.02. The EFH Parties and Reorganized TCEH hereby agree to compute all Taxes consistently with the determination of the allocation of Tax Attributes pursuant to this Section 2.04(e) unless otherwise required by a Final Determination.

Section 11.5 Allocation of Separation-Related Taxes.

(a) No-Fault. Income Taxes attributable to a Tax-Free Transaction Failure, to the extent not allocated pursuant to Sections 2.05(b) or (c), shall be allocated to the EFH Parties.

(b) EFH Breach. Income Taxes attributable solely to a Tax-Free Transaction Failure as a result of an EFH Breach shall be allocated to the EFH Parties.

(c) Reorganized TCEH Breach. Incomes Taxes attributable solely to a Tax-Free Transaction Failure as a result of Reorganized TCEH Breach shall be allocated to Reorganized TCEH.

Section 11.6 Audits/Redeterminations . Any redetermined Taxes or Tax Attributes resulting from an audit shall be allocated between the EFH Parties, on the one hand, and Reorganized TCEH, on the other hand, in the same manner as they would have been allocated had the redetermined amounts been known at the time the original Tax liability was computed.

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Section 11.7 Expenses . Except as provided in Section 8.02 in respect of the Accounting Firm, each Party shall bear its own expenses incurred in connection with this Article II.

Section 11.8 Timing of Payments. Any reimbursement of Taxes under Section 2.01 shall be made upon the later of (a) two (2) business days before the Due Date of such payment of such Taxes and (b) ten (10) business days after the party required to make such reimbursement has received notice from the party entitled to such reimbursement. For the avoidance of doubt, a party may provide notice of reimbursement of Taxes prior to the time such Taxes were paid, and such notice may represent a reasonable estimate (provided that the amount of reimbursement shall be based on the actual Tax liability and not on such reasonable estimate).

ARTICLE XII

Indemnification

Section 12.1 Indemnification by the EFH Parties. The EFH Parties, on a joint and several basis, shall pay (or cause to be paid), and shall indemnify and hold each Reorganized TCEH Entity harmless from and against, without duplication, all EFH Taxes and all losses or damages arising out of, resulting from or relating to any breach by any Reorganized EFH Entity of any EFH Party representation, warranty, covenant or agreement in this Agreement.

Section 12.2 Indemnification by Reorganized TCEH. Reorganized TCEH shall pay (or cause to be paid), and shall indemnify and hold each Reorganized EFH Entity harmless from and against, without duplication, all Reorganized TCEH Taxes and all losses or damages arising out of, resulting from or relating to any breach by any Reorganized TCEH Entity of any Reorganized TCEH representation, warranty, covenant or agreement in this Agreement.

Section 12.3 Characterization of and Adjustments to Payments.

(a) In the absence of a Final Determination to the contrary, for all Tax purposes, the EFH Parties and Reorganized TCEH shall treat or cause to be treated any payment required by this Agreement (other than any payment treated for Tax purposes as interest) as either a contribution by EFH to Reorganized TCEH or a distribution by Reorganized TCEH to EFH, as the case may be, occurring immediately prior to the Effective Date.

(b) Any indemnity payment pursuant to this Agreement shall be (A) increased to include (i) all reasonable accounting, legal, and other professional fees and court costs and damages incurred by the Indemnified Party in connection with such indemnity payment and (ii) any Tax Cost resulting from the receipt of (or entitlement to) such indemnity payment and (B) decreased to account for any Tax Benefit that the Indemnified Party actually realizes by way of a Refund or a decrease in Taxes reported on a filed Tax Return (in or with respect to a taxable year that ends on or before December 31, 2021) in connection with the incurrence or the payment by the Indemnified Party of such fees or costs or indemnifiable amounts determined using a “with and without” methodology (treating any deductions attributable to such fees or costs or indemnifiable amounts as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryovers).

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Section 12.4 Timing of Indemnification Payments. Indemnification payments in respect of any liabilities for which an Indemnified Party is entitled to indemnification pursuant to this Article III shall be paid by the Indemnifying Party to the Indemnified Party within ten (10) days after written notification thereof by the Indemnified Party, including reasonably satisfactory documentation setting forth the basis for, and calculation of, the amount of such indemnification payment.

Section 12.5 Exclusive Remedy. Anything to the contrary in this Agreement notwithstanding, the EFH Parties and Reorganized TCEH hereby agree that the sole and exclusive monetary remedy of a party for any breach or inaccuracy of any representation, warranty, covenant or agreement contained in Section 6.01 shall be the indemnification rights set forth in this Article III.

Section 12.6 No Duplicative Payment. Notwithstanding anything to the contrary in this Agreement, it is intended that the provisions of this Agreement will not result in a duplicative payment of any amount required to be paid under any other Transaction Agreement, and this Agreement shall be construed accordingly.

ARTICLE XIII

Refunds, Timing Differences, and Tax Attributes

Section 13.1 Refunds.

(a) Except as provided in Section 4.02, the EFH Parties shall be entitled to all Refunds of Taxes for which an EFH Party is responsible pursuant to Article III, and Reorganized TCEH shall be entitled to all Refunds of Taxes for which Reorganized TCEH is responsible pursuant to Article III. A Party receiving a Refund to which the other Party is entitled pursuant to this Agreement shall pay the amount to which such other Party is entitled (less any Tax or other reasonable out-of-pocket costs incurred by the first Party in receiving such Refund) within ten (10) days after the receipt of the Refund.

(b) To the extent that the amount of any Refund under this Section 4.01 is later reduced by a Taxing Authority or in a Tax Proceeding, such reduction shall be allocated to the Party to which such Refund was allocated pursuant to this Section 4.01 and an appropriate adjusting payment shall be made.

Section 13.2 Timing Differences. If pursuant to a Final Determination any Tax Attribute (including those allocated pursuant to Section 2.04(e)) is made allowable to a Reorganized TCEH Entity as a result of an adjustment to any Taxes for which an EFH Party is responsible hereunder (other than Taxes attributable to a Tax-Free Transaction Failure) and such Tax Attribute would not have arisen or been allowable but for such adjustment, or if pursuant to a Final Determination any Tax Attribute is made allowable to a Reorganized EFH Entity as a result of an adjustment to any Taxes for which Reorganized TCEH is responsible hereunder and such Tax Attribute would not have arisen or been allowable but for such adjustment, Reorganized TCEH or the EFH Parties (on a joint a several basis), as the case may be, shall make a payment to either the applicable EFH Party or Reorganized TCEH, as appropriate, within thirty (30) days after such Party (or its Affiliates) actually realizes a Tax benefit by way of a Refund or a decrease in Taxes reported on a filed Tax Return (in or with respect to a taxable year that ends on or before December 31, 2021) that is attributable to such

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Tax Attribute, determined using a “with and without” methodology (treating any deductions or amortization attributable to such Tax Attributes as the last items claimed for any taxable year, including after the utilization of any available net operating loss carryovers), provided that no payment shall be made under this Section unless Reorganized TCEH or the applicable EFH Party, as the case may be, has previously paid the Tax adjustment or indemnified the other Party for such Tax adjustment. In the event of any overlap between Section 3.03 and this Section 4.02, this Section 4.02 shall apply and Section 3.03 shall not apply.

ARTICLE XIV

Tax Proceedings

Section 14.1 Notification of Tax Proceedings. Within ten (10) days after an Indemnified Party becomes aware of the commencement of a Tax Proceeding that may give rise to an indemnity payment pursuant to Article III, such Indemnified Party shall notify the Indemnifying Party in writing of such Tax Proceeding, and thereafter shall promptly forward or make available to the Indemnifying Party copies of notices and communications relating to such Tax Proceeding. The failure of the Indemnified Party to notify the Indemnifying Party in writing of the commencement of any such Tax Proceeding within such ten (10) day period or promptly forward any further notices or communications shall not relieve the Indemnifying Party of any obligation which it may have to the Indemnified Party under this Agreement except to the extent (and only to the extent) that the Indemnifying Party is actually materially prejudiced by such failure.

Section 14.2 Tax Proceeding Procedures.

(a) EFH. EFH shall be entitled to contest, compromise, and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax Return it is responsible for preparing pursuant to Article II; provided that to the extent that such Tax Proceeding relates to Reorganized TCEH Taxes or would reasonably be expected to materially adversely affect the Tax position of any Reorganized TCEH Entity for any Post-Distribution Period, EFH shall (i) keep Reorganized TCEH informed in a timely manner of the material actions proposed to be taken by EFH with respect to such Tax Proceeding, (ii) permit Reorganized TCEH at its own expense to participate in the aspects of such Tax Proceeding that relate to Reorganized TCEH Taxes, and (iii) not settle any aspect of such Tax Proceeding that relates to Reorganized TCEH Taxes without the prior written consent of Reorganized TCEH, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, Reorganized TCEH shall have the right to control any Tax Proceeding that relates primarily to Taxes for which Reorganized TCEH has an indemnification obligation pursuant to Section 3.02.

(b) Reorganized TCEH. Except as otherwise provided in Section 5.02(a), Reorganized TCEH shall be entitled to contest, compromise, and settle any adjustment that is proposed, asserted or assessed pursuant to any Tax Proceeding with respect to any Tax Return it is responsible for preparing pursuant to Article II; provided that to the extent that such Tax Proceeding relates to EFH Taxes or would reasonably be expected to materially adversely affect the Tax position of any Reorganized EFH Entity, Reorganized TCEH shall (i) keep EFH informed in a timely manner of the material actions proposed to be taken by Reorganized TCEH with respect to such Tax Proceeding, (ii) permit EFH at its own expense to participate in the aspects of such Tax Proceeding that relate to EFH Taxes, and (iii) not settle any aspect of such Tax Proceeding that relates to EFH Taxes without the prior written consent of EFH, which shall not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, EFH shall have the right to control any Tax Proceeding that relates primarily to Taxes for which EFH has an indemnification obligation pursuant to Section 3.01.

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ARTICLE XV

Intended Tax Treatment

Section 15.1 Restrictions Relating to the Distribution.

(a) General. Following the Distribution, (i) the EFH Parties will not (and will cause each other Reorganized EFH Entity not to) take any action (or refrain from taking any action) which is inconsistent with the facts presented and the representations made prior to the Effective Date in the Tax Materials and (ii) Reorganized TCEH will not (and will cause each other Reorganized TCEH Entity not to) take any action (or refrain from taking any action) which is inconsistent with the facts presented and the representations made prior to the Effective Date in the Tax Materials. Each of the EFH Parties and Reorganized TCEH covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Tax Return that is inconsistent with the Intended Tax Treatment, except as required by a Final Determination.

(b) Restrictions. Without derogating from the generality of Section 6.01(a), following the Distribution and prior to the first day following the second anniversary of the Effective Date (the “Restriction Period”), each EFH Party and Reorganized TCEH shall, and except with respect to clause (iii) of this Section 6.01(b), shall cause each of its respective Subsidiaries set forth on Exhibit A to:

(i) continue the active conduct of each trade or business (for purposes of Section 355(b) of the Code and the Treasury Regulations thereunder) (A) that it was engaged in immediately prior to the Distribution (taking into account Section 355(b)(3) of the Code), (B) that was being relied upon for purposes of satisfying the requirements of Section 355(b) of the Code and the Treasury Regulations thereunder and (C) the substantial assets of which are identified on Exhibit B;

(ii) continue to hold certain assets identified on Exhibit B and held at the time of the Distribution;

(iii) not dissolve or liquidate or take any action that is a liquidation for U.S. federal income tax purposes;

(iv) not merge or consolidate with any other Person with such other Person surviving the merger or consolidation in a transaction that does not qualify as a reorganization under Section 368(a) of the Code;

(v) not redeem or otherwise repurchase (directly or indirectly through an Affiliate) any of its equity other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696; and

(vi) not directly or indirectly acquire any of the Preferred Stock.

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(c) Certain Exceptions. Notwithstanding the restrictions imposed by Section 6.01(b), during the Restriction Period, the EFH Parties and Reorganized TCEH may proceed with any of the actions or transactions described therein, if:

(i) such action or transaction is described in (or is otherwise consistent with) the facts in the Private Letter Ruling;

(ii) a supplemental private letter ruling is received from the IRS in form and substance reasonably satisfactory to EFH and Reorganized TCEH to the effect that such action or transaction will not affect the Intended Tax Treatment of any applicable transaction;

(iii) EFH or Reorganized TCEH, as the case may be, obtains an Unqualified Tax Opinion with respect to such action or transaction at least thirty (30) days prior to effecting such action or transaction;

(iv) such action is the issuing of stock or options to employees under a compensation plan adopted after the Distribution; or

(v) such action by the EFH Parties and/or their Affiliates is approved in writing by Reorganized TCEH and such action by Reorganized TCEH and/or its Affiliates is approved in writing by EFH.

If the EFH Parties, on the one hand, or Reorganized TCEH, on the other, notifies the other Party that it desires to take one of the actions described in Section 6.01(b) (a “Notified Action”), the EFH Parties and Reorganized TCEH shall cooperate in obtaining a supplemental private letter ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting the EFH Parties or Reorganized TCEH to take the Notified Action.

ARTICLE XVI

Cooperation

Section 16.1 General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing or via e-mail from another Party, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Tax Returns, claims for Refunds, Tax Proceedings, Tax ruling requests, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include at each Party’s own cost:

(i) the provision, in hard copy and electronic forms, of any Tax Returns of the Parties and their respective Subsidiaries, books, records (including information regarding ownership and Tax basis of property), documentation, and other information relating to such Tax Returns, including accompanying schedules, related work papers, and documents relating to rulings or other determinations by Taxing Authorities;

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(ii) the execution of any document (including any power of attorney) reasonably requested by another Party in connection with any Tax Proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Refund claim of the Parties or any of their respective Subsidiaries; and

(iii) the use of the Party’s reasonable best efforts to obtain any documentation in connection with a Tax Matter.

Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters in a manner that does not interfere with the ordinary business operations of such Party.

Section 16.2 Retention of Records. The EFH Parties and Reorganized TCEH shall retain or cause to be retained all Tax Returns, schedules, and work papers, and all material records or other documents relating thereto in their possession, including all such electronic records, and shall maintain all hardware necessary to retrieve such electronic records, in all cases until sixty (60) days after the expiration of the applicable statute of limitations (including any waivers or extensions thereof) of the taxable periods to which such Tax Returns and other documents relate or until the expiration of any additional period that any Party reasonably requests, in writing, with respect to specific material records and documents. A Party intending to destroy any material records or documents shall provide the other Party with reasonable advance notice and the opportunity to copy or take possession of such records and documents. The Parties will notify each other in writing of any waivers or extensions of the applicable statute of limitations that may affect the period for which the foregoing records or other documents must be retained.

Section 16.3 Failure to Perform. If a Party materially fails to comply with any of its obligations set forth in Section 7.01 or Section 7.02 upon reasonable request and notice by the other Party, and such failure results in the imposition of additional Taxes, the non-performing Party shall be liable in full for such additional Taxes notwithstanding anything to the contrary in this Agreement.

ARTICLE XVII

Miscellaneous

Section 17.1 Governing law. This Agreement and all issues and questions concerning the construction, validity, enforcement, and interpretation of this Agreement (and all Schedules and Exhibits) shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply.

Section 17.2 Dispute Resolution. In the event of any dispute among the Parties as to any matter covered by Section 2.02 and Section 2.04, the Parties shall appoint a nationally recognized independent public accounting firm (the “Accounting Firm”) to resolve such dispute. In this regard, the Accounting Firm shall make determinations with respect to the disputed items based solely on representations made by the EFH Parties and Reorganized TCEH and their respective

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representatives, and not by independent review, and shall function only as an expert and not as an arbitrator and shall be required to make a determination in favor of one Party only. The Parties shall require the Accounting Firm to resolve all disputes no later than thirty (30) days after the submission of such dispute to the Accounting Firm and agree that all decisions by the Accounting Firm with respect thereto shall be final and conclusive and binding on the Parties. The Accounting Firm shall resolve all disputes in a manner consistent with this Agreement. The Parties shall require the Accounting Firm to render all determinations in writing and to set forth, in reasonable detail, the basis for such determination. The fees and expenses of the Accounting Firm shall be borne equally by the Parties. For the avoidance of doubt, any dispute among the Parties as to any matter not covered by Section 2.02 or Section 2.04 shall be governed by the provisions set forth in Section 8.16.

Section 17.3 Tax Sharing Agreements. All Tax sharing, indemnification, and similar agreements, written or unwritten, as between a Reorganized EFH Entity, on the one hand, and a Reorganized TCEH Entity, on the other (other than this Agreement and any other agreement for which Taxes is not the principal subject matter), shall be or shall have been terminated (and, to the extent provided under the Plan, settled) no later than the Effective Date and, after the Effective Date, no Reorganized EFH Entity or Reorganized TCEH Entity shall have any further rights or obligations under any such Tax sharing, indemnification or similar agreement, except as provided in the Plan.

Section 17.4 Interest on Late Payments. With respect to any payment among the Parties pursuant to this Agreement not made by the due date set forth in this Agreement for such payment, the outstanding amount will accrue interest at a rate per annum equal to the rate in effect for underpayments under Section 6621 of the Code from such due date to and including the payment date.

Section 17.5 Survival of Covenants. Except as otherwise contemplated by this Agreement, the covenants and agreements contained herein to be performed following the Distribution shall survive the Distribution in accordance with their respective terms.

Section 17.6 Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal, and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal, and enforceable and that achieves the original intent of the Parties.

Section 17.7 Entire Agreement. This Agreement, the Exhibits, the other Transaction Agreements, the Plan and the other documents referred to herein shall constitute the entire agreement among the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, and writings with respect to such subject matter. Except as otherwise expressly provided herein, in the case of any conflict between the terms of this Agreement and the terms of any other agreement, the terms of this Agreement shall control.

Section 17.8 Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

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Section 17.9 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and, except as provided in Article III relating to certain indemnitees, no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 17.10 Affiliates. Each EFH Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements, and obligations set forth herein to be performed by an Affiliate of such EFH Party, and Reorganized TCEH shall cause to be performed, and hereby guarantees the performance of, all actions, agreements, and obligations set forth herein to be performed by an Affiliate of Reorganized TCEH.

Section 17.11 Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed by each of the Parties. No failure or delay by any Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

Section 17.12 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

Section 17.13 Counterparts. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 17.14 Confidentiality. Each Party shall hold and cause its directors, officers, employees, advisors, and consultants to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all information (other than any such information relating solely to the business or affairs of such party) concerning the other Party furnished it by such other Party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (a) in the public domain through no fault of such Party or (b) later lawfully acquired from other sources not under a duty of confidentiality by the party to which it was furnished), and no Party shall release or disclose such information to any other Person, except its directors, officers, employees, auditors, attorneys, financial advisors, bankers or other consultants who shall be advised of and agree to be bound by the provisions of this Section 8.14. Each Party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other Party if it exercises the same care as it takes to preserve confidentiality for its own similar information. Except as required by law or with the prior written consent of the other Party, all Tax Returns, documents, schedules, work papers and

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similar items and all information contained therein, and any other information that is obtained by a Party or any of its Affiliates pursuant to this Agreement, shall be kept confidential by such Party and its Affiliates and representatives, shall not be disclosed to any other Person, and shall be used only for the purposes provided herein. If a Party or any of its Affiliates is required by law to disclose any such information, such Party shall give written notice to the other Party prior to making such disclosure.

Section 17.15 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH PARTY EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 17.16 Jurisdiction; Service of Process. Any action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by a Party or its successors or assigns, in each case, shall be brought and determined exclusively in the Bankruptcy Court (or, if the Bankruptcy Court declines to accept jurisdiction over a particular matter, then the Chancery Court of the State of Delaware, and if the Chancery Court of the State of Delaware declines jurisdiction, then any state or federal court sitting in Delaware). Each Party hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any Action with respect to this Agreement (a) any claim that is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.16, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, any claim that (i) the Action in such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party further agrees that no Party to this Agreement shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.16 and each Party waives any objection to the imposition of such relief or any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. The Parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.17, or in such other manner as may be permitted by law, shall be valid and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided. NOTWITHSTANDING THIS Section 8.16, ANY DISPUTE REGARDING SECTION 2.02 OR SECTION 2.04 SHALL BE RESOLVED IN ACCORDANCE WITH SECTION 8.02; PROVIDED THAT THE TERMS OF SECTION 8.02 MAY BE ENFORCED BY EITHER PARTY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 8.16.

23

Section 17.17 Notices. All notices, requests, claims, demands, and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (a) when delivered personally to the recipient, (b) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), provided that confirmation of delivery is received, (c) upon machine-generated acknowledgment of receipt after transmittal by facsimile or (d) five (5) days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands, and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

If to any EFH Party:

Energy Future Holdings Corp., et al.
Energy Plaza
1601 Bryan Street
Dallas, Texas 75201
Attention:	General Counsel
E-mail:	stacey.dore@energyfutureholdings.com
awright@energyfutureholdings.com

with a copy (which shall not constitute notice) to, until the Merger becomes effective:

Kirkland & Ellis LLP
600 Travis St., Suite 3300
Houston, Texas 77002
Attention:	Andrew Calder
Amber Meek
E-mail:	andrew.calder@kirkland.com
amber.meek@kirkland.com

and

Kirkland & Ellis LLP
300 North LaSalle
Chicago, IL 60654
Attention:	James Sprayregen
Marc Kieselstein
Chad Husnick
Steven Serajeddini
E-mail:	jsprayregen@kirkland.com
mkieselstein@kirkland.com
chusnick@kirkland.com
steven.serajedinni@kirkland.com
and

24

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Edward Sassower
Stephen Hessler
Brian Schartz
E-mail:	edward.sassower@kirkland.com
stephen.hessler@kirkland.com
bschartz@kirkland.com

with a copy (which shall not constitute notice) to, when and after the Merger becomes effective:

Hunt Consolidated, Inc.
1900 North Akard Street
Dallas, Texas 75201
Attention:	David Hernandez
E-mail:	DHernandez@huntconsolidated.com

and

Baker Botts L.L.P.
2001 Ross Avenue, Suite 600
Dallas, Texas 75201
Attention:	Geoffrey L. Newton
Luckey McDowell
Preston Bernheisel
E-mail:	geoffrey.newton@bakerbotts.com
luckey.mcdowell@bakerbotts.com
preston.bernhisel@bakerbotts.com

and

White & Case LLP
Wachovia Financial Center
200 South Biscayne Blvd., Suite 4900
Miami, Florida 33131
Attention:	Thomas E. Lauria
E-mail:	tlauria@whitecase.com

and

White & Case LLP
1155 Avenue of the Americas
New York, New York 10036
Attention:	Gregory Pryor
E-mail:	gpryor@whitecase.com

25

If to Reorganized TCEH, after the Distribution:

[Reorganized TCEH]
[Energy Plaza
1601 Bryan Street
Dallas, Texas 75201] with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:	Alan W. Kornberg
Brian S. Hermann
Jacob A. Adlerstein
E-mail:	akornberg@paulweiss.com
bhermann@paulweiss.com
jadlerstein@paulweiss.com

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver. Any notice to any EFH Party will be deemed notice to all the Reorganized EFH Entities, and any notice to Reorganized TCEH will be deemed notice to all the Reorganized TCEH Entities.

Section 17.18 Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

Section 17.19 Effectiveness. This Agreement shall become effective upon the Distribution.

Section 17.20 Further Assurances. The EFH Parties shall cause each other Person that is or becomes a Subsidiary of EFH that is not “ring-fenced” to execute a joinder to this Agreement (a) to become an EFH Party (effective as of the date such Person becomes a Subsidiary of EFH or ceases to be “ring-fenced”) and (b) to be bound by the obligations of the EFH Parties under this Agreement on a joint and several basis.

[The remainder of this page is intentionally left blank.]

26

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ENERGY FUTURE HOLDINGS CORP.

By:

ENERGY FUTURE INTERMEDIATE HOLDING COMPANY LLC

By:

[REORGANIZED TCEH]

By:

Exhibit A3

[3]	Note to Draft: List of Subsidiaries to be provided by mutual agreement of the Parties through good faith negotiation.

Exhibit B4

[4]	Note to Draft: List of assets to be provided by mutual agreement of the Parties through good faith negotiation and shall be consistent with the IRS Submissions.

Annex 1

Backstop Purchasers

Anchorage Capital Master Offshore, Ltd.

Arch Reinsurance Ltd.

Arrowgrass Distressed Opportunities Fund Limited

Arrowgrass Master Fund Ltd.

Atlas Enhanced Master Fund, Ltd.

Atlas Master Fund, Ltd.

Avenue Capital Management II, L.P.

Bam Zie Master Fund, Ltd.

BGF Global High Yield Bond Fund

BGF Global Multi-Asset Income Fund, a sub-fund of BlackRock Global Funds

BGF US Dollar High Yield Bond Fund

BHR Capital LLC, as nominee for BHCO Master, Ltd., BHR Master Fund, Ltd. and BHR OC Master Fund, Ltd.

BlackRock Core Bond Trust

BlackRock Corporate High Yield Fund, Inc.

BlackRock Credit Allocation Income Trust IV

BlackRock Credit Alpha Master Fund L.P.

BlackRock Diversified Distribution Fund

BlackRock Dynamic High Income Portfolio of BlackRock Funds II

BlackRock Funds II, BlackRock High Yield Bond Portfolio

BlackRock Funds II, BlackRock Strategic Income Opportunities Portfolio

BlackRock Global Investment Series: Income Strategies Portfolio

BlackRock Global Long/Short Credit Fund Of BlackRock Funds

BlackRock High Yield Portfolio of the BlackRock Series Fund, Inc.

BlackRock High Yield V.I. Fund of BlackRock Variable Series Funds, Inc.

BlackRock Limited Duration Income Trust

BlackRock Multi-Asset Income Portfolio of BlackRock Funds II

BlackRock Multi-Sector Income Trust

BlackRock Multi-Strategy Master Fund Limited

BlackRock Secured Credit Portfolio of BlackRock Funds II

CA 534 Offshore Fund, Ltd

Centerbridge Credit Partners Master, L.P.

Centerbridge Credit Partners, L.P.

Centerbridge Special Credit Partners II, L.P.

Crescent 1, L.P.

CRS Master Fund, L.P.

Cyrus Opportunities Master Fund II, Ltd.

Cyrus Select Opportunities Master Fund, Ltd.

Deutsche Bank Securities Inc.

GSO Aiguille Des Grands Montets Fund I LP

GSO Aiguille Des Grands Montets Fund II LP

GSO Aiguille Des Grands Montets Fund III LP

GSO Cactus Credit Opportunities Fund LP

GSO Churchill Partners LP

GSO Coastline Credit Partners LP

GSO Credit Alpha Fund LP

GSO Credit-A Partners LP

GSO Palmetto Opportunistic Investment Partners LP

GSO Special Situations Master Fund LP

JNL/BlackRock Global Long Short Credit Fund

MET Investors Series Trust - BlackRock High Yield Portfolio

The Obsidian Master Fund

PCI Fund LLC

Steamboat Credit Opportunities Master Fund LP

Strategic Income Opportunities Bond Fund

Taconic Master Fund 1.5 L.P.

Taconic Opportunity Master Fund L.P.